Form 10-K405, Exhibit 13
period 2001-12-31
VALLEY COMMUNITY BANCSHARES INC
filed 2002-04-01
CIK 1107419

                                                                      EXHIBIT 13

                        VALLEY COMMUNITY BANCSHARES,INC.

                               2001 ANNUAL REPORT

                        Valley Community Bancshares, Inc.

                               2001 ANNUAL REPORT

TABLE OF CONTENTS
BOARD OF DIRECTORS                                                                             1
LETTER TO SHAREHOLDERS                                                                         2
SELECTED FINANCIAL HIGHLIGHTS                                                                  3
THE COMPANY                                                                                    4
SELECTED FINANCIAL DATA                                                                        5
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS          6
INDEPENDENT AUDITOR'S REPORT                                                                  18
CONSOLIDATED FINANCIAL STATEMENTS
      Consolidated Balance Sheet                                                              19
      Consolidated Statement of Income                                                        20
      Consolidated Statement of Changes in Stockholders' Equity                               21
      Consolidated Statement of Cash Flows                                                    22
      Notes to Consolidated Financial Statements                                              23
MARKET PRICE OF AND DIVIDENDS ON COMMON EQUITY AND RELATED STOCKHOLDER MATTERS                41
CORPORATE DIRECTORY                                                                           42

                        Valley Community Bancshares, Inc.

                               BOARD OF DIRECTORS

THOMAS R. ABSHER
Retired -- Absher Construction Company
Director -- Valley Community Bancshares, Inc.
Director -- Puyallup Valley Bank

KIM A. ANARDI, D.D.S.
Owner -- Dental Practice
Director -- Valley Bank

DAVID H. BROWN
President & CEO -- Puyallup Valley Bank
President/CEO & Director -- Valley Community Bancshares Inc.
President/CEO & Director -- Puyallup Valley Bank

RONALD E CLAUDON
Owner/President -- Valley Pontiac Buick GMC, Inc.
Vice-Chairman of the Board & Director -- Valley Bank

WILLIAM D. COWART
Owner -- HBT Insurance
Director -- Valley Bank

WILLIAM E. FITCHITT
President -- Fitchitt & Benedict, P.S., Inc
Director -- Valley Community Bancshares, Inc.
Chairman of the Board & Director -- Valley Bank

A. EUGENE HAMMERMASTER
Attorney at Law
Secretary & Director -- Valley Community Bancshares, Inc.
Secretary & Director -- Puyallup Valley Bank

DAVID K. HAMRY
Retired -- Good Samaritan Hospital
Director -- Valley Community Bancshares, Inc.
Director -- Puyallup Valley Bank

STEVEN M. HARRIS
President -- Northwest Corporate Real Estate, Inc.
Director -- Valley Community Bancshares, Inc.
Director -- Valley Bank

WARREN D HUNT
Owner -- Newell Hunt Furniture
Chairman of the Board & Director -- Valley Community Bancshares, Inc. Chairman of the Board & Director -- Puyallup Valley Bank

ROGER L KNUTSON
President -- Knutson Farms, Inc.
Vice-Chairman of the Board & Director -- Valley Community Bancshares, Inc. Vice-Chairman of the Board of Director -- Puyallup Valley Bank
Director -- Valley Bank

THOMAS M. PASQUIER
Vice President -- Pasquier Panel Products, Inc.
Director -- Valley Community Bancshares, Inc.
Director -- Puyallup Valley Bank

CHARLES E. POE
President -- Poe Construction
Director -- Valley Bank

                        Valley Community Bancshares, Inc.

                             LETTER TO SHAREHOLDERS

To our Shareholders, Clients, and Friends:

The year 2001 was a very solid one for Valley Community Bancshares. After-tax operating earnings for the year rose to another record high of $1,786,000 or $1.55 per diluted share. This represents an increase of 11 percent above the previous high of $1,608,000 or $1.39 per diluted share reported for 2000. The increase in net earnings was primarily attributed to the successful management of our net interest margin and the benefits of other income during this past year. We achieved this in spite of eleven rate cuts that sent Fed Funds to 40-year lows.

Further contributing to our success was the company's loan portfolio, which increased to over $100 million during 2001, a milestone for the company. In addition, our investment in Valley Bank is beginning to pay off as they earned a profit this year for the first time.

The economy clearly slowed as we entered 2001, and that trend suggests even greater diligence will be required to maintain credit quality. Banks in the Northwest and throughout the nation will be challenged as the full impact of the slowdown is experienced. We will also have our share of credit challenges, but feel confident as we continue to adhere to underwriting standards that help place the company among the industry leaders in overall credit quality. Loan losses for the previous year were nominal and non-performing loans as of fiscal year-end were approximately 1 percent of the portfolio.

We have also achieved strong and competitive levels of asset and deposit growth during the past year. Total assets increased 7 percent to $157 million at December 31, 2001 as compared to $147 million at December 31, 2000. At the same time deposits increased 8 percent to $135 million.

Valley Community Bancshares improved operating efficiencies and customer service by initiating our business debit card, upgrading our general ledger system, initiating a strict privacy policy to guard the confidentiality of our customers, and upgrading our data processing mainframe system. All of these initiatives better facilitated business customer requirements and provided ease and convenience for consumers who are our clients.

Valley Community Bancshares has demonstrated that our customers recognize the value of our community banking philosophy and local decision-making processes. We are confident that our presence will remain strong as we increase market share and pursue our continued growth strategies.

What impresses me most about Valley Community Bancshares is the quality of our people and their dedication to the success of our customers. At the end of the day, it is people not technology who create value for customers and stockholders. It is people who create a sustainable competitive advantage, whether they are in the branches or in a support capacity at the Main Office. It is our people who drive the innovation that is vital to our business. It is their dedication and determination that give me so much confidence in our future and our ability to be the financial partner of choice for our customers, the investment of choice for our stockholders, and the employer of choice in our industry.

More work, much more work, remains to be done if we are to achieve our long-term financial goals. Moreover, we will have to do it against a backdrop of weak economic conditions this year in our key markets. We are committed to our approach to doing business. We have the people, the processes, and sufficient technology in place to build market share in our existing markets, to create possibilities in new markets, and to operate at our high standard of efficiency.

We appreciate the continued support of all our shareholders and customers, and wish to thank our employees for their hard work every day. I am very excited about the tremendous prospects that lie ahead for Valley Community Bancshares. We are managing our future and it is a bright one.

Sincerely,



David H. Brown
President & CEO

                         SELECTED FINANCIAL HIGHLIGHTS

GRAPH 1
Loan Growth

GRAPH 2
Stockholders' Equity

GRAPH 3
Deposit Growth

                        Valley Community Bancshares, Inc.

                                  THE COMPANY

FORWARD-LOOKING STATEMENTS

Except for historical financial information contained herein, certain matters discussed in the Annual Report of Valley Community Bancshares, Inc. constitute "forward-looking statements" within the meaning of the Securities Exchange Act of 1934, as amended. Forward-looking statements are subject to risks and uncertainties that may cause actual future results to differ materially. Such risks and uncertainties with respect to Valley Community Bancshares, Inc., Puyallup Valley Bank, and Valley Bank include, but are not limited to, those related to the economic environment, particularly in the areas in which the Company and the Banks operate, competitive products and pricing, loan delinquency rates, fiscal and monetary policies of the U.S. government, changes in governmental regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management and asset/liability management, the financial and securities markets, and the availability of and costs associated with sources of liquidity.

VALLEY COMMUNITY BANCSHARES, INC.

Valley Community Bancshares, Inc. (the "Company") is a bank holding company registered under the Bank Holding Company Act of 1956, as amended. The Company was organized and incorporated under the laws of the State of Washington as a holding company for its principal banking subsidiary, Puyallup Valley Bank, a state chartered Federal Deposit Insurance Corporation (the "FDIC") insured commercial bank, through a reorganization completed on July 1, 1998. The Company conducts its business primarily through Puyallup Valley Bank, but in January 1999 the Company opened Valley Bank, a state chartered FDIC insured commercial bank subsidiary located in Auburn, Washington. Puyallup Valley Bank and Valley Bank are referred to as the "Banks" in this Annual Report.

The Company's main office is located in Puyallup, Washington, which also serves as the main office of Puyallup Valley Bank. Valley Bank is located in Auburn, Washington. The Banks provide a full range of commercial banking services to small and medium-sized businesses, professionals and other individuals through banking offices located in Puyallup and Auburn, Washington, and their environs.

The principal source of the Company's revenue are (i) interest and fees on loans; (ii) deposit service charges; (iii) merchant credit card processing fees;
(iv) interest-bearing deposits with banks; (v) interest on investments (principally government securities) and (vi) origination fees on mortgage loans brokered. The Bank's lending activity consists of short- to medium-term commercial and consumer loans, including operating loans and lines of credit, equipment loans, automobile loans, recreational vehicle and truck loans, personal loans, or lines of credit, home improvement loans and rehabilitation loans. The Banks also offer cash management services, merchant credit card processing, safe deposit boxes, wire transfers, direct deposit of payroll and social security checks, automated teller machine access, and automatic drafts for various accounts.

Puyallup Valley Bank

Puyallup Valley Bank is a Washington State--chartered commercial bank that commenced operations in October 1973. The Bank provides full-service banking to businesses and residents within the Puyallup community and its surrounding area. Puyallup Valley Bank places particular emphasis on serving the small to medium-sized business segment of the market by making available a line of banking products tailored to their needs, with those services delivered by experienced professionals concerned with building long-term relationships. Puyallup Valley Bank conducts business out of six full-service offices and one drive-up facility.

Valley Bank

Valley Bank is a Washington State--chartered commercial bank that commenced operations in January 1999. The Bank provides full-service banking to businesses and residents within the Auburn community and its surrounding area. Valley Bank offers commercial banking services to small and medium-sized businesses, and to professionals and retail customers in the Bank's market area. Valley Bank conducts business out of one full-service office.

Both Puyallup Valley Bank and Valley Bank are wholly owned subsidiaries of the Company.

BUSINESS STRATEGY

As a locally owned financial institution, the Company emphasizes local banking needs. The Company seeks to achieve growth in order to establish and then maintain a strong return on equity. The strategy to accomplish these goals is to focus on small businesses that traditionally develop an exclusive relationship with a single bank. The Banks also have the size to give personal attention required by business people and significant credit expertise to help these businesses meet their goals.

The Banks offer to their customers a full range of deposit services that are typically available in most banks and savings and loan associations, including checking accounts, savings accounts, and other time deposits of various types, ranging from money market accounts to longer-term certificates of deposit. One major goal in developing the Banks' product mix is to keep the product offerings as simple as possible, both in terms of the number of products and the features and benefits of the individual services. The transaction accounts and time certificates are tailored to the principal market areas at rates competitive in the area. In addition, retirement accounts such as IRAs (Individual Retirement Accounts) are available. The FDIC, up to the maximum amount, insures all deposit accounts. The Banks solicit these accounts from small to medium-sized businesses in their respective primary trade areas, and from individuals who live and/or work within these areas.

The Banks offer loans to their diverse markets and communities. The market consists of south King County and east Pierce County in general and the areas in and around Puyallup and Auburn in particular. Loans are provided to creditworthy borrowers regardless of their race, color, national origin, religion, sex, age, marital status, sexual orientation, disability, receipt of public assistance, or any basis prohibited by law. The Banks intend to fulfill this commitment while maintaining prudent credit practices. In the course of fulfilling their obligation to meet the credit needs of the communities which they serve, the Banks give consideration to each credit application regardless of the fact that the applicant may reside in a low to moderate income neighborhood, and without regard to the geographic location of the residence, property, or business within their market areas.

The Banks provide innovative, quality financial products that meet the banking needs of their customers and communities. The loan programs and acceptance of certain loans may vary from time to time, depending upon funds available and regulations governing the banking industry. The Banks offer all basic types of credit to their local communities, including commercial and consumer loans.

                        Valley Community Bancshares, Inc.

                             SELECTED FINANCIAL DATA

SELECTED FINANCIAL DATA

The following financial data of the Company are derived from the Company's historical audited financial statements and related footnotes.

VALLEY COMMUNITY BANCSHARES, INC.
SELECTED FINANCIAL DATA(1)

                                                                               YEAR ENDED DECEMBER 31,
                                                                    (DOLLARS IN THOUSANDS, EXCEPT PER-SHARE AMOUNTS)
                                                             2001           2000           1999          1998            1997
                                                          ----------     ----------     ----------     ----------     ----------
STATEMENT OF INCOME DATA

      Interest income                                     $   10,516     $   10,533     $    8,958     $    8,694     $    8,291
      Interest expense                                         3,435          3,715          2,973          3,139          3,079
                                                          ----------     ----------     ----------     ----------     ----------
               Net interest income                             7,081          6,818          5,985          5,555          5,212
      Provision for loan losses                                   62            145             84              9             66
                                                          ----------     ----------     ----------     ----------     ----------
               Net interest income after
                 provision for loan losses                     7,019          6,673          5,901          5,546          5,146
      Noninterest income                                         870            661            589            662            647
      Noninterest expense                                      5,359          4,998          4,516          4,111          3,604
                                                          ----------     ----------     ----------     ----------     ----------
           Income before provision for income tax              2,530          2,336          1,974          2,097          2,189
      Provision for income tax                                   744            728            580            616            597
                                                          ----------     ----------     ----------     ----------     ----------
           Net income                                     $    1,786     $    1,608     $    1,394     $    1,481     $    1,592
                                                          ==========     ==========     ==========     ==========     ==========

PER-SHARE DATA

      Cash dividends                                      $      623     $      564     $      135     $      871     $      457
      Cash dividends per weighted average shares
        outstanding                                       $     0.55     $     0.50     $     0.12     $     0.86     $     0.46
      Basic earnings per share                            $     1.58     $     1.42     $     1.24     $     1.46     $     1.59
      Diluted earnings per share                          $     1.55     $     1.39     $     1.21     $     1.41     $     1.53
      Weighted average shares outstanding                  1,130,720      1,131,484      1,119,780      1,012,844      1,001,013
      Weighted average diluted shares outstanding          1,149,247      1,153,883      1,152,576      1,047,745      1,038,599

BALANCE SHEET DATA

      Total Assets                                        $  157,174     $  146,769     $  133,837     $  125,329     $  112,994
      Net loans                                               99,599         93,518         77,675         66,841         63,740
      Deposits                                               134,700        125,047        113,809        110,283         98,150
      Shareholders' equity                                    21,161         20,125         18,724         14,078         13,436

      Equity to assets ratio                                   13.46%         13.71%         13.99%         11.23%         11.89%

FIVE YEAR FINANCIAL PERFORMANCE

      Net income                                          $    1,786     $    1,608     $    1,394     $    1,481     $    1,592
      Average assets                                         155,828        142,864        132,945        118,960        111,302
      Average Stockholders' Equity                            20,597         19,084         17,862         13,742         12,632

      Return on average assets
          (net income divided by average assets)                1.15%          1.13%          1.05%          1.24%          1.43%
      Return on average equity
          (net income divided by average equity)                8.67%          8.43%          7.80%         10.78%         12.60%
      Efficiency ratio
           (noninterest expense divided by noninterest
              income plus
           net interest income)                                67.40%         66.83%         68.69%         66.13%         61.51%
      Ratio of noninterest Expense to Average Assets            3.44%          3.50%          3.40%          3.46%          3.24%

----------

(1) The computation of the ratios is based on the recorded assets and liabilities after the effect of the changes in market values of securities available for sale.

                        Valley Community Bancshares, Inc.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion is provided for the consolidated operations of the Company, which include its wholly owned subsidiaries. The purpose of this discussion is to focus on significant factors affecting the Company's financial condition and results of operations.

RESULTS OF OPERATIONS

The Company earned net income of $1,786,000 in 2001, compared to net income of $1,608,000 in 2000 and net income of $1,394,000 in 1999. The $178,000 increase in net income during 2001 over 2000 is the result of an increase in net interest income, a lower provision for loan losses, and an increase noninterest income, partially offset by an increase in noninterest expense and income tax. The $214,000 increase in net income during 2000 over 1999 is the result of an increase in net interest income resulting from a significant increase in the Company's loan portfolio.

The Company's net income is derived principally from the operating results of its banking subsidiaries, namely Puyallup Valley Bank and Valley Bank. Puyallup Valley Bank is a well-established commercial bank and generates almost all of the Company's operating income. Puyallup Valley Bank had net income of $1,730,000 in 2001, $1,733,000 in 2000, and $1,520,000 in 1999. The increase in
Puyallup Valley Bank's net income during 2000 is the result of an increase in net interest income resulting from a 14 percent increase in loans. Valley Bank earned income of $56,000 in 2001, and incurred losses of $93,000 in 2000 and $125,000 in 1999.

Performance Ratios

The following table shows the various performance ratios for the Company for the past five years:

VALLEY COMMUNITY BANCSHARES, INC.

PERFORMANCE RATIOS(1)                                                                    FOR THE YEAR ENDED DECEMBER 31,
                                                                                  2001      2000      1999      1998      1997
                                                                                  -----     -----     -----     -----     -----
Return on average assets (net income divided by average assets)                    1.15%     1.13%     1.05%     1.24%     1.43%

Return on average equity (net income divided by average equity)                    8.67%     8.43%     7.80%    10.78%    12.60%

Dividend payout ratio (dividends per share divided by net income per share)       34.82%    35.18%     9.64%    60.18%    31.71%

Equity to assets ratio (average equity divided by average assets)                 13.22%    13.36%    13.44%    11.55%    11.35%

Net Interest Income

The Company's largest component contributing to net income is net interest income, which is the difference between interest earned on earning assets (primarily loans, interest-bearing deposits with banks, and investment securities) and interest paid on interest-bearing liabilities (deposits and borrowings). The volume of and yields earned on earning assets and the volume of and the rates paid on interest-bearing liabilities determine net interest income. Interest earned and interest paid is also affected by general economic conditions, particularly changes in market interest rates, and by government policies and the action of regulatory authorities. Net interest income divided by average earning assets is referred to as net interest margin. For the years ended December 31, 2001, 2000, and 1999, the Company's net interest margin was
5.02 percent, 5.25 percent, and 4.98 percent, respectively.

Net interest income during 2001, 2000, and 1999 totaled $7,081,000, $6,818,000, and $5,985,000, respectively, representing a 3.9 percent increase in 2001 over 2000 and a 13.9 percent increase in 2000 over 1999. The 2001 increase resulted from a 9.1 percent increase in earning assets, partially offset by a decrease in the Company's net interest margin. The margin decreased because of lower loan origination fee amortization, net of cost, and lower interest rates. The 2000 increase resulted from an increase in average earning assets and from an increase in the Company's net interest margin.

During 2001, market interest rates decreased significantly as a result of a slower national and regional economy and because of an aggressively accommodating Federal Reserve monetary policy. In this period of falling interest rates, the Company's net interest margin decreased because earning assets repriced faster than interest-bearing liabilities. This was amplified as loan customers refinanced their higher-yielding loans to a lower interest rate. In addition, the rate paid on other deposits with administered interest rates such as NOW, savings, and money market accounts generally do not decrease as rapidly as market interest rates.

Interest income during 2001, 2000, and 1999 totaled $10,516,000, $10,533,000, and $8,958,000, respectively, representing a slight decrease in 2001 over 2000 and a 17.6 percent increase in 2000 over 1999. The 2001 decrease was the result of the lower interest rates earned, as discussed above, and because of lower loan origination fee amortization, net of cost. The 2000 increase resulted from an increase in average earning assets, primarily loans, and from higher interest rates earned.

Interest expense during 2001, 2000, and 1999 totaled $3,435,000, $3,715,000, and
$2,973,000, respectively, representing a 7.5 percent decrease in 2001 over 2000 and a 25.0 percent increase in 2000 over 1999. The 2001 decrease was the result of the lower interest rates paid, as discussed above. The 2000 increase resulted from an increase in average deposits and from higher interest rates paid.


----------

(1) The computation of the ratios is based on the recorded assets and liabilities after the effect of the changes in market values of securities available for sale.

                        Valley Community Bancshares, Inc.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

AVERAGE BALANCES AND AN ANALYSIS OF AVERAGE RATES EARNED AND PAID

The following tables show average balances and interest income or interest expense, with the resulting average yield or rate by category or average earning asset or interest-bearing liability.

VALLEY COMMUNITY BANCSHARES, INC.

 Average Balances and an Analysis of Average Rates Earned and Paid

                                                                                      (Dollars in thousands)
                                                           2001                               2000
                                              -------------------------------    ----------------------------------
                                               Average   Revenue/     Yield/      Average    Revenue/     Yield/
ASSETS                                         balance   expense       rate       balance    expense       rate
                                              --------   --------    --------    --------    --------    ----------
Interest-earning assets

    Loans(1)(4)                               $ 96,855   $  8,109        8.37%   $ 87,934    $  7,961          9.05%
    Investment securities - taxable(3)          23,694      1,347        5.68%     28,052       1,638          5.84%
    Investment securities - tax-exempt(2)(3)     5,979        395        6.61%      4,913         327          6.66%
    Other earning assets                        17,347        799        4.61%     10,964         718          6.55%
                                              --------   --------    --------    --------    --------    ----------
       Total interest-earning assets          $143,875   $ 10,650        7.40%   $131,863    $ 10,644          8.07%

Noninterest-earning assets                      11,953                             11,001
                                              --------                           --------

    TOTAL ASSETS                              $155,828                           $142,864
                                              ========                           ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing liabilities
    Deposits
       Savings, NOW accounts, and
         money markets                        $ 63,244      1,207        1.91%   $ 58,136    $  1,489          2.56%
       Time deposits < $100,000                 24,562      1,241        5.05%     22,699       1,205          5.31%
       Time deposits > $100,000                 20,647        973        4.71%     17,797         976          5.48%
                                              --------   --------    --------    --------    --------    ----------
         Total deposits                        108,453      3,421        3.15%     98,632       3,670          3.72%
    Other borrowed funds                           405         14        3.46%        742          45          6.06%
                                              --------   --------    --------    --------    --------    ----------
       Total interest-bearing liabilities     $108,858      3,435        3.16%   $ 99,374    $  3,715          3.74%
                                              --------   --------    --------    --------    --------    ----------

Non-interest-bearing liabilities                26,373                             24,406
Stockholders' equity                            20,597                             19,084
                                              --------                           --------

    TOTAL LIABILITIES AND
    STOCKHOLDERS' EQUITY                      $155,828                           $142,864
                                              ========                           ========

Net interest income                                      $  7,215                            $  6,929
                                                         ========                            ========

Margin Analysis

    Interest income/ earning assets                      $ 10,650        7.40%               $ 10,644        8.07%
    Interest expense/earning assets                         3,435        2.39%                  3,715        2.82%
    Net interest income/earning assets                      7,215        5.02%                  6,929        5.25%




                                                        1999
                                              ---------------------------------
                                              Average    Revenue/      Yield/
ASSETS                                        balance    expense        rate
                                              --------   --------    ----------
Interest-earning assets

    Loans(1)(4)                               $ 72,135   $  6,247          8.66%
    Investment securities - taxable(3)          29,255      1,608          5.50%
    Investment securities - tax-exempt(2)(3)     6,350        439          6.92%
    Other earning assets                        15,290        810          5.32%
                                              --------   --------    ----------
       Total interest-earning assets          $123,030   $  9,104          7.40%

Noninterest-earning assets                       9,915
                                              --------

    TOTAL ASSETS                              $132,945
                                              ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing liabilities
    Deposits
       Savings, NOW accounts, and
         money markets                        $ 57,634   $  1,396          2.42%
       Time deposits < $100,000                 21,019        981          4.67%
       Time deposits > $100,000                 12,582        578          4.59%
                                              --------   --------    ----------
         Total deposits                         91,235      2,955          3.24%
    Other borrowed funds                           414         18          4.35%
                                              --------   --------    ----------
       Total interest-bearing liabilities     $ 91,649   $  2,973          3.24%
                                              --------   --------    ----------

Non-interest-bearing liabilities                23,434
Stockholders' equity                            17,862
                                              --------

    TOTAL LIABILITIES AND
    STOCKHOLDERS' EQUITY                      $132,945
                                              ========

Net interest income                                      $  6,131
                                                         ========

Margin Analysis

    Interest income/ earning assets                     $   9,104          7.40%
    Interest expense/earning assets                         2,973          2.42%
    Net interest income/earning assets                      6,131          4.98%


(1) Average loan balance includes nonaccrual loans, if any. Interest income on nonaccrual loans has been included.

(2) Tax-exempt income has been adjusted to a tax-equivalent basis using an incremental rate of 34%.

(3) The yield on investment securities is calculated using the historical cost basis.

(4) Loan fees included in loan revenue totaled $23,000, $109,000, and $51,000 in 2001, 2000, and 1999, respectively.

                        Valley Community Bancshares, Inc.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

ANALYSIS OF CHANGES IN INTEREST INCOME AND EXPENSE

The following table sets forth, on a tax-equivalent basis, a summary of the changes in net interest income and expense resulting from changes in volume and rates.

VALLEY COMMUNITY BANCSHARES, INC.

 Analysis of Changes in Interest Income and Expense(1)

                                                  2001 Compared to 2000           2000 Compared to 1999
                                              -----------------------------    -----------------------------
                                              Volume      Rate        Net       Volume     Rate        Net
                                              -------    -------    -------    -------    -------    -------
Interest income

      Loans (including fees)(2)               $   765    $  (617)   $   148    $ 1,389    $   325    $ 1,714
      Investment securities - taxable            (249)       (42)      (291)       (68)        98         30
      Investment securities -- tax-exempt(3)       71         (3)        68        (96)       (16)      (112)
      Other interest-earning assets               336       (255)        81       (212)       120        (92)
                                              -------    -------    -------    -------    -------    -------
               Interest income                    923       (917)         6      1,013        527      1,540

Interest expense
      Deposits

          Savings, NOW accounts, and
               money markets                      122       (404)      (282)        12         81         93
          Time deposits < $100,000                 96        (60)        36         82        142        224
          Time deposits > $100,000                145       (148)        (3)       271        127        398
                                              -------    -------    -------    -------    -------    -------
               Total deposits                     363       (612)      (249)       365        350        715
      Other borrowed funds                        (16)       (15)       (31)        18          9         27
                                              -------    -------    -------    -------    -------    -------
               Interest expense                   347       (627)      (280)       383        359        742

                                              -------    -------    -------    -------    -------    -------
      Net interest income                     $   576    $  (290)   $   286    $   630    $   168    $   798
                                              =======    =======    =======    =======    =======    =======



Provision for Loan Losses

Provisions for loan losses reduce net interest income. The provision for loan losses reflects management's judgment of the expense to be recognized in order to maintain an adequate allowance for loan losses. For further discussion regarding the allowance for loan losses see the discussion on allowance for loan losses under Summary of Loan Loss Experience. The Company provided $62,000 for loan losses during 2001 compared to $145,000 in 2000 and $84,000 in 1999. The 2001, 2000, and 1999 provisions were primarily related to an increase in the Company's loan portfolio. Valley Bank also impacted the 2001, 2000, and 1999 provisions, which had no allowance established upon the commencement of its lending operations. Management anticipates that continued growth in the Company's loan portfolio would require increases in loan loss provisions during the year 2002.

Noninterest Income and Expense

Noninterest income (primarily service charges, and other operating income) and noninterest expenses (primarily salaries and employee benefits, occupancy, equipment, and other operating expenses) also impact net income.

Noninterest income during 2001, 2000, and 1999 totaled $870,000, $661,000, and $589,000, respectively, representing a 31.6 percent increase in 2001 over 2000 and a 12.2 percent increase in 2000 over 1999. The increase in 2001 was primarily related to gain on sale of investment securities and an increase in origination fees on mortgage loans brokered, both of which are related to lower interest rates. The increase in 2000 was primarily the result of higher ATM/debit card service income and higher fees from the sale of mutual funds and annuities, partially offset by lower origination fees on mortgage loans brokered.

Noninterest expense during 2001, 2000, and 1999 totaled $5,359,000, $4,998,000, and $4,516,000, respectively, representing a 7.2 percent increase in 2001 over 2000 and a 10.7 percent increase in 2000 over 1999. The increase in 2001 was related to increased salary and employee benefits, and occupancy and equipment expenses associated with the full year operations of Valley Bank's new main office facility. Increased spending on advertising also impacted noninterest expense during 2001. The increase in 2000 and 1999 was primarily related to higher salary and employee benefits, occupancy and equipment, and other operating expenses associated with the operation of the new Graham branch facility (November 1998), the formation of Valley Bank (January 1999), and the operation of the new Valley Bank main office facility (June 2000). The percentage of noninterest expense to average assets was 3.44 percent in 2001, compared to 3.50 percent and 3.40 percent during 2000 and 1999, respectively.



----------
(1) The change in interest due to both volume and yield/rate has been allocated to change due to volume and change due to yield/rate in proportion to the absolute value of the change in each.

(2) Balances of nonaccrual loans, if any, and related income recognized have been included for computational purposes.

(3) Tax-exempt income has been converted to a tax-equivalent basis using an incremental rate of 34%.

                        Valley Community Bancshares, Inc.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Provision for Income Taxes

The Company's provision for income taxes is a significant reduction of operating income. The provisions for 2001, 2000, and 1999 were $744,000, $728,000, and
$580,000, respectively. These amounts represent an effective taxing rate of 29 percent during 2001, 31 percent during 2000, and 29 percent during 1999. The Company's marginal tax rate is currently 34 percent. The difference between the Company's effective and marginal tax rate is primarily related to investments made in tax-exempt securities. The 2001 decrease in the effective rate is the result of an increase in the Company's tax-exempt security portfolio. The 2000 increase in the effective rate is the result of a decrease in the Company's tax-exempt security portfolio.

CREDIT MANAGEMENT

The Company strives to achieve sound credit risk management. In order to achieve this goal the Company has established stringent, centralized credit policies and uniform underwriting criteria for all loans. The Company emphasizes diversification in the types of loans offered, regular credit examinations, and quarterly reviews of large loans and of loans experiencing deterioration in credit quality. The Company attempts to identify potential problem loans early, charges off loans promptly, and maintains an adequate allowance for loan loss. In order to achieve sound credit risk management, the Company has established certain credit guidelines for its lending portfolio.

Loan Portfolio

Managing risk is an essential part of successfully operating a financial institution. The most prominent risk exposures regarding the loan portfolio are credit quality and interest rate risk. Credit quality risk is the risk of not collecting interest and/or principal balance of a loan when it is due. Interest rate risk is the potential reduction of net interest income and changes in the value of financial instruments as the result of rate movements. The Company's loan portfolio is originated and managed with these risks in mind.

The Company follows loan and interest-rate risk policies that have been approved by the Banks' Board of Directors and are overseen by the Executive Loan Committee, the Asset Liability Committee, and management. These policies establish lending limits, review and grading criteria, and other guidelines such as loan administration, the allowance for loan losses, and maturity and interest rate repricing criteria. Loan applications are approved by the Banks' Board of Directors and/or designated officers in accordance with respective guidelines and underwriting policies of the Company. Loans to one borrower are limited by applicable state and federal banking laws and are further limited by internal limits. Credit limits generally vary according to the type of loan and the individual loan officer's experience.

Types of Loans

The following table sets forth the composition of the Company's loan portfolio for the past five years ending at December 31, (dollars in thousands):

VALLEY COMMUNITY BANCSHARES, INC.

LOAN PORTFOLIO

                                       OUTSTANDING BALANCE AT DECEMBER 31,
                          ----------------------------------------------------------------
                            2001          2000          1999          1998         1997
                          ---------     ---------     ---------     ---------    ---------
Real Estate

     Construction         $  11,550     $   5,959     $   7,384     $   4,890    $   1,282
     Mortgage                14,690        16,701        15,867        13,788       15,087
     Commercial              54,187        52,620        40,254        34,696       33,132
Commercial                   16,477        16,258        12,892        12,496       11,694
Consumer and other            3,196         2,523         1,864         1,854        2,274
Lease                           745           560           377
                          ---------     ---------     ---------     ---------    ---------
            Total loans     100,845        94,621        78,638        67,724       63,469
Unearned income                 (90)           (7)           (4)
                          ---------     ---------     ---------     ---------    ---------
            Net loans     $ 100,755     $  94,614     $  78,634     $  67,724    $  63,469
                          =========     =========     =========     =========    =========

The Company's loan portfolio primarily consists of commercial loans, residential real estate loans, and commercial real estate loans. At December 31, 2001, loans totaled approximately $100.8 million, which equals approximately 75 percent of total deposits and 64 percent of total assets. At December 31, 2001, the majority of loans were originated directly by the Company to borrowers within the Company's principal market area. As a result, the Company has significant risk because of a lack of geographical diversification. The Company mitigates this risk primarily by diversifying the loan portfolio by industry and customer and by strong credit underwriting criteria. At December 31, 2001, approximately 35 percent of the Company's loan portfolio had adjustable rate features and approximately 65 percent were fixed. Approximately 78 percent of adjustable rate loans adjust within a 12-month period and 99 percent of the Company's fixed rate loan portfolio is scheduled to mature within a five-year period.

Commercial loans consist primarily of loans to business for various purposes, including revolving lines of credit, equipment loans, and letters of credit. These loans generally have short maturities, have either adjustable or fixed rates, and are unsecured or secured by inventory, accounts receivable, equipment, and/or real estate. The Company monitors portfolio diversification by industry and by customer. At December 31, 2001, approximately 21 percent had adjustable rates and 79 percent had fixed rates.

Real estate loans include various types of loans for which the Company holds real property as collateral, and consist of loans primarily on single-family residences and commercial properties. These loans generally are secured by a first priority lien but may also be secured by a second priority lien. Real estate loans typically have maturities extending to five years and have fixed or adjustable rate features. Construction loans are typically made to contractors to construct single-family residences and commercial buildings and generally have maturities to 18 months. Currently, the Company does not originate real estate for sale to the secondary market; however, the Company brokers real estate loans to other financial institutions for a fee. At December 31, 2001, approximately 74 percent of the Company's real estate loans were fixed rate and approximately 26 percent had adjustable rate features. However, 99 percent of the Company's real estate loans are scheduled to mature and have adjustable rates within a five-year period.

                        Valley Community Bancshares, Inc.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Consumer loans include various types of loans such as automobiles, boats and recreational vehicles, personal and home equity lines of credit, and other consumer orientated loans. At December 31, 2001, approximately 96 percent of the consumer loan portfolio had fixed rate and approximately 4 percent had adjustable rate features.

There are no foreign loans outstanding during the years presented.

The interest rates charged on loans vary with the degree of risk, the amount of the loan, and the maturity of the loan. Competitive pressures, market interest rates, the availability of funds, and government regulation further influence them.

Maturities and Sensitivities of Loans to Changes in Interest Rates

The contractual maturities of the Company's loan portfolio are as shown below. Actual maturities may differ from contractual maturities because individual borrowers may have the right to prepay loans with or without prepayment penalties.

VALLEY COMMUNITY BANCSHARES, INC.
           LOANS AS OF DECEMBER 31, 2001 (DOLLARS IN THOUSANDS)

                                                         AFTER ONE
                                                          YEAR BUT
                                            WITHIN         WITHIN         AFTER
                                           ONE YEAR      FIVE YEARS     FIVE YEARS       TOTAL
                                           --------       --------       --------       --------
Real Estate

       Construction                        $  9,788       $  1,762       $              $ 11,550
       Mortgage                               1,953         10,963          1,773         14,689
       Commercial                             4,439         42,758          6,990         54,187
Commercial                                    8,135          7,600            742         16,477
Consumer and other                            1,354          1,620            223          3,197
Lease financing                                 272            473                           745
                                           --------       --------       --------       --------
            Total loans                    $ 25,941       $ 65,176       $  9,728       $100,845
                                           ========       ========       ========       ========

Loan maturities after one year with:

       Fixed rates                                        $ 55,793       $    883
       Variable rates                                        9,383          8,845
                                                          --------       --------
                                                          $ 65,176       $  9,728
                                                          ========       ========

Non-Performing Assets

Non-performing assets consist of: (1) nonaccrual loans; (2) loans 90 days or more past due; (3) restructured loans for which concessions, including the reduction of interest rates below a rate otherwise available to that borrower or the deferral of interest or principal, have been granted due to the borrower's weakened financial condition; and (4) other real estate owned.

The following table sets forth information concerning the Company's non-performing assets for the year ended December 31, 2001 (dollars in thousands).

VALLEY COMMUNITY BANCSHARES, INC.

Non-performing Assets

                                                                    Year ended December 31,
                                             -------------------------------------------------------------------
                                              2001             2000            1999            1998        1997
                                             ------           -----           -----           -----       ------
Non-performing assets:
       Nonaccrual loans                      $ 129            $   *           $   *           $   *       $
       Loans 90 days or more past due                                                                        507
       Restructured loans                      909
                                             ------           -----           -----           -----       ------
                                              1,038               *               *               *          507
        Other real estate owned
                                             ------           -----           -----           -----       ------
            Total nonperforming assets       $1,038           $   *           $   *           $   *       $  507
                                             ======           =====           =====           =====       ======

* For the years ended December 31, 2000, 1999, and 1998 there were no non-performing assets.

The accrual of interest on nonaccrual and other impaired loans is discontinued at 90 days or when, in the opinion of management, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received. Interest income on restructured loans is recognized pursuant to the terms of the new loan agreement. Interest income on other impaired loans is monitored and based upon the terms of the underlying loan agreement. However, the recorded net investment in impaired loans, including accrued interest, is limited to the present value of the expected cash flows of the impaired loan or the observable fair market value of the loan's collateral.

                        Valley Community Bancshares, Inc.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

During 2001 there was one commercial loan placed on nonaccrual status. The gross income that would have been recorded during 2001 if the nonaccrual loan had been current and in accordance with its original term was approximately $16,000. Interest recognized on the loan for the year was insignificant. During 2000 and 1999 the amount of loans placed on nonaccrual status was nominal, therefore, there was a minimal impact to interest income during those periods presented.

During 2001, the Company restructured a $909,000 land development loan. The terms of the restructuring included interest-only payments until February 2002, at which time the Company was paid off. As of December 31, 2001, the loan was current with respect to its restructured terms.

Potential Problem Loans

At December 31, 2001, the Company had two potential problem commercial real estate loans totaling approximately $2,383,000. These loans are in addition to those categorized as non-performing listed above. Although these loans are currently classified as performing, management has information regarding credit weakness inherent in the loans, which may result in the borrowers' inability to comply with present loan repayment terms. As of December 31, 2001, the Company does not anticipate any losses associated with these credits, although there can be no assurances given in this regard.

Loan Concentrations

In addition to the loan categories discussed under loan types, the company has additional loan concentrations exceeding 10 percent of total loans at December 31, 2001. They include loans to medical doctors and dentists in the amount of approximately $16.8 million.

Summary of Loan Loss Experience

Changes in the Allowance for Loan Losses

The following table sets forth information regarding changes in the Company's allowance for loan losses for the most recent five years (dollars in thousands):

VALLEY COMMUNITY BANCSHARES, INC.

LOAN LOSS EXPERIENCE

                                                          ANALYSIS OF THE ALLOWANCE FOR LOAN LOSSES
                                                                  YEAR ENDED DECEMBER 31,
                                          -------------------------------------------------------------------------
                                            2001            2000            1999            1998             1997
                                          --------        --------        --------        --------         --------
Balance at beginning of period            $  1,096        $    959        $    883        $    840         $    776
       Charge-offs:
            Consumer and other                   6              20               8              11                3
                                          --------        --------        --------        --------         --------
                                                 6              20               8              11                3

       Recoveries:
            Real Estate-commercial                                                              42
            Commercial                                                                           3
            Consumer and other                   4              12                                                1
                                          --------        --------        --------        --------         --------
                                                 4              12                              45                1

       Net charge-offs                           2               8               8             (34)               2
       Provision for loan losses                62             145              84               9               66
                                          --------        --------        --------        --------         --------

Balance at end of period                  $  1,156        $  1,096        $    959        $    883         $    840
                                          ========        ========        ========        ========         ========

Average loans outstanding                 $ 96,855        $ 87,934        $ 72,135        $ 65,331         $ 63,810

Ratio of net charge-offs during the
period to average loans outstanding           0.00%           0.01%           0.01%         -0.05%             0.00%

Ratio of allowance for loan losses
to average loans outstanding                  1.19%           1.25%           1.33%           1.35%            1.32%

                        Valley Community Bancshares, Inc.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The allowance for loan losses is increased by charges to income and decreased by charge-offs (net of recoveries), and established through a provision for credit losses charged to expense. Loans are charged against the allowance for credit losses when management believes that the collectibility of the principal is unlikely. The allowance is an amount that management believes will be adequate to absorb losses inherent in existing loans, commitments to extend credit and standby letters of credit based on evaluations of collectibility, and prior loss experience of loans. The evaluations take into consideration such factors as changes in the nature and volume of the portfolio, overall portfolio quality, loan concentrations, specific problem loans, commitments, standby letters of credit, and current economic conditions that may affect the borrowers' ability to pay.

A material estimate that is particularly susceptible to significant change relates to the determination of the allowance for losses on loans and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the estimated losses on loans and foreclosed assets held for sale, management obtains independent appraisals for significant properties.

The majority of the Company's loan portfolio consists of commercial loans and single-family residential loans secured by real estate in the Puyallup and Pierce County area and also in the Auburn and King County area. Real estate prices in this market are stable at this time. However, the ultimate collectibility of a substantial portion of the Company's loan portfolio may be susceptible to change in local market conditions in the future.

While management uses available information to recognize losses on loans, further reductions in the carrying amounts of loans may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the estimated losses on loans. Such agencies may require the Company to recognize additional losses based on their judgment about information available to them at the time of their examination.

Breakdown of Allowance for Loan Losses by Category

The following table sets forth information concerning the Company's allocation of the allowance for loan losses (dollars in thousands):

VALLEY COMMUNITY BANCSHARES, INC.

LOAN LOSS EXPERIENCE

                                                           ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES
                                                                     YEAR ENDED DECEMBER 31,
                          ---------------------------------------------------------------------------------------------------------
                                2001                  2000                  1999                  1998                  1997
                          -----------------     -----------------     -----------------     -----------------     -----------------
                          Amount      % *       Amount       % *      Amount       % *      Amount       % *      Amount       % *
Balance at end of period
  applicable to:
    Real Estate
           Construction   $  116         11%    $   60          6%    $   55         10%    $   37          7%    $   10          2%
           Mortgage           15         15%        17         18%        16         20%        14         20%        15         24%
           Commercial        428         54%       184         55%       141         51%       121         51%       116         52%
    Commercial               165         16%       163         17%       129         16%       125         19%       117         18%
    Consumer and other        64          3%        50          3%        37          2%        37          3%        45          4%
    Lease financing           15          1%        11          1%         4          1%
    Unallocated              353         NA        611         NA        577         NA        549         NA        537         NA
                          ------     ------     ------     ------     ------     ------     ------     ------     ------     ------
                          $1,156        100%    $1,096        100%    $  959        100%    $  883        100%    $  840        100%
                          ======     ======     ======     ======     ======     ======     ======     ======     ======     ======

* Percent of loans in each category to total loans


Analysis of the Allowance for Loan Losses

The allowance for loan losses reflects management's best estimate of probable losses that have been incurred as of the balance sheet date. The allowance for loan losses is maintained at a level considered adequate by management to provide for loan losses inherent in the loan portfolio based on management's assessment of various factors affecting the loan portfolio, including local economic conditions and growth of the loan portfolio and its composition. Non-performing loans and net charge-offs during these periods have been minimal, demonstrating strong credit quality. Increases in the allowance for loan losses made through provisions were primarily a result of loan growth.

Management determines the amount of the allowance for loan losses by utilizing a loan grading system to determine risk in the loan portfolio and by considering the results of credit reviews. The loan portfolio is separated by quality and then by loan type. Loans of acceptable quality are evaluated as a group, by loan type, with a specific loss rate assigned to the total loans in each type, but unallocated to any individual loan. Conversely, each adversely classified loan is individually analyzed, to determine an estimated loss amount. A valuation allowance is also assigned to these adversely classified loans, but at a higher loss rate due to the greater risk of loss. For those loans where the estimated loss is greater than the background percentage, the estimated loss amount is considered specifically allocated to the allowance.

Although management has allocated a portion of the allowance to the loan categories using the method described above, the adequacy of the allowance must be considered as a whole. To mitigate the imprecision in most estimates of expected loan losses, the allocated component of the allowance is supplemented by an unallocated component. The unallocated portion includes management's judgmental determination of the amounts necessary for qualitative factors such as the consideration of new products and policies, economic conditions, concentrations of credit risk, and the experience and abilities of lending personnel. Loan concentrations, quality, terms, and basic underlying assumptions remained substantially unchanged during the period.

                        Valley Community Bancshares, Inc.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The Company uses the historical loss experience method in conjunction with the specific identification method for calculation of the adequacy of allowance for loan losses. A six-year average historical loan loss rate is calculated. This experience loss rate is applied to graded loans that are not adversely classified for a subtotal of needed allowance. Loans adversely classified are analyzed for potential loss on an individual basis. This subtotal is added to the experience subtotal and the total is compared to the allowance for loan losses.

The Company also evaluates current conditions and may adjust the historical loss estimate by qualitative factors that affect loan repayment. These factors may include levels of, and trends in, delinquencies and non-accruals; trends in volume and terms of loans; effects of any changes in lending policies; experience, ability, and depth of management and lending staff; national and local economic trends; concentrations of credit; and any legal and regulatory requirements.

INVESTMENT PORTFOLIO

The following table sets forth the carrying values, by type, of the securities in the Company's portfolio (in thousands):

VALLEY COMMUNITY BANCSHARES, INC.

INVESTMENT PORTFOLIO

                                                                  OUTSTANDING BALANCE AT DECEMBER 31,
                                                                  -----------------------------------
                                                                   2001          2000          1999
                                                                  -------       -------       -------
U.S. Treasury and U.S. Government corporations and agencies       $ 9,579       $16,943       $18,750
States of the United States and political subdivisions              6,851         4,776         5,121
Mortgage-backed securities                                         14,920         7,548         9,151
Other securities                                                                  1,495         1,481
                                                                  -------       -------       -------
        Total                                                     $31,350       $30,762       $34,503
                                                                  =======       =======       =======

Investments in States of the United States and political subdivisions represent purchases of municipal bonds located in Washington State.

Investment in other securities includes corporate debt obligations made in companies located and doing business throughout the United States. The debt obligations were all within the credit ratings acceptable under the Company's investment policy.

The investments below are reported by contractual maturity. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without prepayment penalties.

VALLEY COMMUNITY BANCSHARES, INC.

INVESTMENTS AS OF DECEMBER 31, 2001 (DOLLARS IN THOUSANDS)

                                                                 AFTER ONE        AFTER FIVE
                                                                  YEAR BUT         YEARS BUT
                                                  WITHIN           WITHIN            WITHIN            AFTER
                                                 ONE YEAR        FIVE YEARS         TEN YEARS        TEN YEARS          TOTAL
                                                ----------       ----------        ----------       ----------       ----------
U.S. Treasury and U.S. Government
   corporations and agencies                    $    3,080       $    3,759        $    2,026       $      714       $    9,579
States of the United States and political
  subdivisions                                       1,607            1,942             3,302                             6,851
Mortgage-backed securities                             470            4,677             1,549            8,224           14,920
                                                ----------       ----------        ----------       ----------       ----------
            Total                               $    5,157       $   10,378        $    6,877       $    8,938       $   31,350
                                                ==========       ==========        ==========       ==========       ==========

Weighted average yield *
U.S. Treasury and U.S. Government
   corporations and agencies                          6.34%            5.55%             4.07%            4.09%            5.38%
States of the United States and political
  subdivisions                                        4.39%            4.43%             4.40%                             4.41%
Mortgage-backed securities                            6.15%            5.72%             5.72%            5.79%            5.77%
                                                ----------       ----------        ----------       ----------       ----------
            Total                                     5.72%            5.42%             4.60%            5.65%            5.36%
                                                ==========       ==========        ==========       ==========       ==========

* Yield on tax-exempt obligations has not been computed on a tax-equivalent basis.

                        Valley Community Bancshares, Inc.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

DEPOSITS

Types of Deposits

The Company's primary source of funds is customer deposits. The Company attempts to maintain a high percentage of non-interest-bearing deposits, which are a low-cost funding source. In addition, the Company offers a variety of interest-bearing accounts designed to attract both short-term and longer-term deposits from customers. Interest-bearing accounts earn interest at rates established by Bank management based on competitive market factors and the Company's need for funds. The Company traditionally has not purchased brokered deposits and does not intend to do so in the future.

The following table sets forth the average balances for each major category of deposit and the weighted average interest rate paid for deposits during the year ended December 31 (dollars in thousands):

VALLEY COMMUNITY BANCSHARES, INC.
         DEPOSITS

                                                                     AVERAGE DEPOSITS BY TYPE
                                 --------------      ---------------      ---------------      ---------------      ---------------
                                      2001                 2000                1999                 1998                 1997
                                 --------------      ---------------      ---------------      ---------------      ---------------
                                 AMOUNT    RATE      AMOUNT     RATE      AMOUNT     RATE      AMOUNT     RATE      AMOUNT     RATE
                                 --------------      ---------------      ---------------      ---------------      ---------------
Non-interest-bearing demand
  deposits
                               $ 25,092             $ 23,484             $ 22,737             $ 19,492             $ 16,832
Interest-bearing demand
  deposits                       17,982     .75%      16,345    1.03%      16,279    1.19%      14,143    1.51%      13,395    1.61%
Money market deposit             34,434    2.58%      30,672    3.60%      28,963    3.26%      27,806    3.58%      24,979    3.81%
Savings                          10,828    1.68%      11,119    1.96%      12,392    2.08%      10,848    2.36%      10,331    2.45%
Time certificates < $100,000     24,562    5.05%      22,699    5.31%      21,019    4.67%      21,284    5.27%      22,141    5.17%
Time certificates > $100,000     20,647    4.71%      17,797    5.48%      12,582    4.59%      10,212    5.06%       9,727    4.97%
                               --------             --------             --------             --------             --------
                               $133,545             $122,116             $113,972             $103,785             $ 97,405
                               ========             ========             ========             ========             ========


Certificates of Deposit

The following table shows the amounts and remaining maturities of certificates of deposit that had balances of more than $100,000 at December 31 (in thousands):

VALLEY COMMUNITY BANCSHARES, INC.

DEPOSIT MATURITY

                                             OUTSTANDING BALANCE AT DECEMBER 31,
                                ---------------------------------------------------------------
                                 2001          2000          1999          1998          1997
                                -------       -------       -------       -------       -------
3 months or less                $10,409       $10,599       $ 7,235       $ 5,997       $ 4,668
Over 3 through 12 months          7,761         8,696         6,820         4,368         4,076
Over 12 through 36 months           255           459           500           327           606
Over 36 months                                                                182           172
                                -------       -------       -------       -------       -------
            Total               $18,425       $19,754       $14,555       $10,874       $ 9,522
                                =======       =======       =======       =======       =======

                        Valley Community Bancshares, Inc.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

LIQUIDITY AND CAPITAL RESOURCES

Management actively analyzes and manages the Company's liquidity position. The objective of liquidity management is to ensure the availability of sufficient cash flows to meet all financial commitments and to capitalize on opportunities for profitable business expansion. Management believes that the Company's cash flow will be sufficient to support its existing operations for the foreseeable future.

Cash flows from operations contribute significantly to liquidity as well as proceeds from maturities of securities and increasing customer deposits. As indicated on the Company's Consolidated Statement of Cash Flows, net cash from operating activities contributed $2.6 million to liquidity in 2001, $2.3 million in 2000, and $2.0 million in 1999. The majority of the Company's funding comes from customer deposits within its operating region. Customer deposits provided $9.7 million in 2001, $11.2 million in 2000 and $3.5 million in 1999. In 2001, money market deposit accounts provided the majority of the deposit growth. These funds were from consumers and are considered by management as a stable source of funds. In both 2000 and 1999, certificates of deposit over $100,000 provided the majority of the deposit growth. The majorities of certificates of deposit over $100,000 are from local bank customers and are not solicited from brokers or municipalities. The Company considers these deposits a stable source of funds.

Another important source of liquidity is investments in federal funds and interest-bearing deposits with banks and the Company's security portfolio. The Company maintains a ladder of securities that provides prepayments and payments at maturity and a portfolio of available-for-sale securities that could be converted to cash quickly. Proceeds from maturities of securities provided $15.1 million in 2001, $10.4 million in 2000, and $15.4 million in 1999.

Borrowing represents an important long-term and manageable source of liquidity based on the Company's ability to raise new funds and renew maturing liabilities in a variety of markets. The Banks are members of the Federal Home Loan Bank of Seattle and have committed lines of credit up to 10 percent of assets. In addition, the Banks have committed line-of-credit agreements totaling approximately $7.5 million from unaffiliated banks with various maturities.

The Company's total stockholders' equity increased to $21.2 million at December 31, 2001, from $20.1 million at December 31, 2000. At December 31, 2001, stockholders' equity was 13.46 percent of total assets, compared to 13.71 percent at December 31, 2000. The increase in stockholders' equity was the result of net income earned in 2001 exceeding dividends paid and the stock repurchased. The Company may continue decreasing the equity to total asset ratio through the growth of assets and through future stock repurchase in order to improve the return on average equity. At December 31, 2001, the Company held approximately $18.7 million cash on hand and due from banks and interest-bearing deposits with banks. In addition, at such date $31.4 million of the Company's investments were classified as available-for-sale.

The capital levels of the Company exceed applicable regulatory guidelines at December 31, 2001. Management believes the Company's capital will be adequate to fund any future start-up and related costs associated with any new branches until they can achieve the deposit and loan levels necessary to be profitable.

The primary impact of inflation on the Company's operations is increased asset yields, deposit costs, and operating overhead. Unlike most industries, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates generally have a more significant impact on a financial institution's performance than they would on non-financial companies. Although interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services, increases in inflation generally have resulted in increased interest rates. The effects of inflation can magnify the growth of assets and, if significant, require that equity capital increase at a faster rate than would be otherwise necessary.

INTEREST RATE RISK

Interest rate risk refers to the exposure of earnings and capital arising from changes in interest rates. Management's objectives are to control interest rate risk and to ensure predictable and consistent growth of earnings and capital. Interest rate risk management focuses on fluctuations in net interest income identified through computer simulations to evaluate volatility by varying interest rate, spread, and volume assumptions. The risk is quantified and compared against tolerance levels.

The simulation model used by the Company combines the significant factors that affect interest rate sensitivity into a comprehensive earnings simulation. Earning assets and interest-bearing liabilities with longer lives may be subject to more volatility than those with shorter lives. The model accounts for these differences in its simulations. At December 31, 2001, the simulation modeled the impact of assumptions that interest rates would increase or decrease 200 basis points. Results indicated the Company was positioned so equity would not drop below that point where the Company, for regulatory purposes, would no longer continue to be classified "well capitalized." It should be emphasized that the model is static in nature and does not take into consideration possible management actions to minimize the impact on equity. Management also matches assets and liabilities on a maturity gap analysis and repricing gap analysis to assist in interest rate sensitivity measurement.

Interest rate sensitivity is closely related to liquidity because each is directly affected by the maturity of assets and liabilities. Management considers any asset or liability that matures, or is subject to repricing over one year, to be interest sensitive, although continual monitoring is also performed for other time intervals. The difference between interest-sensitive assets and liabilities for a defined period of time is known as the interest-sensitive "gap" and may be either positive or negative. If positive, more assets reprice before liabilities; if negative, the reverse is true. In theory, if the gap is positive, a decrease in general interest rates might have an adverse impact on earnings as interest income decreases faster than interest expense. This assumes that management adjusts rates equally as general interest rates fall. Conversely, an increase in interest rates would increase net interest income as interest income increases faster than interest expense. However, the exact impact of the gap on future income is uncertain both in timing and amount because interest rates for the Company's assets and liabilities can change rapidly as a result of market conditions and customer patterns.

The simulation model process provides a dynamic assessment of interest rate sensitivity, whereas a static interest rate gap table is compiled as of a point in time. The model simulations differ from a traditional gap analysis because a traditional gap analysis does not reflect the multiple effects of interest rate movement on the entire range of assets and liabilities, and ignores the future impact of new business strategies.

                        Valley Community Bancshares, Inc.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

The Company's results of operations are largely dependent upon its ability to manage market risks. Changes in interest rates can have a significant effect on the Company's financial condition and results of operation. Other types of market risk such as foreign currency exchange rate risk and commodity price risk do not arise in the normal course of the Banks' business activities. The Company does not use interest rate risk management products such as interest rate swaps, hedges, or derivatives, nor does management intend to use such products in the future. All of the Company's transactions are denominated in U.S. Dollars. Approximately 35 percent of the Company's loan portfolio has interest rates that are variable. Fixed rate loans are generally made with a term of five years or less.

The following table (dollars in thousands) sets forth the expected maturity of the Company's interest-earning assets and interest-bearing liabilities. The expected maturities are presented on a contractual basis, adjusted for expected prepayments. Actual maturities may differ from expected maturities because of prepayment, early withdrawal of deposits, and competition.

VALLEY COMMUNITY BANCSHARES, INC.

Expected Maturity

                                                               Outstanding Balance at December 31, 2001
                                                                                                                           Estimated
                                                                                                             Cumulative      Fair
                                            2002         2003      2004       2005        2006   Thereafter     Total        Value
                                          --------     -------    -------    -------    -------  ----------   --------     --------
Interest earning assets:
   Interest-bearing deposits with banks   $ 13,687     $   396    $          $          $          $          $ 14,083     $ 14,083
     Weighted average interest rate           3.36%       5.10%                                                   3.41%

   Investment securities
       Fixed rate                            8,034       4,740      1,827      1,765      1,466      5,471      23,303       23,303
         Weighted average interest rate       5.79%       5.77%      6.40%      5.50%      5.66%      4.67%       5.59%
       Variable rate                         1,592       1,009      1,056        795        676      2,919       8,047        8,047
         Weighted average interest rate       5.07%       5.07%      4.70%      4.70%      4.70%      4.70%       4.70%

   Loans
       Fixed rate                           16,997      17,336     12,912      8,039     11,037        469      66,790       68,861
         Weighted average interest rate       8.36%       8.39%      8.02%      8.43%      7.82%      9.12%       8.23%
       Variable rate                        17,275       4,230      2,631      1,933      1,626      6,270      33,965       34,349
         Weighted average interest rate       6.06%       6.84%      6.78%      6.91%      7.01%      7.97%       6.66%
   Other earning assets                        478                                                                 478          478
     Weighted average interest rate           7.00%                                                               7.00%
                                          --------     -------    -------    -------    -------    -------    --------     --------
       Total interest-earning assets      $ 58,063     $27,711    $18,426    $12,532    $14,805    $15,129    $146,666     $149,121
                                          ========     =======    =======    =======    =======    =======    ========     ========

 Interest-bearing liabilities

   Interest-bearing demand                $ 18,997     $          $          $          $          $          $ 18,997     $ 18,997
      Weighted average interest rate           .34%                                                                .34%
   Savings and money market                 48,411                                                              48,411       48,411
      Weighted average interest rate          1.60%                                                               1.60%
   Time deposits < $100,000                 23,266         720         47         55          8           1     24,097       24,233
     Weighted average interest rate           3.80%       4.48%      4.42%      6.03%      5.35%       5.00%        3.83%
   Time deposits > $100,000                 18,170         255                                                  18,425       18,478
     Weighted average interest rate           3.20%       2.47%                                                   3.19%
   Other borrowed funds                        334                                                                 334          334
     Weighted average interest rate           1.38%                                                               1.38%
                                          --------     -------    -------    -------    -------    -------    --------     --------
        Total interest-bearing
          liabilities                     $109,178     $   975    $    47    $    55    $     8    $     1    $110,264     $110,453
                                          ========     =======    =======    =======    =======    =======    ========     ========

There are certain shortcomings inherent in the method of analysis presented in the foregoing table. For example, although certain assets and liabilities may have similar maturities, they may react differently to changes in market interest rates. Also, interest rates on assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other assets and liabilities may follow changes in market interest rates. Additionally, certain assets have features that restrict changes in the interest rates of such assets, both on a short-term basis and over the lives of such assets.

To more accurately predict the Company's interest rate exposure, a financial analysis to analyze the change in the net interest margin from a changing rate environment is provided below. This estimate of interest rate sensitivity takes into account the differing time intervals and rate change increments of each type of interest-sensitive asset and liability. It then measures the projected impact of changes in market interest rates on the Company's net interest income, net interest margin, and return on equity.

                        Valley Community Bancshares, Inc.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Based on a financial analysis performed as of December 31, 2001, which takes into account how the specific interest rate scenario would be expected to affect each interest-earning asset and each interest-bearing liability, the Company estimates that changes in the prime interest rate would affect the Company's performance as follows.

VALLEY COMMUNITY BANCSHARES, INC.
FINANCIAL ANALYSIS

                                                                INCREASE (DECREASE) IN
                                            --------------------------------------------------------
                                            NET INTEREST             NET INTEREST          RETURN ON
                                               INCOME                   MARGIN(1)            EQUITY
                                            ------------             ------------          ---------
                                                                (DOLLARS IN THOUSANDS)
(Current prime rate is 4.75%)

Prime rate increase of:
         100 basis points to 5.75%           $     (29)                  -.06%                 -.07%
         200 basis points to 6.75%           $     106                   .01%                  .36%
Prime rate decrease of:
         100 basis points to 3.75%           $     179                   .10%                  .52%
         200 basis points to 2.75%           $     145                   .04%                  .40%

No assurances can be given that the actual net interest margin (percentage) or net interest income would increase or decrease by such amounts in a 100 or 200 basis point increase or decrease in the prime rate. In addition, the above analysis assumes an instantaneous interest rate change in the prime rate. Generally, the prime interest rate changes occur over longer periods of time, which may have a significant impact on the above analysis.

-------------

(1) Yields on tax-exempt obligations has not been computed on a tax-equivalent basis.

                        Valley Community Bancshares, Inc.

                          INDEPENDENT AUDITOR'S REPORT

TO THE BOARD OF DIRECTORS AND STOCKHOLDERS
VALLEY COMMUNITY BANCSHARES, INC.

We have audited the accompanying consolidated balance sheet of Valley Community Bancshares, Inc. and subsidiaries (the Company) as of December 31, 2001 and 2000, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2001. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Valley Community Bancshares, Inc. and subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.

/s/ MOSS ADAMS LLP

Everett, Washington
February 19, 2002

                        Valley Community Bancshares, Inc.


                        CONSOLIDATED FINANCIAL STATEMENTS
                           CONSOLIDATED BALANCE SHEET
                             (DOLLARS IN THOUSANDS)


                                                                                             DECEMBER 31,
                                                                                       -------------------------
                                                                                         2001             2000
                                                                                       --------         --------
ASSETS

         Cash and due from banks                                                       $  4,584         $  4,466
         Interest-bearing deposits with banks                                            14,083           10,123
         Securities available-for-sale                                                   31,350           30,483
         Securities held-to-maturity                                                                         279
         Federal Home Loan Bank stock                                                       478              447
                                                                                       --------         --------

                                                                                         50,495           45,798

         Loans                                                                          100,755           94,614
         Less allowance for loan losses                                                   1,156            1,096
                                                                                       --------         --------

                          Loans, net                                                     99,599           93,518
                                                                                       --------         --------

         Accrued interest receivable                                                        777              952
         Premises and equipment, net                                                      5,831            5,712
         Real estate held for investment                                                    224              224
         Other assets                                                                       248              565
                                                                                       --------         --------

                          Total assets                                                 $157,174         $146,769
                                                                                       ========         ========

LIABILITIES

         Deposits

                 Non-interest-bearing                                                  $ 24,770         $ 24,140
                 Interest-bearing                                                       109,930          100,907
                                                                                       --------         --------

                          Total deposits                                                134,700          125,047

         Other borrowed funds                                                               334              557
         Accrued interest payable                                                           390              597
         Other liabilities                                                                  589              443
                                                                                       --------         --------

                          Total liabilities                                             136,013          126,644
                                                                                       --------         --------

STOCKHOLDERS' EQUITY
         Common stock, par value $1 per share; 5,000,000 shares authorized;
                 1,126,750 and 1,133,588 shares issued and outstanding in 2001
                 and 2000, respectively                                                   1,127            1,134
         Additional paid-in capital                                                      15,953           16,322
         Retained earnings                                                                3,776            2,613
         Accumulated other comprehensive income, net of tax                                 305               56
                                                                                       --------         --------

                          Total stockholders' equity                                     21,161           20,125
                                                                                       --------         --------

                          Total liabilities and stockholders' equity                   $157,174         $146,769
                                                                                       ========         ========



                 The accompanying notes are an integral part of
                    these consolidated financial statements.

                        Valley Community Bancshares, Inc.

                        CONSOLIDATED FINANCIAL STATEMENTS
                        CONSOLIDATED STATEMENT OF INCOME
               (DOLLARS IN THOUSANDS EXCEPT FOR PER SHARE AMOUNTS)

                                                                                                YEAR ENDED DECEMBER 31,
                                                                                   ------------------------------------------------
                                                                                      2001               2000               1999
                                                                                   ----------         ----------         ----------
INTEREST INCOME

         Interest and fees on loans                                                $    8,109         $    7,961         $    6,247
         Interest on federal funds sold and deposits in banks                             767                718                784
         Securities available-for-sale                                                  1,640              1,800              1,837
         Securities held-to-maturity                                                                          54                 90
                                                                                   ----------         ----------         ----------

                       Total interest income                                           10,516             10,533              8,958
                                                                                   ----------         ----------         ----------

INTEREST EXPENSE

         Interest on deposits                                                           3,421              3,670              2,955
         Interest on federal funds and other short-term borrowings                         14                 45                 18
                                                                                   ----------         ----------         ----------

                       Total interest expense                                           3,435              3,715              2,973
                                                                                   ----------         ----------         ----------

                       Net interest income                                              7,081              6,818              5,985

PROVISION FOR LOAN LOSSES                                                                  62                145                 84
                                                                                   ----------         ----------         ----------

                       Net interest income after provision for loan losses              7,019              6,673              5,901
                                                                                   ----------         ----------         ----------

NONINTEREST INCOME

         Service charges                                                                  387                333                329
         Gain on sale of investment securities, net                                        54                                     1
         Origination fees on mortgage loans brokered                                      114                 35                 47
         Other operating income                                                           315                293                212
                                                                                   ----------         ----------         ----------

                       Total noninterest income                                           870                661                589
                                                                                   ----------         ----------         ----------

NONINTEREST EXPENSE

         Salaries                                                                       2,112              1,974              1,849
         Employee benefits                                                                586                508                420
         Occupancy                                                                        551                487                449
         Equipment                                                                        527                488                471
         Other operating expenses                                                       1,583              1,541              1,327
                                                                                   ----------         ----------         ----------

                       Total noninterest expense                                        5,359              4,998              4,516
                                                                                   ----------         ----------         ----------

INCOME BEFORE INCOME TAX                                                                2,530              2,336              1,974

PROVISION FOR INCOME TAX                                                                  744                728                580
                                                                                   ----------         ----------         ----------

NET INCOME                                                                         $    1,786         $    1,608         $    1,394
                                                                                   ==========         ==========         ==========

EARNINGS PER SHARE

         Basic                                                                     $     1.58         $     1.42         $     1.24
         Diluted                                                                   $     1.55         $     1.39         $     1.21
         Weighted average shares outstanding                                        1,130,720          1,131,484          1,119,780
         Weighted average diluted shares outstanding                                1,149,247          1,153,883          1,152,576


                 The accompanying notes are an integral part of
                    these consolidated financial statements.

                        Valley Community Bancshares, Inc.

                        CONSOLIDATED FINANCIAL STATEMENTS
            CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                             (DOLLARS IN THOUSANDS)


                                                                                                     ACCUMULATED
                                                               ADDITIONAL                                OTHER            TOTAL
                                            COMMON STOCK        PAID-IN   COMPREHENSIVE   RETAINED    COMPREHENSIVE    STOCKHOLDERS'
                                         SHARES      AMOUNT     CAPITAL       INCOME      EARNINGS  INCOME (LOSS), NET    EQUITY
                                         ------      ------    ---------- -------------   --------  ------------------ -------------
BALANCE, 12/31/1998                    1,014,982    $ 1,015     $12,642                    $   310        $    111         $14,078

 Net income                                                                  $   1,394       1,394                           1,394

 Other comprehensive income
    Unrealized gain on securities,
    Net of $190 tax                                                              (368)                       (368)           (368)
                                                                             ---------
 Comprehensive income                                                        $   1,026
                                                                             =========

 Common stock issued                     106,189        106       3,610                                                      3,716

 Cash dividend                                                                               (135)                           (135)

 Common stock exercised

    Under stock option plan                4,390          5          34                                                         39
                                       ---------    -------     -------                    -------        --------         -------

BALANCE 12/31/1999                     1,125,561      1,126      16,286                      1,569           (257)          18,724

 Net income                                                                  $   1,608       1,608                           1,608

 Other comprehensive income

    Unrealized loss on securities,
    Net of $161 tax                                                                313                         313             313
                                                                             ---------
 Comprehensive income                                                        $   1,921
                                                                             =========

 Cash dividend                                                                               (564)                           (564)

 Common stock exercised

    Under stock option plan                8,027          8          36                                                         44
                                       ---------    -------     -------                    -------        --------         -------

BALANCE, 12/31/2000                    1,133,588      1,134      16,322                      2,613              56          20,125

 Net income                                                                  $   1,786       1,786                           1,786

 Other comprehensive

    Unrealized gain on securities,
    Net of $128 tax                                                                249                         249             249
                                                                             ---------
 Comprehensive income                                                        $   2,035
                                                                             =========

Common stock redeemed                   (20,239)       (20)       (486)                                                      (506)

 Cash dividend                                                                               (623)                           (623)

 Common stock exercised

    Under stock option plan               13,401         13         117                                                        130
                                       ---------    -------     -------                    -------        --------         -------
BALANCE, 12/31/2001                    1,126,750    $ 1,127     $15,953                    $ 3,776        $    305         $21,161
                                       =========    =======     =======                    =======        ========         =======


                 The accompanying notes are an integral part of
                    these consolidated financial statements.

                        Valley Community Bancshares, Inc.


                        CONSOLIDATED FINANCIAL STATEMENTS
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                                                               YEAR ENDED DECEMBER 31,
                                                                                        ----------------------------------
                                                                                          2001         2000         1999
                                                                                        --------     --------     --------
CASH FLOWS FROM OPERATING ACTIVITIES
          Net income                                                                    $  1,786     $  1,608     $  1,394
          Adjustments to reconcile net income to net cash
               from operating activities
                   Provisions for loan losses                                                 62          145           84
                   Depreciation                                                              462          435          415
                   Deferred income tax                                                        36           28           (8)
                   Net amortization on securities                                             83           34           70
                   FHLB stock dividends                                                      (31)         (27)         (29)
                   Gain on sale of securities available-for-sale                             (54)                       (1)
                   Loss on sale of premises and equipment                                      5            4
                   Increase (decrease) in accrued interest receivable                        175         (101)         (79)
                   Increase (decrease) in other assets                                       153         (131)          85
                   Increase in accrued interest payable                                     (207)         250            7
                   Increase in other liabilities                                             146           26           24
                                                                                        --------     --------     --------
                          Net cash from operating activities                               2,616        2,271        1,962
                                                                                        --------     --------     --------

CASH FLOWS FROM INVESTING ACTIVITIES
          Net (increase) decrease in federal funds sold                                                              2,530
          Net (increase) decrease in interest-bearing deposits with banks                 (3,960)        (431)       1,578
          Purchase of securities available-for-sale                                      (18,365)      (6,169)     (17,919)
          Proceeds from sales of securities available-for-sale                             3,055                     1,001
          Proceeds from maturities of securities available-for-sale                       15,070        9,388       14,311
          Proceeds from maturities of securities held-to-maturity                                         962        1,094
          Purchase stock in FHLB                                                                                       (36)
          Net increase in loans                                                           (6,143)     (15,988)     (10,918)
          Additions to premises and equipment                                               (586)      (1,430)      (1,464)
          Reduction to real estate held for investment                                                                  32
                                                                                        --------     --------     --------
                          Net cash from investing activities                             (10,929)     (13,668)      (9,791)
                                                                                        --------     --------     --------

CASH FLOWS FROM FINANCING ACTIVITIES
          Net increase in deposits                                                         9,653       11,238        3,526
          Net increase (decrease) in other borrowed funds                                   (223)          18          305
          Cash dividends paid                                                               (623)        (564)        (135)
          Common stock issued (redeemed)                                                    (506)                    3,591
          Stock options exercised                                                            130           44           39
                                                                                        --------     --------     --------
                          Net cash from financing activities                               8,431       10,736        7,326
                                                                                        --------     --------     --------

NET INCREASE (DECREASE) IN CASH AND DUE FROM BANKS                                           118         (661)        (503)

CASH AND DUE FROM BANKS, beginning of year                                                 4,466        5,127        5,630
                                                                                        --------     --------     --------
CASH AND DUE FROM BANKS, end of year                                                    $  4,584     $  4,466     $  5,127
                                                                                        ========     ========     ========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
          Cash payments for

                   Interest                                                             $  3,642     $  3,465     $  2,966
                                                                                        ========     ========     ========
                   Income taxes                                                              661          795          563
                                                                                        ========     ========     ========

SUPPLEMENTAL DISCLOSURE OF NONCASH ACTIVITIES
          Unrealized gains (losses) on securities available-for-sale                    $    461     $    474     $   (558)
                                                                                        ========     ========     ========
          Common stock issued for land                                                                                 125
                                                                                        ========     ========     ========
          Deferred tax on unrealized gains (losses) on securities available-for-sale        (157)        (161)         189
                                                                                        ========     ========     ========
          Held-to-maturity securities transferred to securities available-for-sale           279
                                                                                        ========     ========     ========


                 The accompanying notes are an integral part of
                    these consolidated financial statements.

                        Valley Community Bancshares, Inc.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

The consolidated financial statements include the accounts of Valley Community Bancshares, Inc. (the Company) and its wholly owned subsidiaries Puyallup Valley Bank and Valley Bank (collectively, the "Banks"). All significant intercompany transactions and balances have been eliminated in consolidation.

DESCRIPTION OF BUSINESS

The Company is a Washington State bank holding company headquartered in Puyallup, Washington. The Company conducts its business primarily through it's two wholly owned bank subsidiaries, Puyallup Valley Bank and Valley Bank. The Company's main office is located in Puyallup, Washington, which also serves as the main office of Puyallup Valley Bank. Valley Bank is located in Auburn, Washington. The Company provides a full range of commercial banking services to small and medium-sized businesses, professionals, and other individuals through banking offices located in Puyallup and Auburn, Washington, and their environs.

USE OF ESTIMATES

The preparation of the consolidated financial statements, in conformity with accounting principles generally accepted in the United States of America, requires management to make estimates and assumptions. These assumptions and estimates affect the reported amounts of assets and liabilities, and disclosures of contingent assets and liabilities at the date of the consolidated financial statements. They also affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH EQUIVALENTS

For purposes of reporting cash flows, cash and cash equivalents include cash on hand, and amounts due from banks. Cash and cash equivalents have an original maturity of three months or less.

INTEREST-BEARING DEPOSITS WITH BANKS

Interest-bearing deposits with banks include interest-bearing deposits at the Federal Home Loan Bank and certificates of deposit in financial institutions located throughout the United States. All certificates of deposit are under the FDIC insurance limit.

INVESTMENT SECURITIES

Investment securities are classified into one of three categories: (1) held-to-maturity, (2) available-for-sale, or (3) trading. Investment securities are categorized as held-to-maturity when the Company has the positive intent and ability to hold those securities to maturity. Securities, which are held-to-maturity, are stated at cost and adjusted for amortization of premiums and accretion of discounts, which are recognized as adjustments to interest income.

Investment securities categorized as available-for-sale are generally held for investment purposes (to maturity), although unanticipated future events may result in the sale of some securities. Available-for-sale securities are recorded at estimated fair value, with the net unrealized gain or loss included in comprehensive income, net of the related tax effect. Realized gains or losses on dispositions are based on the net proceeds and the adjusted carrying amount of securities sold, using the specific identification method.

Declines in the fair value of individual held-to-maturity and available-for-sale securities below their cost that are other than temporary are recognized by write-downs of the individual securities to their fair value. Such write-downs would be included in earnings as realized losses.

Premiums and discounts are recognized in interest income using the interest method over the period to maturity. The Company had no trading securities at December 31, 2001 and 2000.

FEDERAL HOME LOAN BANK STOCK

The Company's investment in Federal Home Loan Bank (the FHLB) stock is carried at par value ($100 per share), which reasonably approximates its fair value. As a member of the FHLB system, the Company is required to maintain a minimum level of investment in FHLB stock based on specified percentages of its outstanding FHLB advances. The Company may request redemption at par value of any stock in excess of the amount the Company is required to hold. Stock redemptions are at the discretion of the FHLB.

                        Valley Community Bancshares, Inc.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

LOANS

Loans that management has the intent and ability to hold for the foreseeable future, or until maturity or pay-off, are reported at their outstanding principal, and are adjusted for any charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans and unamortized premiums or discounts on purchased loans. Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield of the related loan.

The accrual of interest on impaired loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received. Interest income on restructured loans is recognized pursuant to the terms of the new loan agreement. Interest income on other impaired loans is monitored and based upon the terms of the underlying loan agreement. However, the recorded net investment in impaired loans, including accrued interest, is limited to the present value of the expected cash flows of the impaired loan or the observable fair market value of the loan, or the fair market value of the loan's collateral.

ALLOWANCE FOR LOAN LOSS

The allowance for loan loss is management's best estimate of loan losses incurred at the balance sheet date. The allowance for loan losses is increased by charges to income and decreased by charge-offs (net of recoveries), and established through a provision for credit losses charged to expense. Loans are charged against the allowance for credit losses when management believes that the collectibility of the principal is unlikely. The allowance is an amount that management believes will be adequate to absorb losses inherent in existing loans, commitments to extend credit and standby letters of credit based on evaluations of collectibility, and prior loss experience of loans. The evaluations take into consideration such factors as changes in the nature and volume of the portfolio, overall portfolio quality, loan concentrations, specific problem loans, commitments, standby letters of credit, and current economic conditions that may affect the borrowers' ability to pay.

A material estimate that is particularly susceptible to significant change relates to the determination of the allowance for losses on loans and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the estimated losses on loans and foreclosed assets held for sale, management obtains independent appraisals for significant properties.

The majority of the Company's loan portfolio consists of commercial loans and single-family residential loans secured by real estate in the Puyallup and Pierce County area and also in the Auburn and King County area. Real estate prices in this market are stable at this time. However, the ultimate collectibility of a substantial portion of the Company's loan portfolio may be susceptible to change in local market conditions in the future.

While management uses available information to recognize losses on loans, further reductions in the carrying amounts of loans may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the estimated losses on loans. Such agencies may require the Company to recognize additional losses based on their judgment about information available to them at the time of their examination.

Management determines the adequacy of the allowance for loan losses by utilizing a loan grading system to determine risk in the loan portfolio and by considering the results of credit reviews. The loan portfolio is separated by quality and then by loan type. Loans of acceptable quality are evaluated as a group, by loan type, with a specific loss rate assigned to the total loans in each type, but unallocated to any individual loan. Conversely, each adversely classified loan is individually analyzed, to determine an estimated loss amount. A valuation allowance is also assigned to these adversely classified loans, but at a higher loss rate due to the greater risk of loss. For those loans where the loss is greater than the background percentage, the estimated loss amount is considered specifically allocated to the allowance.

Although management has allocated a portion of the allowance to the loan categories using the method described above, the adequacy of the allowance must be considered as a whole. To mitigate the imprecision in most estimates of expected loan losses, the allocated component of the allowance is supplemented by an unallocated component. The unallocated portion includes management's judgmental determination of the amounts necessary for qualitative factors such as the consideration of new products and policies, economic conditions, concentrations of credit risk, and the experience and abilities of lending personnel. Loan concentrations, quality, terms, and basic underlying assumptions remained substantially unchanged during the period.

PREMISES AND EQUIPMENT

Premises and equipment are stated at cost, less accumulated amortization and depreciation. Leasehold improvements are amortized on a straight-line basis over the lives of the respective leases. Depreciation is computed on the straight-line method over the following estimated useful lives:

Building and improvements                       10 - 40 years
Furniture, fixtures, and equipment              3 - 10 years

REAL ESTATE HELD FOR INVESTMENT

Real estate held for investment is property that was acquired for resale. The property is recorded at the lower of cost or fair value and is periodically evaluated to determine that the carrying value does not exceed the fair value of the property. The amount the Company will ultimately recover may differ from the carrying value of the asset because of future market factors beyond the Company's control.

INCOME TAX

The Company records its provision for income taxes using the liability method. Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

                        Valley Community Bancshares, Inc.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

RESTRICTED ASSETS

Federal Reserve Board Regulations require maintenance of certain minimum reserve balances on deposit with the Federal Reserve Bank. The amounts of such balances on deposit were approximately $952,000 and $916,000 at December 31, 2001 and 2000, respectively.

STOCK OPTION PLAN

The Company recognizes the financial effects of stock options in accordance with Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees. Stock options are issued at a price that approximates the fair value of the Company's stock as of the grant date. Under APB 25, options issued in this manner do not result in the recognition of employee compensation in the Company's financial statements.

FINANCIAL INSTRUMENTS

In the ordinary course of business, the Company has entered into off-balance-sheet financial instruments consisting of commitments to extend credit, commitments under credit card arrangements, commercial letters of credit, and standby letters of credit. Such financial instruments are recorded in the financial statements when they are funded, or related fees are incurred or received.

EARNINGS PER SHARE

Basic earnings per share amounts are computed based on the weighted average number of shares outstanding during the period after giving retroactive effect to stock dividends and stock splits. Diluted earnings per share amounts are computed by determining the number of additional shares that are deemed outstanding due to stock options under the treasury stock method.

ADVERTISING COSTS

The Company expenses advertising costs as they are incurred. The amounts expensed during 2001, 2000, and 1999 were $115,000, $76,000, and $36,000, respectively.

IMPACT OF NEW ACCOUNTING ISSUES

During the year 2001 the Financial Accounting Standard Board issued the following accounting standards.

Statement of Financial Accounting Standard (SFAS) No. 141, Business Combinations, addresses financial accounting and reporting for business combinations and supersedes APB Opinion No. 16, Business Combinations, and FASB Statement No. 38, Accounting for Preacquisition Contingencies of Purchased Enterprises. All business combinations in the scope of this Statement are to be accounted for using one method, the purchase method. The provisions of this Statement apply to all business combinations initiated after June 30, 2001. This Statement also applies to all business combinations accounted for using the purchase method for which the date of acquisition is July 1, 2001, or later.

Statement of Financial Accounting Standard (SFAS) No. 142, Goodwill and Other Intangible Assets, addresses financial accounting and reporting for acquired goodwill and other intangible assets and supersedes APB Opinion No. 17, Intangible Assets. It addresses how intangible assets that are acquired individually or with a group of other assets (but not those acquired in a business combination) should be accounted for in financial statements upon their acquisition. This Statement also addresses how goodwill and other intangible assets should be accounted for after they have been initially recognized in the financial statements. The provisions of this Statement are required to be applied starting with fiscal years beginning after December 15, 2001.

Statement of Financial Accounting Standard (SFAS) No. 143, Accounting for Asset Retirement Obligations, addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. This Statement applies to all entities. It applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development, and (or) the normal operation of a long-lived asset, except for certain obligations of lessees. As used in this Statement, a legal obligation is an obligation that a party is required to settle as a result of an existing or enacted law, statute, ordinance, or written or oral contract or by legal construction of a contract under the doctrine of promissory estoppel. This Statement amends FASB Statement No. 19, Financial Accounting and Reporting by Oil and Gas Producing Companies. This Statement is effective for financial statements issued for fiscal years beginning after June 15, 2002.

Statement of Financial Accounting Standard (SFAS) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets addresses financial accounting and reporting for the impairment or disposal of long-lived assets. This Statement supersedes FASB Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, and the accounting and reporting provisions of APB Opinion No. 30, Reporting the Results of Operations--Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions, for the disposal of a segment of a business (as previously defined in that Opinion). This Statement also amends ARB No. 51, Consolidated Financial Statements, to eliminate the exception to consolidation for a subsidiary for which control is likely to be temporary. The provisions of this Statement are effective for financial statements issued for fiscal years beginning after December 15, 2001, and interim periods within those fiscal years, with early application encouraged. The provisions of this Statement generally are to be applied prospectively.

                        Valley Community Bancshares, Inc.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - INVESTMENT SECURITIES

Investment securities have been classified according to management's intent. The carrying amount of securities and their estimated fair values are as follows (in thousands):

DECEMBER 31, 2001

SECURITIES AVAILABLE-FOR-SALE

                                                         GROSS          GROSS        ESTIMATED
                                        AMORTIZED     UNREALIZED     UNREALIZED         FAIR
                                          COST           GAINS         LOSSES          VALUE
                                         -------        -------        -------        -------
U.S. Treasury and U.S. Government
   corporations and agencies             $ 9,383        $   219        $    23        $ 9,579
State and political subdivisions           6,743            115              7          6,851
Mortgage-backed securities                14,763            167             10         14,920
                                         -------        -------        -------        -------
                                          30,889        $   501        $    40        $31,350
                                         =======        =======        =======        =======


DECEMBER 31, 2000

SECURITIES AVAILABLE-FOR-SALE

                                                         GROSS          GROSS        ESTIMATED
                                        AMORTIZED     UNREALIZED     UNREALIZED         FAIR
                                          COST           GAINS         LOSSES          VALUE
                                         -------        -------        -------        -------
U.S. Treasury and U.S. Government
    corporations and agencies            $16,652        $    77        $    30        $16,699
State and political subdivisions           4,710             38              7          4,741
Mortgage-backed securities                 7,531             47             30          7,548
Other                                      1,504                             9          1,495
                                         -------        -------        -------        -------
                                          30,397            162             76         30,483
                                         -------        -------        -------        -------
SECURITIES HELD-TO-MATURITY

U.S. Treasury and U.S. Government
   corporations and agencies                 244              4                           248
State and political subdivisions              35                                           35
                                         -------        -------        -------        -------
                                             279              4                           283
                                         -------        -------        -------        -------
                                         $30,676        $   166        $    76        $30,766
                                         =======        =======        =======        =======


During the year 2001, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended by SFAS No. 137 and 138, which established accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. The Company implemented this Statement effective January 1, 2001. As permitted by the Statement the Company reclassified approximately $279,000 in securities held-to-maturity with a market value of $284,000 to securities available-for-sale.

                        Valley Community Bancshares, Inc.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - INVESTMENT SECURITIES  (CONTINUED)

The amortized cost and estimated market value of securities available-for-sale at December 31, 2001, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without prepayment penalties.

                                    AVAILABLE-FOR-SALE
                                  ----------------------
                                                ESTIMATED
                                 AMORTIZED        FAIR
                                   COST           VALUE
                                 --------       ---------
Due in one year or less           $ 5,040        $ 5,157
Due from one to five years         10,186         10,378
Due from five to ten years          6,816          6,877
Due after ten years                 8,847          8,938
                                  -------        -------

        Totals                    $30,889        $31,350
                                  =======        =======

Proceeds from sales of available-for-sale investment securities were $3,055,000, $0, and $1,001,000 in 2001, 2000, and 1999, respectively.

Gross gains from the sales of available-for-sale investment securities were $54,000, $0, and $1,000 in 2001, 2000, and 1999, respectively. The Company incurred gross losses of $0 in 2001, 2000, and 1999.

Investments in state and political subdivisions represent purchases of municipal bonds located in Washington State. Investments in corporate debt obligations are made in companies located and doing business throughout the United States. The debt obligations were all within the credit ratings acceptable under the Company's investment policy.

Investment securities with a book value of $3,389,000 and $3,361,000 at 2001 and 2000, respectively, have been pledged to secure public deposits, as required by law, and other purposes. The estimated fair value of these pledged securities was $3,494,000 and $3,354,000 at December 31, 2001 and 2000, respectively.

NOTE 3 - LOANS

The major classifications of loans at December 31 are summarized as follows (dollars in thousands):

                                      2001               2000
                                    ---------         ---------
Real Estate

       Construction                 $  11,550         $   5,959
       Mortgage                        14,689            16,701
       Commercial                      54,187            52,620
Commercial                             16,477            16,258
Consumer and other                      3,197             2,523
Lease                                     745               560
                                    ---------         ---------

                                      100,845            94,621
Less deferred loan fees, net              (90)               (7)
                                    ---------         ---------

       Totals                       $ 100,755         $  94,614
                                    =========         =========

                        Valley Community Bancshares, Inc.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 - LOANS  (CONTINUED)

Contractual maturities of loans as of December 31, 2001, are as shown below. Actual maturities may differ from contractual maturities because individual borrowers may have the right to prepay loans with or without prepayment penalties.

                              WITHIN 1 YEAR     1 - 5 YEARS   AFTER 5 YEARS       TOTAL
                              -------------     -----------   -------------       -----
Commercial                       $  8,135        $  7,600        $    742        $ 16,477
Real Estate, commercial             4,439          42,758           6,990          54,187
Real Estate, construction           9,788           1,762                          11,550
Real Estate, mortgage               1,953          10,963           1,773          14,689
Consumer and other                  1,354           1,620             223           3,197
Lease                                 272             473                             745
                                 --------        --------        --------        --------
                                 $ 25,941        $ 65,176        $  9,728        $100,845
                                 ========        ========        ========        ========


                                         1 - 5 YEARS   AFTER 5 YEARS
                                         -----------   -------------
Loans maturing after one year with:

Fixed rates                                $55,793        $   883
Variable rates                               9,383          8,845
                                           -------        -------

                                           $65,176        $ 9,728
                                           =======        =======

The Company had loans amounting to $1,038,000 at December 31, 2001, and none at December 31, 2000, that were classified as impaired. No allocation of the allowance for possible credit losses was considered necessary to allocate to impaired loans at December 31, 2001 and 2000. There are no commitments to lend additional funds to borrowers whose loans are classified as impaired. At December 31, 2001, the Company had one loan, totaling $909,000, classified as a troubled debt restructuring that is included in impaired loans. At December 31, 2001, the restructured loan was in compliance with its modified terms and is not reported as either past due or nonaccrual. In February 2002, the loan was paid off in accordance with the restructured terms.

NOTE 4 - ALLOWANCE FOR LOAN LOSSES

Changes in the allowance for loan losses are summarized as follows (dollars in thousands):

                                   2001            2000            1999
                                  -------         -------         -------
Balance, beginning of year        $ 1,096         $   959         $   883
Provision for loan losses              62             145              84
Additions from recoveries               4              12
Loans charged off                      (6)            (20)             (8)
                                  -------         -------         -------

Balance, end of year              $ 1,156         $ 1,096         $   959
                                  =======         =======         =======

                        Valley Community Bancshares, Inc.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 - PREMISES AND EQUIPMENT

Premises and equipment at December 31 consisted of the following (dollars in thousands):

                                            2001            2000
                                          -------         -------
Equipment, furniture, and fixtures        $ 2,858         $ 3,264
Land and buildings                          6,067           5,964
                                          -------         -------

                                            8,925           9,228
Less: accumulated depreciation             (3,094)         (3,516)
                                          -------         -------

                                          $ 5,831         $ 5,712
                                          =======         =======


Depreciation expense on premises and equipment totaled $462,000 in 2001, $435,000 in 2000, and $415,000 in 1999.

NOTE 6 - DEPOSITS

Interest-bearing deposits at December 31 consisted of the following (dollars in thousands):

                                               2001            2000
                                             --------        --------
Demand accounts                              $ 18,997        $ 17,417
Money market accounts                          36,424          29,841
Savings accounts                               11,987          10,320
Certificates of deposit over $100,000          18,425          19,754
Other certificates of deposit                  24,097          23,575
                                             --------        --------
                                             $109,930        $100,907
                                             ========        ========


At December 31, 2001, the scheduled maturities of certificates of deposit are as follows (dollars in thousands):

2002                                $41,418
2003                                    990
2004                                     46
2005                                     59
2006                                      9
                                    -------

                                    $42,522
                                    =======

                        Valley Community Bancshares, Inc.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 - CREDIT ARRANGEMENTS

The Banks are members of the Federal Home Loan Bank of Seattle. As a member, Puyallup Valley Bank has a committed line of credit up to 10 percent of total assets. Valley Bank's credit line is on a case-by-case basis. Borrowings generally provide for interest at the then-current published rates. There were no borrowings outstanding at December 31, 2001 or 2000. During 2000, the maximum amount of borrowings outstanding totaled $2,700,000. The average amounts of borrowings outstanding during 2000 were $327,000 at an average weighted interest rate of 6.63 percent. There were no borrowings outstanding during 2001 and 1999.

At December 31, 2001, committed line-of-credit agreements totaling approximately $7,500,000 were available to the Company from unaffiliated banks with maturities that range from April 2002 to June 2002. Such lines generally provide for interest at the then-existing federal funds rate. There were no borrowings outstanding under these credit arrangements at December 31, 2001 and 2000. There were no borrowings outstanding during 2001, 2000, and 1999.

NOTE 8 - INCOME TAXES

The components of the provision for federal income tax expense for the years ended December 31, are as follows (dollars in thousands):

                 2001         2000         1999
                -----        -----        -----
Current         $ 708        $ 700        $ 588
Deferred           36           28           (8)
                -----        -----        -----

                $ 744        $ 728        $ 580
                =====        =====        =====


A reconciliation of the effective income tax rate with the federal statutory rate is as follows (dollars in thousands):

                                     2001                       2000                        1999
                              -------------------       -------------------          -------------------
                              AMOUNT         RATE       AMOUNT         RATE          AMOUNT         RATE
                              ------         ----       ------         ----          ------         ----
Federal income tax at
       statutory rates        $ 860           34%       $ 794             34%        $ 671             34%

Effect of tax-exempt
       interest income          (89)         -4%          (73)           -3%           (96)           -5%
Other                           (27)         -1%            7                            5
                              -----          ---        -----          -----         -----          -----
                              $ 744           29%       $ 728             31%        $ 580             29%
                              =====          ===        =====          =====         =====          =====


The following are the significant components of deferred tax assets and liabilities at December 31 (dollars in thousands):

                                                               2001        2000
                                                               ----        ----
Deferred tax assets

       Allowance for loan losses                               $320        $301
       Deferred compensation                                     69          54
       Other                                                     15          23
                                                               ----        ----

                                                                404         378
                                                               ----        ----
Deferred tax liabilities

       Accumulated depreciation                                 167         119
       Unrealized gain on securities available-for-sale         158          29
       Other                                                     61          47
                                                               ----        ----

                                                                386         195
                                                               ----        ----

 Net deferred tax asset                                        $ 18        $183
                                                               ====        ====

The Company believes, based on available information, all deferred assets will be realized in the normal course of business; therefore, these assets have not been reduced by a valuation allowance.

                        Valley Community Bancshares, Inc.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 - STOCKHOLDERS' EQUITY AND REGULATORY CAPITAL

The Company is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of the Company's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios (set forth in the following table) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2001, that the Company meets all capital adequacy requirements to which it is subject.

As of December 31, 2001, the most recent notification from the Federal Deposit Insurance Corporation categorized the Banks as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Company must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

The Company's actual capital amounts and ratios are also presented in the table (dollars in thousands):

                                                                                                      TO BE WELL
                                                                         FOR CAPITAL             CAPITALIZED UNDER PROMPT
                                              ACTUAL                  ADEQUACY PURPOSES        CORRECTIVE ACTION PROVISIONS
                                       --------------------          --------------------      ----------------------------
                                       AMOUNT         RATIO          AMOUNT         RATIO         AMOUNT            RATIO
                                       ------         -----          ------         -----         ------            -----
As of December 31, 2001:

Total Capital
      (to Risk-Weighted Assets)

           Consolidated                $22,012        19.44%*        $ 9,059         8.00%*       $11,324           10.00%
           Puyallup Valley Bank        $14,937        14.96%*        $ 7,985         8.00%*       $ 9,981           10.00%
           Valley Bank                 $ 4,016        29.88%*        $ 1,075         8.00%*       $ 1,344           10.00%

Tier I Capital
      (to Risk-Weighted Assets)

           Consolidated                $20,856        18.42%*        $ 4,530         4.00%*       $ 6,795            6.00%
           Puyallup Valley Bank        $13,934        13.96%*        $ 3,993         4.00%*       $ 5,989            6.00%
           Valley Bank                 $ 3,863        28.74%*        $   538         4.00%*       $   806            6.00%

Tier I Capital
      (to Average Assets)

           Consolidated                $20,856        13.03%*        $ 6,401         4.00%*       $ 8,001            5.00%
           Puyallup Valley Bank        $13,934         9.77%*        $ 5,706         4.00%*       $ 7,132            5.00%
           Valley Bank                 $ 3,863        24.85%*        $   622         4.00%*       $   777            5.00%

As of December 31, 2000:

Total Capital
      (to Risk-Weighted Assets)

           Consolidated                $21,164        19.75%*        $ 8,575         8.00%*       $10,718           10.00%
           Puyallup Valley Bank        $14,375        15.25%*        $ 7,543         8.00%*       $ 9,429           10.00%
           Valley Bank                 $ 3,932        36.12%*        $   871         8.00%*       $ 1,089           10.00%

Tier I Capital
      (to Risk-Weighted Assets)

           Consolidated                $20,068        18.72%*        $ 4,287         4.00%*       $ 6,431            6.00%
           Puyallup Valley Bank        $13,404        14.22%*        $ 3,771         4.00%*       $ 5,657            6.00%
           Valley Bank                 $ 3,807        34.97%*        $   435         4.00%*       $   653            6.00%

Tier I Capital
      (to Average Assets)

           Consolidated                $20,068        13.46%*        $ 5,963         4.00%*       $ 7,454            5.00%
           Puyallup Valley Bank        $13,404         9.99%*        $ 5,368         4.00%*       $ 6,710            5.00%
           Valley Bank                 $ 3,807        29.01%*        $   525         4.00%*       $   656            5.00%


* greater than or equal to

                        Valley Community Bancshares, Inc.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 - COMMITMENTS AND CONTINGENT LIABILITIES

(a) FINANCIAL INSTRUMENTS - The Company is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheets.

The Company's exposure to credit loss, in the event of nonperformance by the other party to the financial instruments for commitments to extend credit and standby letters of credit, is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. A summary of commitments at December 31 is as follows (dollars in thousands):

                                     2001           2000
                                    -------        -------
Commitments to extend credit        $13,470        $15,084
Standby letters of credit                              321
                                    -------        -------

                                    $13,470        $15,405
                                    =======        =======


Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company's experience has been that customers draw upon approximately 75 percent of loan commitments. While approximately all of commercial letters of credit are utilized, a significant portion of such utilization is on an immediate payment basis. The Company evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if it is deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property and equipment, and income-producing properties.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Collateral held varies as specified above, and is required in instances where the Company deem necessary.

(b) OPERATING LEASE COMMITMENTS - The Company leases its operating facilities under agreements, which expire between 2002 and 2003. The agreements require the Company to pay certain operating expenses. The approximate annual commitment for rental space under these operating leases is summarized as follows (dollars in thousands):

 YEAR ENDING
 DECEMBER 31,
 ------------
     2002                   $      65
     2003                          27
     2004
     2005
     2006
                            ----------

                            $      92
                            ==========


Rental expense charged to operations was $102,000, $107,000, and $109,000 for the years ended December 31, 2001, 2000, and 1999, respectively.

(c) LEGAL PROCEEDINGS - The Company and its subsidiaries are from time to time defendants in and are threatened with various legal proceedings arising from their regular business activities. Management, after consulting with legal counsel, is of the opinion that the ultimate liability, if any, resulting from these and other pending or threatened actions and proceedings will not have a material effect on the financial position or results of operation of the Company and its subsidiaries.

                        Valley Community Bancshares, Inc.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11 - RELATED PARTY TRANSACTIONS

Certain directors, executive officers, principal stockholders, and companies in which they have a beneficial interest, are loan customers of the Company. All loans and loan commitments were made in compliance with applicable laws and regulations on substantially the same terms (including interest rates and collateral) as those prevailing at the time for comparable transactions with other persons and do not involve more than the normal risk of collectibility or present any other unfavorable features.

Such loans had aggregate balances and activity during 2001, 2000, and 1999 as follows (dollars in thousands):

                                     2001            2000            1999
                                    -------         -------         -------
Balance at beginning of year        $ 2,210         $ 2,139         $   550
New loans or advances                 3,069           1,205           2,378
Repayments                           (2,895)         (1,134)           (789)
                                    -------         -------         -------

Balance at end of year              $ 2,384         $ 2,210         $ 2,139
                                    =======         =======         =======


Deposits from related parties totaled approximately $5,332,000, $6,482,000, and $5,175,000 at December 31, 2001, 2000, and 1999, respectively.

NOTE 12 - EMPLOYEE BENEFITS

The Company has a 401(k) defined contribution plan for those employees who meet the eligibility requirements set forth in the plan. Contributions to the plan, adopted in January 1987, are at the discretion of the Company's Board of Directors. Eligible employees can contribute the lesser of $9,000 or 100% of compensation. The Company made no contributions to the plan in 2001, 2000, or 1999.

The Company also has a noncontributory profit-sharing plan covering substantially all employees. Contributions to the plan are at the discretion of the Company's Board of Directors, and totaled $107,500, $96,000, and $84,000 in 2001, 2000, and 1999, respectively.

NOTE 13 - STOCK OPTION PLAN

The Company has a qualified incentive stock option plan that provides for the awarding of stock options to certain officers and employees of the Company. The awarding of stock options is at the discretion of the Board of Directors. Options granted under the plan vest under a schedule determined by the Board of Directors and expire ten years from the date of the grant. The exercise price of all options granted under the plan is equal to the fair value of the common stock on the date of the grant. Average exercise price per share, number of shares authorized, available for grant, granted, exercised, outstanding, and currently exercisable reflect the dilutive effect of stock dividends and stock splits.

Pro forma information regarding net income and earnings per share is required by Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation. The pro forma information recognizes, as compensation, the estimated fair value of stock options granted using an option valuation model known as the Black-Scholes model. Pro forma earnings per share amounts reflect an adjustment as if the fair value of the options were recognized as compensation for the period.

For the most part, variables and assumptions are used in the model. For the periods 2001, 2000, and 1999, respectively, the risk-free interest rate is 4.75 percent, 6.25 percent, and 5.75 percent, the dividend yield rate is 2.2 percent,
1.9 percent, and 1.4 percent, the price volatility is not meaningful, and the weighted average expected life of the options has been measured at seven years.

The fair value of options issued in 2001 and 1999 was estimated at $5,000 and $24,000, respectively. There were no options issued in 2000. The remaining unrecognized compensation for fair value of stock options was approximately $10,000 as of December 31, 2001.

                        Valley Community Bancshares, Inc.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13 - STOCK OPTION PLAN (CONTINUED)

Management believes that the variables and assumptions used in the options-pricing model are subjective and represent only one estimate of possible value. The fair value of options granted, that are recognized in pro forma earnings, is shown below:

In thousands, except for per-share amounts

                                                             2001                     2000                  1999
                                                        ----------------        ----------------      ----------------
Pro forma disclosures

      Net income as reported                            $          1,786        $          1,608      $          1,394
      Additional compensation for fair value of
        stock options
                                                                      (5)                     (5)                   (3)
                                                        ----------------        ----------------      ----------------

Pro forma net income                                    $          1,781        $          1,603      $          1,391
                                                        ================        ================      ================

Earnings per share
      Basic

           As reported                                  $           1.58        $           1.42      $           1.24
                                                        ================        ================      ================

           Pro forma                                    $           1.58        $           1.42      $           1.24
                                                        ================        ================      ================
      Diluted

           As reported                                  $           1.55        $           1.39      $           1.21
                                                        ================        ================      ================

           Pro forma                                    $           1.55        $           1.39      $           1.21
                                                        ================        ================      ================


Information with respect to option transactions is summarized as follows:

                                                   EXERCISE      CURRENTLY      OPTIONS
                                   AUTHORIZED        PRICE       EXERCISED     OUTSTANDING     EXERCISABLE
                                   ----------      --------      ---------     -----------     -----------
Balance, December 31, 1998           259,070        $ 15.70       104,887         63,381          35,935

      Granted                                         35.00                       14,500
      Exercised                                        8.68         4,390         (4,390)         (4,390)
      Expired and forfeitures                         34.14                       (8,750)
      Vested                                                                                       5,464
                                     -------        -------       -------        -------         -------

Balance, December 31, 1999           259,070          18.00       109,277         64,741          37,009

      Granted

      Exercised                                        5.42         8,027         (8,027)         (8,027)
      Expired and forfeitures
      Vested                                                                                       2,982
                                     -------        -------       -------        -------         -------

Balance, December 31, 2000           259,070          19.78       117,304         56,714          31,964

      Granted                                         28.00                        5,000
      Exercised                                        9.70        13,401        (13,401)        (13,401)
      Expired and forfeitures
      Vested
                                     -------        -------       -------        -------         -------

Balance, December 31, 2001           259,070        $ 23.43       130,705         48,313          18,563
                                     =======        =======       =======        =======         =======

                        Valley Community Bancshares, Inc.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13 - STOCK OPTION PLAN (CONTINUED)

Additional financial data pertaining to outstanding stock options is as follows:

                                       WEIGHTED AVERAGE                                                 WEIGHTED AVERAGE
                                          REMAINING         WEIGHTED AVERAGE           NUMBER          EXERCISE PRICE OF
RANGE OF                 NUMBER OF       CONTRACTUAL       EXERCISE PRICE OF         EXERCISABLE           EXERCISABLE
EXERCISE PRICES        OPTION SHARES    LIFE (IN YEARS)      OPTION SHARES          OPTION SHARES         OPTION SHARES
---------------        -------------    ---------------      -------------          -------------         -------------
 $         9.70           10,721               .9               $    9.70               10,721             $      9.70
 $12.34 - 12.36            6,684             2.07               $   12.34                6,684             $     12.34
 $        15.54            1,158             3.45               $   15.54                1,158             $     15.54
 $        23.81            5,250             5.89               $   23.81
 $        25.00            2,000             6.22               $   25.00
 $        28.00            5,000             9.07               $   28.00
 $        35.00           17,500             7.26               $   35.00

NOTE 14 - EARNINGS PER SHARE

The numerators and denominators of basic and fully diluted earnings per share are as follows:

In thousands, except for per-share amounts

                                                       2001              2000              1999
                                                    ----------        ----------        ----------
Net income (numerator)                              $    1,786        $    1,608        $    1,394
                                                    ==========        ==========        ==========

Shares used in the calculation (denominator)
     Weighted average shares outstanding             1,130,720         1,131,484         1,119,780
     Effect of dilutive stock options                   18,527            22,399            32,796
     Fully diluted shares                            1,149,247         1,153,883         1,152,576
                                                    ==========        ==========        ==========

Basic earnings per share                            $     1.58        $     1.42        $     1.24
                                                    ==========        ==========        ==========

Diluted earnings per share                          $     1.55        $     1.39        $     1.21
                                                    ==========        ==========        ==========

NOTE 15 - FAIR VALUE OF FINANCIAL INSTRUMENTS

The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of SFAS No. 107, Disclosures About Fair Value of Financial Instruments. The Company, using available market information and appropriate valuation methodologies, has determined the estimated fair value amounts. However, considerable judgment is necessary to interpret market data in the development of the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts. The fair value of commitments to customers is not considered material since they are for relatively short periods of time and subject to customary credit terms. The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

(a) CASH AND DUE FROM BANKS, INTEREST-BEARING DEPOSITS WITH BANKS, OTHER BORROWED FUNDS, AND FEDERAL FUNDS SOLD - For these short-term instruments, the carrying amount is a reasonable estimate of fair value.

(b) SECURITIES - For securities, fair values are based on quoted market prices or dealer quotes, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

(c) FEDERAL HOME LOAN BANK STOCK - The carrying amount is a reasonable estimate of fair value.

                        Valley Community Bancshares, Inc.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15 - FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

(d) LOANS - The fair value of loans generally is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. For certain homogeneous categories of loans, such as Small Business Administration guaranteed loans, fair value is estimated using the quoted market prices for securities backed by similar loans, adjusted for differences in loan characteristics.

(e) DEPOSITS - The fair value of demand deposits, savings accounts, and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated by discounting the future cash flows using the rates currently offered for deposits of similar remaining maturities.

(f) LIMITATIONS - The fair value estimates presented herein are based on pertinent information available to management as of the applicable date.

(g) OFF-BALANCE-SHEET FINANCIAL INSTRUMENTS - Commitments to extend credit and letters of credit represent the principal categories of off-balance-sheet instruments (Note 10). The fair value of these commitments is not material since they are for a short period of time and subject to customary credit terms.

The estimated fair values of the Company's financial instruments at December 31 are as follows (dollars in thousands):

                                                           2001                              2000
                                                   ------------------------        ------------------------
                                                   Carrying         Fair           Carrying         Fair
                                                    Amount          Value           Amount          Value
                                                   --------        --------        --------        --------
Financial Assets:
      Cash and due from banks, interest-
           bearing deposits with banks, and        $ 18,667        $ 18,667        $ 14,589        $ 14,589
           federal funds sold
      Securities                                   $ 31,350        $ 31,350        $ 30,762        $ 30,766
      Federal Home Loan Bank stock                 $    478        $    478        $    447        $    447
      Loans                                        $100,755        $103,210        $ 94,614        $ 94,078
Financial Liabilities:
      Deposits                                     $134,700        $135,223        $125,047        $125,057
      Other borrowed funds                         $    334        $    334        $    557        $    557


NOTE 16 - PARENT COMPANY (ONLY) FINANCIAL INFORMATION

Condensed balance sheet at December 31, 2001 and 2000 (dollars in thousands):

                                                               2001           2000
                                                              -------        -------
ASSETS

      Cash and due from bank                                  $ 1,062        $   831
      Investment in Banks                                      18,102         17,267
      Other assets                                              2,000          2,051
                                                              -------        -------

            Total assets                                      $21,164        $20,149
                                                              =======        =======

LIABILITIES

      Accounts payable                                        $     3        $    24
                                                              -------        -------
            Total liabilities                                       3             24

TOTAL STOCKHOLDERS' EQUITY                                     21,161         20,125
                                                              -------        -------

            Total liabilities and stockholders' equity        $21,164        $20,149
                                                              =======        =======

                        Valley Community Bancshares, Inc.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16 - PARENT COMPANY (ONLY) FINANCIAL INFORMATION (CONTINUED)

Condensed statement of income for the year ended December 31, 2001, 2000, and 1999 (dollars in thousands):

                                                                                           2001            2000            1999
                                                                                          -------         -------         -------
INCOME

           Dividend from Bank                                                             $ 1,200         $ 1,300         $   900
           Other income                                                                        77              46              27
                                                                                          -------         -------         -------

                    Total income                                                            1,277           1,346             927
                                                                                          -------         -------         -------

EXPENSES

           Other expenses                                                                      99              99              15
                                                                                          -------         -------         -------

                    Total expenses                                                             99              99              15

NET INCOME BEFORE FEDERAL INCOME TAX AND
           EQUITY IN UNDISTRIBUTED INCOME OF BANK                                           1,178           1,247             912


INCOME TAX BENEFIT (EXPENSE)                                                                   22              20             (13)
                                                                                          -------         -------         -------

NET INCOME BEFORE EQUITY IN UNDISTRIBUTED
           INCOME OF BANK                                                                   1,200           1,267             899


EQUITY IN UNDISTRIBUTED INCOME OF BANK                                                        586             341             495
                                                                                          -------         -------         -------

NET INCOME                                                                                $ 1,786         $ 1,608         $ 1,394
                                                                                          =======         =======         =======

Condensed statement of cash flows for the year ended December 31, 2001, 2000, and 1999 (dollars in thousands):

                                                                                           2001            2000            1999
                                                                                          -------         -------         -------
CASH FLOWS FROM OPERATING ACTIVITIES
         Net income                                                                       $ 1,786         $ 1,608         $ 1,394
         Adjustments to reconcile net income to net cash from operating activities
                Distributions received in excess of subsidiary bank income                   (586)           (341)           (495)
                Other operating activities                                                     36              36             (54)
                                                                                          -------         -------         -------

                Net cash from operating activities                                          1,236           1,303             845
                                                                                          -------         -------         -------

CASH FLOWS FROM INVESTING ACTIVITIES
         Purchase of premises and equipment                                                    (6)         (1,083)           (776)
         Investment in Valley Bank                                                                                         (4,025)
                                                                                          -------         -------         -------

                Net cash from investing activities                                             (6)         (1,083)         (4,801)
                                                                                          -------         -------         -------

CASH FLOWS FROM FINANCING ACTIVITIES
         Sale of Common Stock                                                                 130              44           3,630
         Repurchase of Common Stock                                                          (506)
         Dividend                                                                            (623)           (564)           (135)
                                                                                          -------         -------         -------

                Net cash from financing activities                                           (999)           (520)          3,495

NET INCREASE (DECREASE) IN CASH                                                               231            (300)           (461)

CASH, beginning of year                                                                       831           1,131           1,592
                                                                                          -------         -------         -------
CASH, end of year                                                                         $ 1,062         $   831         $ 1,131
                                                                                          =======         =======         =======

                        Valley Community Bancshares, Inc.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17 - SUBSEQUENT EVENT

DIVIDENDS - On January 16, 2002, the Board of Directors of the Company declared a cash dividend of $0.60 per share. The dividend was paid during February 2002 to those shareholders of record on December 31, 2001. The dividend was approximately $676,000.

NOTE 18 -- SUMMARY OF QUARTERLY FINANCIAL INFORMATION - UNAUDITED

Quarterly financial information for the year ended December 31, 2001 and 2000 is summarized as follows:

VALLEY COMMUNITY BANCSHARES, INC.
(DOLLARS IN THOUSANDS, EXCEPT PER-SHARE AMOUNTS)

                                              FIRST            SECOND             THIRD            FOURTH           YEAR ENDED
2001                                         QUARTER           QUARTER           QUARTER           QUARTER         DECEMBER 31,
----------                                  ----------        ----------        ----------        ----------        ----------
STATEMENT OF INCOME DATA

    Interest income                         $    2,662        $    2,643        $    2,672        $    2,539        $   10,516
    Interest expense                               990               933               857               655             3,435
                                            ----------        ----------        ----------        ----------        ----------
         Net interest income                     1,672             1,710             1,815             1,884             7,081
    Provision for loan losses                       31                31                                                    62
                                            ----------        ----------        ----------        ----------        ----------
         Net interest income after
           provision for loan losses             1,641             1,679             1,815             1,884             7,019
    Noninterest income                             207               205               252               206               870
    Noninterest expense                          1,343             1,345             1,321             1,350             5,359
                                            ----------        ----------        ----------        ----------        ----------
      Income before provision for
        income tax                                 505               539               746               740             2,530
    Provision for income tax                       136               165               220               223               744
                                            ----------        ----------        ----------        ----------        ----------
      Net income                            $      369        $      374        $      526        $      517        $    1,786
                                            ==========        ==========        ==========        ==========        ==========

PER-SHARE DATA

    Basic earnings per share                $     0.33        $     0.33        $     0.46        $     0.46        $     1.58
    Diluted earnings per share              $     0.32        $     0.32        $     0.46        $     0.45        $     1.55
    Weighted average shares
      outstanding                            1,133,589         1,133,148         1,133,588         1,122,555         1,130,720
    Weighted average diluted shares
      outstanding                            1,152,423         1,152,423         1,151,067         1,141,075         1,149,247


                                                  FIRST            SECOND             THIRD            FOURTH          YEAR ENDED
2000                                             QUARTER           QUARTER           QUARTER           QUARTER         DECEMBER 31,
----------                                      ----------        ----------        ----------        ----------        ----------
STATEMENT OF INCOME DATA

    Interest income                             $    2,400        $    2,568        $    2,740        $    2,825        $   10,533
    Interest expense                                   773               896             1,014             1,032             3,715
                                                ----------        ----------        ----------        ----------        ----------
         Net interest income                         1,627             1,672             1,726             1,793             6,818
    Provision for loan losses                           27                32                43                43               145
                                                ----------        ----------        ----------        ----------        ----------
         Net interest income after provision
           for loan losses                           1,600             1,640             1,683             1,750             6,673
    Noninterest income                                 142               147               191               181               661
    Noninterest expense                              1,203             1,213             1,238             1,344             4,998
                                                ----------        ----------        ----------        ----------        ----------
      Income before provision for income tax           539               574               636               587             2,336
    Provision for income tax                           162               169               202               195               728
                                                ----------        ----------        ----------        ----------        ----------
      Net income                                $      377        $      405        $      434        $      392        $    1,608
                                                ==========        ==========        ==========        ==========        ==========

PER-SHARE DATA

    Basic earnings per share                    $     0.33        $     0.36        $     0.38        $     0.35        $     1.42
    Diluted earnings per share                  $     0.33        $     0.35        $     0.38        $     0.34        $     1.39
    Weighted average shares outstanding          1,125,562         1,133,148         1,133,588         1,133,638         1,131,484
    Weighted average diluted shares
      outstanding                                1,154,009         1,155,785         1,153,049         1,152,689         1,153,883

                        Valley Community Bancshares, Inc.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18 -- BUSINESS SEGMENTS - UNAUDITED

The Company owns two community-banking institutions, Puyallup Valley Bank and Valley Bank. These banks are managed at the subsidiary bank level. Each subsidiary bank has a board of directors and an executive management team responsible for the operation and performance of the respective subsidiary bank. Financial information regarding these business segments for the year ended December 31, 2001 and 2000 is summarized as follows:

VALLEY COMMUNITY BANCSHARES, INC.
(Dollars in thousands, except per share amounts)


                                                  Puyallup                           Valley
                                                   Valley           Valley          Community       Consolidating       Year Ended
STATEMENT OF INCOME DATA                            Bank             Bank           Bancshares          Entries         December 31,
                                                  ---------        ---------         ---------         ---------         ---------
2001
----------

Interest income                                   $   9,404        $   1,118         $   1,200         $  (1,206)        $  10,516
Interest expense                                      3,101              361                                 (27)            3,435
                                                  ---------        ---------         ---------         ---------         ---------
       Net interest income                            6,303              757             1,200            (1,179)            7,081
Provision for loan losses                                30               32                                                    62
                                                  ---------        ---------         ---------         ---------         ---------
       Net interest income after provision
         for loan losses                              6,273              725             1,200            (1,179)            7,019
Noninterest income                                      783               98               659              (670)              870
Noninterest expense                                   4,587              740                95               (63)            5,359
                                                  ---------        ---------         ---------         ---------         ---------
       Income before provision for income tax         2,469               83             1,764            (1,786)            2,530
Provision for income tax                                739               27               (22)                                744
                                                  ---------        ---------         ---------         ---------         ---------
       Net income                                 $   1,730        $      56         $   1,786         $  (1,786)        $   1,786
                                                  =========        =========         =========         =========         =========

2000
----------

Interest income                                   $   9,695        $     844         $   1,300         $  (1,306)        $  10,533
Interest expense                                      3,458              282                                 (25)            3,715
                                                  ---------        ---------         ---------         ---------         ---------
       Net interest income                            6,237              562             1,300            (1,281)            6,818
Provision for loan losses                                82               63                                                   145
                                                  ---------        ---------         ---------         ---------         ---------
       Net interest income after provision
         for loan losses                              6,155              499             1,300            (1,281)            6,673
Noninterest income                                      642               19               387              (387)              661
Noninterest expense                                   4,266              661                99               (28)            4,998
                                                  ---------        ---------         ---------         ---------         ---------
       Income before provision for income tax         2,531             (143)            1,588            (1,640)            2,336
Provision for income tax                                798              (50)              (20)                                728
                                                  ---------        ---------         ---------         ---------         ---------
       Net income                                 $   1,733        $     (93)        $   1,608         $  (1,640)        $   1,608
                                                  =========        =========         =========         =========         =========

1999
----------

Interest income                                   $   8,621        $     383         $     900         $    (946)        $   8,958
Interest expense                                      3,000               47                                 (74)            2,973
                                                  ---------        ---------         ---------         ---------         ---------
       Net interest income                            5,621              336               900              (872)            5,985
Provision for loan losses                                22               62                                                    84
                                                  ---------        ---------         ---------         ---------         ---------
       Net interest income after provision
         for loan losses                              5,599              274               900              (872)            5,901
Noninterest income                                      584                6               522              (523)              589
Noninterest expense                                   4,032              469                15                               4,516
                                                  ---------        ---------         ---------         ---------         ---------
       Income before provision for income tax         2,151             (189)            1,407            (1,395)            1,974
Provision for income tax                                631              (64)               13                                 580
                                                  ---------        ---------         ---------         ---------         ---------
       Net income                                 $   1,520        $    (125)        $   1,394         $  (1,395)        $   1,394
                                                  =========        =========         =========         =========         =========

BALANCE SHEET DATA

2001
----------

Loans                                             $  88,083        $  12,672          $                $                 $ 100,755
Deposits                                            124,823           10,973                              (1,096)          134,700
Assets                                              140,282           14,928            21,164           (19,200)          157,174

2000
----------

Loans                                             $  84,475           10,139          $                $                 $  94,614
Deposits                                            116,607            9,370                                (930)          125,047
Assets                                              131,454           13,366            20,149           (18,200)          146,769

                        Valley Community Bancshares, Inc.


               MARKET PRICE OF AND DIVIDENDS ON COMMON EQUITY AND
                           RELATED STOCKHOLDER MATTERS

MARKET PRICE OF AND DIVIDENDS ON COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Nature of Trading Market

At February 15, 2001, the Company had approximately 713 shareholders of record. The stock is not traded on any exchange or automated quotation system, and there is no firm that makes a market in the stock. Shareholders who typically purchase stock for investment have held the stock. Therefore, there is no active trading market for the stock and no assurance can be given that an active trading market for the stock will develop. During 2001, there were 63 transfers known to the Company. These transfers involved a total of 25,970 shares, of which the Company, at a price of $25 per share, purchased 20,239 shares. Sales prices have ranged from $20 to $26, to the Company's best knowledge. The last trade occurred on December 31, 2001, and was for 371 shares of Common Stock at a price of $26 per share. This price is not necessarily indicative of the fair market value of the stock, nor is the Company necessarily aware of all transfers or the price of those transfers.

On October 17, 2001, the Company adopted a plan to repurchase up to $1,000,000 of its shares. As of December 31, 2001, the Company had repurchased 20,239 shares under this plan at an aggregate price of $506,000 (an average price of $25 per share).

Dividend History

The Company (Puyallup Valley Bank prior to July 1, 1998) has paid, since Puyallup Valley Bank's inception in 1973, a combination of stock and cash dividends to its shareholders. Since 1993, Puyallup Valley Bank has paid a stock dividend of 5 percent per year and a cash dividend of 50 cents per share per year. Since July 1, 1998, the Company paid a cash dividend of 38 cents during 1998, a 12 cents dividend during 1999, a 50 cents dividend during 2000, and a 55 cents dividend during 2001. On January 25, 2002, the Board of Directors of the Company declared a cash dividend of 60 cents per share, which was paid during February 2002 to those shareholders of record on December 31, 2001.

Although the Company intends to continue its policy of paying cash dividends on its Common Stock in amounts not less than those paid in recent periods, the ability of the Company to continue to pay such dividends will depend primarily upon the earnings of Puyallup Valley Bank and Valley Bank and their ability to pay dividends to the Company, as to which there can be no assurance. For the foreseeable future, none of the earnings of Valley Bank will be dividends to the Company, as the capital will be retained at Valley Bank to promote its growth.

The ability of the Banks to pay dividends is governed by various statutes. These statutes provide that no bank shall declare or pay any dividend in an amount greater than its retained earnings, without approval from the Director. The Director shall, in his or her discretion, have the power to require any bank to suspend the payment of any and all dividends until all requirements that may have been made by the Director shall have been complied with, and upon such notice to suspend dividends, no bank shall thereafter declare or pay any dividends until such notice has been rescinded in writing.

                               CORPORATE DIRECTORY

VALLEY COMMUNITY                         Greg A. Jones                          Marge O'Hern
BANCSHARES, INC.                         Vice President                         Vice President
                                         Commercial Loan Officer                Branch Manager

CORPORATE HEADQUARTERS
1307 East Main Avenue                    Jennifer Kuhlman                       CANYON ROAD BRANCH
Puyallup, WA 98372                       Vice President                         12803 Canyon Road
(253) 848-2316                           Commercial Loan Officer                Puyallup, WA 98373
                                                                                (253) 770-7686

PUYALLUP VALLEY BANK                     Carol Lambert                          Greta Prince
www.puyallupvalleybank.com               Real Estate Manager                    Vice President
                                                                                Branch Manager
ADMINISTRATION                           BRANCH LOCATIONS
David H. Brown
President & CEO                          DOWNTOWN BRANCH                        Leo Dreith
                                         209 South Meridian Avenue              Vice President
                                         Puyallup, WA 98371                     Commercial Loan Officer
Roy W. Thompson                          (253) 848-7248
Executive Vice President
Credit Administrator                                                            Kathie Bolen
                                         Christine Tallariti                    Assistant Branch Manager
                                         Vice President
Joseph E. Riordan                        Branch Manager
Executive Vice President                                                        GRAHAM BRANCH
Chief Financial Officer                                                         9921 224th Street East
                                         Carol Smith                            Graham, WA 98338
Marta J. Nelson                          Vice President                         (253) 875-3675
Vice President                           Commercial Loan Officer
Senior Operations &                                                             Marge O'Hern
Personnel Officer                        DOWNTOWN DRIVE-UP                      Vice President
                                         112 East Main Avenue                   Branch Manager
                                         Puyallup, WA 98371
Marge O'Hern                             (253) 848-7240
Vice President                                                                  VALLEY BANK
District Retail Manager
                                         SUMMIT BRANCH                          MAIN OFFICE
Diane Cox
Vice President                           10413 Canyon Road East                 1001 D Street NE
Data Processing Manager                  Puyallup, WA 98373                     Auburn, WA 98002
                                         (253) 770-7699                         (253) 288-2101
MAIN OFFICE
1307 East Main Avenue                    Greta Prince                           Richard D. Pickett
Puyallup, WA 98372                       Vice President                         President & CEO
(253) 848-2316                           Branch Manager
                                                                                Joyce Young
Yvonne Narrow                            Brian E. Nelson                        Vice President
Vice President                           Financial Consultant                   Commercial Loan Officer
Branch Manager
                                         SOUTH HILL BRANCH                      Carol Long
                                         15815 Meridian Avenue East             Assistant Vice President
                                         Puyallup, WA 98375                     Loan Services Officer
                                         (253) 848-1968

ANNUAL MEETING

The Company will hold its annual meeting of stockholders on April 25, 2002, at 7:00 p.m., in the Georgian Room at the Best Western Park Plaza Hotel, in Puyallup, Washington.

COPIES OF FORM 10-K

The Company will send the Valley Community Bancshares Annual Report on Form 10-K (including the financial statements filed with the Securities and Exchange Commission) without charge to any shareholder who asks for a copy in writing. Stockholders also can ask for copies of any exhibits to the Form 10-K. Please send requests to:

Corporate Secretary
Valley Community Bancshares, Inc.
P.O. Box 578, Puyallup, WA 98371


NOTICE OF AVAILABILITY

Financial information about this holding company and its banking subsidiaries is available to our shareholders, customers, and other interested parties upon request.

In accordance with federal regulations to facilitate more informed decision making by depositors, we will provide an Annual Disclosure Statement containing financial information for the last two years. This information will be updated each year-end and be available by March 31. To obtain a copy of the Annual Disclosure Statement, please write to:

Corporate Secretary
Valley Community Bancshares Inc.
P.O. Box 578, Puyallup, WA 98371

(FDIC LOGO) This annual report is furnished to shareholders and customers of the Company pursuant to the requirements of the Federal Deposit Insurance Corporation (FDIC) to provide an annual disclosure statement. This statement has not been reviewed or confirmed for accuracy or relevance by the FDIC.