Form 10-K, Exhibit 13
period 2002-12-31
VALLEY COMMUNITY BANCSHARES INC
filed 2003-03-21
CIK 1107419

                                                                      EXHIBIT 13

                        VALLEY COMMUNITY BANCSHARES, INC.

                               2002 ANNUAL REPORT

                        Valley Community Bancshares, Inc.
                               2002 ANNUAL REPORT

TABLE OF CONTENTS

BOARD OF DIRECTORS                                                                           1
LETTER TO SHAREHOLDERS                                                                       2
SELECTED FINANCIAL HIGHLIGHTS                                                                3
THE COMPANY                                                                                  4
SELECTED FINANCIAL DATA                                                                      6
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS        7
INDEPENDENT AUDITOR'S REPORT                                                                20
CONSOLIDATED FINANCIAL STATEMENTS
     Consolidated Balance Sheet                                                             21
     Consolidated Statement of Income                                                       22
     Consolidated Statement of Changes in Stockholders' Equity                              23
     Consolidated Statement of Cash Flows                                                   24
     Notes to Consolidated Financial Statements                                             25
MARKET PRICE OF AND DIVIDENDS ON COMMON EQUITY AND RELATED STOCKHOLDER MATTERS              43
CORPORATE DIRECTORY                                                                         44

                       Valley Community Bancshares, Inc.

AT VALLEY BANK, WE ARE PROUD OF WHERE WE COME FROM.

We don't look at the valley as a new territory for expansion but as our home. A home we share with a diverse range of customers, each with their own banking needs that we strive to fulfill.

As proud as we are of where we come from we are very excited about the future of Valley Bank. With our recent acquisition of Puget Sound Mortgage Brokers we'll be even better positioned to serve our customer base. We continue to open new branches to make our services more convenient to a larger customer base and we look forward to continuing our growth as the Valley itself grows.

1973 - Main Office opens in Puyallup

1976 - Downtown Drive-Up Office opens in Puyallup

1982 - Summit Office opens on South Hill

1986 - Downtown Office opens in Puyallup

1991 - South Hill Office opens

1995 - Canyon Road Office opens on South Hill

1998 - Valley Community Bancshares, Inc. is established

1999 - Valley Community Bancshares opens Valley Bank in Auburn
     - Graham Office opens

2002 - Puyallup Valley Bank acquires Puget Sound Mortgage Brokers

2003 - Valley Community Bancshares merges operations between Puyallup Valley
       Bank and Valley Bank to become Valley Bank

                  THE VALLEY IS STILL A GREAT PLACE FOR GROWTH.

                        Valley Community Bancshares, Inc.

                               BOARD OF DIRECTORS

FRONT ROW
DAVID K. HAMRY
Retired - Good Samaritan Hospital
Vice Chairman of the Board & Director - Valley Community Bancshares, Inc. Vice Chairman of the Board & Director - Valley Bank

CHARLES E. POE
President - Poe Construction
Director - Valley Bank

DAVID H. BROWN
President/CEO & Director - Valley Community Bancshares, Inc.
President/CEO & Director - Valley Bank

THOMAS M. PASQUIER
Vice President - Pasquier Panel Products, Inc.
Director - Valley Community Bancshares, Inc.
Director - Valley Bank

MIDDLE ROW
WILLIAM D. COWART
Owner - HBT Insurance
Director - Valley Bank

STEVEN M. HARRIS
President - Northwest Corporate Real Estate, Inc.
Director - Valley Bank

A. EUGENE HAMMERMASTER
Attorney at Law
Secretary & Director - Valley Community Bancshares, Inc.
Secretary & Director - Valley Bank

THOMAS R. ABSHER
Retired - Absher Construction Company
Director - Valley Community Bancshares, Inc.
Director - Valley Bank

BACK ROW
KIM A. ANARDI, D.D.S.
Owner - Dental Practice
Director - Valley Bank

ROGER L. KNUTSON
President - Knutson Farms, Inc.
Chairman of the Board & Director - Valley Community Bancshares, Inc. Chairman of the Board & Director - Valley Bank

RONALD E. CLAUDON
Owner/President - Valley Pontiac Buick GMC, Inc.
Director - Valley Community Bancshares, Inc.
Director - Valley Bank

WARREN D. HUNT
Retired - Newell Hunt Furniture
Director - Valley Community Bancshares, Inc.
Director - Valley Bank

WILLIAM E. FITCHITT
President - Fitchitt & Benedict, P.S.
Director - Valley Community Bancshares, Inc.
Director - Valley Bank

                 OUR HOME IS THE SAME VALLEY THAT YOU CALL HOME.

                        Valley Community Bancshares, Inc.

LETTER TO SHAREHOLDERS

To Our Shareholders, Clients, and Friends:

Valley Community Bancshares' 2002 performance clearly demonstrated the financial strength of our company and the hard work of our talented employees. Despite a challenging economic environment, we ended 2002 with another record year of profitability. After-tax earnings were $2,118,000 or $1.86 diluted earnings per share, which is an increase of $332,000 or 19 percent over the previous year.

Contributing to our success were the positive benefits of managing our net interest margin, especially in this low-rate environment, a steady increase in our loans and deposits, and good results in other income during the year. Total assets grew to $172 million, which is an increase of $14.5 million or nine percent over the previous year.

Further supporting our profitability is the strength of our loan portfolio. Valley Community Bancshares' credit quality remains sound and consistent with our expectations given the economic slowdown in 2002. Our non-performing assets to total assets ratio was zero percent at the end of the year, which was remarkable given the progressively weakening economy. Our credit administration is experienced and knowledgeable, and anticipated from the onset of 2002 that even greater diligence and discipline would be required during the year. Our goal is to maintain above-average credit quality by carefully managing credit risk throughout this current economic cycle.

Our strong balance sheet gives us enormous flexibility to invest in growing the business and to seek out and act upon new opportunities as they arise.

In addition to achieving significant internal growth in 2002, we took steps to strengthen our company by completing an acquisition and further developing our branch network. The acquisition of Puget Sound Mortgage Brokers allows us to expand our mortgage operations. We also opened a new Kent office during the year, which will be a powerful source of further growth and profitability in the future.

We are equally proud of the fact that we made significant progress toward our long-term goal of improving efficiencies, reducing costs, and providing convenient services to our customers by merging Valley Bank and Puyallup Valley Bank. We feel that shortening the name to Valley Bank better represents the communities that we currently serve from Kent to Graham. We are excited about the opportunities that this brings to our current and future customers. They will have a network of nine convenient locations for their banking needs. We have only begun to realize the synergy of bringing these franchises together under the Valley Bank name.

Stockholders can be equally assured of the integrity of our financial reporting. Valley Community Bancshares' corporate governance program and ethics standards are an integral part of our management process. We will not compromise honesty, trust, or integrity.

Sincerely,

/s/ David H. Brown

David H. Brown
President & CEO

                        Valley Community Bancshares, Inc.

                          SELECTED FINANCIAL HIGHLIGHTS

                                  LOAN GROWTH
                            (in millions of dollars)

[BAR CHART]

1993    $ 52
1994    $ 55
1995    $ 58
1996    $ 58
1997    $ 65
1998    $ 68
1999    $ 79
2000    $ 95
2001    $101
2002    $105

                              STOCKHOLDERS' EQUITY
                           (in thousands of dollars)

[BAR CHART]

1993    $ 8,946
1994    $ 9,734
1995    $11,185
1996    $12,240
1997    $13,436
1998    $14,078
1999    $18,724
2000    $20,125
2001    $21,161
2002    $22,455

                                 DEPOSIT GROWTH
                            (in millions of dollars)

[BAR CHART]

1993    $ 81
1994    $ 86
1995    $ 85
1996    $ 93
1997    $ 98
1998    $110
1999    $114
2000    $125
2001    $135
2002    $147

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

The principal sources of the Company's revenue are (i) interest and fees on loans; (ii) deposit service charges; (iii) merchant credit card processing fees;
(iv) interest-bearing deposits with banks; (v) interest on investments (principally government securities) and (vi) origination fees on mortgage loans brokered. The lending activity consists of short- to medium-term commercial and consumer loans, including operating loans and lines of credit, equipment loans, automobile loans, recreational vehicle and truck loans, personal loans or lines of credit, home improvement loans, and rehabilitation loans. The Banks also offer cash management services, merchant credit card processing, safe deposit boxes, wire transfers, direct deposit of payroll and Social Security checks, automated teller machine access, and automatic drafts for various accounts.

Puyallup Valley Bank

Puyallup Valley Bank is a Washington State-chartered commercial bank that commenced operations in October 1973. The Bank provides full-service banking to businesses and residents within the Puyallup community and its surrounding area. Puyallup Valley Bank places particular emphasis on serving the small to medium-sized business segment of the market by making available a line of banking products tailored to their needs, with those services delivered by experienced professionals concerned with building long-term relationships. Puyallup Valley Bank conducts business out of six full-service offices, one drive-up facility, and a mortgage production office.

On May 16, 2002, Puyallup Valley Bank purchased various tangible and intangible assets of Puget Sound Mortgage Brokers, Inc., a Washington Corporation located in Puyallup, Washington. The purchase price was not material to Puyallup Valley Bank or to the consolidated financial condition and results of operations of the Company. The purchase was made to further enhance the Bank's mortgage banking operations. The mortgage operation is being operated as a division of the Bank using the name Puget Sound Mortgage Brokers and operates in a leased facility.

Valley Bank

Valley Bank is a Washington State-chartered commercial bank that commenced operations in January 1999. The Bank provides full-service banking to businesses and residents within the Auburn and Kent communities and their surrounding area. Valley Bank offers commercial banking services to small and medium-sized businesses, and to professionals and retail customers in the Bank's market area. Valley Bank conducts business out of two full-service offices.

On September 5, 2002 Valley Bank opened a new banking facility in Kent, Washington. The new office will initially operate in a leased facility until a permanent facility can be located.

Both Puyallup Valley Bank and Valley Bank are wholly owned subsidiaries of the Company.

On January 17, 2003, in an effort to consolidate operations, the Company's two bank subsidiaries, Puyallup Valley Bank and Valley Bank, merged operations pursuant to an Agreement and Plan of Merger (the "Agreement") dated November 4, 2002. Under the terms of the Agreement, all the outstanding shares of Valley Bank issued and outstanding were cancelled on the effective date of the merger. All shares of Puyallup Valley Bank issued and outstanding immediately before the effective date of the merger will continue as issued and outstanding shares of the resulting institution. The name of the resulting institution is Valley Bank.

BUSINESS STRATEGY

As a locally owned financial institution, the Company emphasizes local banking needs. The Company seeks to achieve growth in order to establish and then maintain a strong return on equity. The strategy to accomplish these goals is to focus on small businesses that traditionally develop an exclusive relationship with a single bank. The Banks also have the size to give the personal attention required by businesspeople, and significant credit expertise to help these businesses meet their goals.

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

                        Valley Community Bancshares, Inc.

the area. In addition, retirement accounts such as IRAs (Individual Retirement Accounts) are available. The FDIC, up to the maximum amount, insures all deposit accounts. The Banks solicit these accounts from small to medium-sized businesses in their respective primary trade areas, and from individuals who live and/or work within these areas.

The Banks offer loans to their diverse markets and communities. The market consists of south King County and east Pierce County in general and the areas in and around Puyallup, Auburn, and Kent in particular. Loans are provided to creditworthy borrowers regardless of their race, color, national origin, religion, sex, age, marital status, sexual orientation, disability, receipt of public assistance, or any basis prohibited by law. The Banks intend to fulfill this commitment while maintaining prudent credit practices. In the course of fulfilling their obligation to meet the credit needs of the communities that they serve, the Banks give consideration to each credit application regardless of the fact that the applicant may reside in a low to moderate income neighborhood, and without regard to the geographic location of the residence, property, or business within their market areas.

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

                             SETECTED FINANCIAL DATA

SETECTED FINANCIAL DATA

The following financial data of the Company are derived from the Company's historical audited financial statements and related footnotes.

VALLEY COMMUNITY BANCSHARES, INC.
SELECTED FINANCIAL DATA (1)

                                                                                 YEAR ENDED DECEMBER 31,
                                                                     (DOLLARS IN THOUSANDS, EXCEPT PER-SHARE AMOUNTS)
                                                              2002          2001           2000          1999           1998
                                                         -------------  ------------   ------------  ------------   ------------
STATEMENT OF INCOME DATA
 Interest income                                         $       9,886  $     10,516   $     10,533  $      8,958   $      8,694
 Interest expense                                                1,883         3,435          3,715         2,973          3,139
                                                         -------------  ------------   ------------  ------------   ------------
         Net interest income                                     8,003         7,081          6,818         5,985          5,555
 Provision for loan losses                                         213            62            145            84              9
                                                         -------------  ------------   ------------  ------------   ------------
         Net interest income after provision for loan
          losses                                                 7,790         7,019          6,673         5,901          5,546
 Noninterest income                                              1,004           870            661           589            662
 Noninterest expense                                             5,722         5,359          4,998         4,516          4,111
                                                         -------------  ------------   ------------  ------------   ------------
    Income before provision for income tax                       3,072         2,530          2,336         1,974          2,097
 Provision for income tax                                          954           744            728           580            616
                                                         -------------  ------------   ------------  ------------   ------------
    Net income                                           $       2,118  $      1,786   $      1,608  $      1,394   $      1,481
                                                         =============  ============   ============  ============   ============

PER-SHARE DATA
 Cash dividends                                          $         675  $        623   $        564  $        135   $        871
 Cash dividends per weighted average shares outstanding  $        0.60  $       0.55   $       0.50  $       0.12   $       0.86
 Basic earnings per share                                $        1.88  $       1.58   $       1.42  $       1.24   $       1.46
 Diluted earnings per share                              $        1.86  $       1.55   $       1.39  $       1.21   $       1.41
 Weighted average shares outstanding                         1,126,514     1,130,720      1,131,484     1,119,780      1,012,844
 Weighted average diluted shares outstanding                 1,140,091     1,149,247      1,153,883     1,152,576      1,047,745

BALANCE SHEET DATA
 Total assets                                            $     171,711  $    157,174   $    146,769  $    133,837   $    125,329
 Net loans                                                     103,966        99,599         93,518        77,675         66,841
 Deposits                                                      147,436       134,700        125,047       113,809        110,283
 Shareholders' equity                                           22,455        21,161         20,125        18,724         14,078

 Equity to assets ratio                                          13.08%        13.46%         13.71%        13.99%         11.23%

FIVE-YEAR FINANCIAL PERFORMANCE

 Net income                                              $       2,118  $      1,786   $      1,608  $      1,394   $      1,481
 Average assets                                                164,850       155,828        142,864       132,945        118,960
 Average stockholders' equity                                   21,818        20,597         19,084        17,862         13,742

 Return on average assets
    (net income divided by average assets)                        1.28%         1.15%          1.13%         1.05%          1.24%
 Return on average equity
    (net income divided by average equity)                        9.71%         8.67%          8.43%         7.80%         10.78%
 Efficiency ratio
    (noninterest expense divided by noninterest income
    plus net interest income)                                    63.53%        67.40%         66.83%        68.69%         66.13%
 Ratio of noninterest expense to average  assets                  3.47%         3.44%          3.50%         3.40%          3.46%

-----------------------------
(1) The computation of the ratios is based on the recorded assets and liabilities after the effect of the changes in market values of securities available for sale.

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

RESULTS OF OPERATIONS

The Company earned net income of $2,118,000 in 2002, compared to net income of $1,786,000 in 2001 and net income of $1,608,000 in 2000. The $332,000 increase in net income during 2002 over 2001 is the result of a significant increase in net interest income and an increase in noninterest income, partially offset by increases in a the provision for loan losses, noninterest expense and income tax. The $178,000 increase in net income during 2001 over 2000 is the result of an increase in net interest income, a lower provision for loan losses, and an increase in noninterest income, partially offset by an increase in noninterest expense and income tax.

The Company's net income is derived principally from the operating results of its banking subsidiaries, namely Puyallup Valley Bank and Valley Bank. Puyallup Valley Bank is a well-established commercial bank and generates almost all of the Company's operating income. Puyallup Valley Bank had net income of $2,130,000 in 2002, $1,730,000 in 2001, and $1,733,000 in 2000. Valley Bank
earned income of $37,000 in 2002 and $56,000 in 2001, and incurred losses of $93,000 in 2000.

The Company opened its new Kent office during the fourth quarter of 2002. As a result, management anticipates higher operating costs during 2003 and beyond. Therefore, profitability of the Company may be negatively impacted until the facility generates sufficient revenue to offset the added costs. It is anticipated the office will not break even until its third year of operations and may lose up to $250,000 during the three-year period.

Performance Ratios

The following table shows the various performance ratios for the Company for the past five years:

VALLEY COMMUNITY BANCSHARES, INC.
PERFORMANCE RATIOS (1)

                                                                                          FOR THE YEAR ENDED DECEMBER 31,
                                                                               2002        2001       2000       1999       1998
                                                                              -----       ------      -----      -----      -----
Return on average assets (net income divided by average assets)                1.28%       1.15%       1.13%      1.05%      1.24%

Return on average equity (net income divided by average equity)                9.71%       8.67%       8.43%      7.80%     10.78%

Dividend payout ratio (dividends per share divided by net income per share)   31.91%      34.82%      35.18%      9.64%     60.18%

Equity to assets ratio (average equity divided by average assets)             13.24%      13.22%      13.36%     13.44%     11.55%

Net Interest Income

The Company's largest component contributing to net income is net interest income, which is the difference between interest earned on earning assets (primarily loans, interest-bearing deposits with banks, and investment securities), and interest paid on interest-bearing liabilities (deposits and borrowings). The volume of and yields earned on earning assets and the volume of and the rates paid on interest-bearing liabilities determine net interest income. Interest earned and interest paid is also affected by general economic conditions, particularly changes in market interest rates, and by government policies and the action of regulatory authorities. Net interest income divided by average earning assets is referred to as net interest margin. For the years ended December 31, 2002, 2001, and 2000, the Company's net interest margin was
5.35 percent, 5.02 percent, and 5.25 percent, respectively.

Net interest income during 2002, 2001, and 2000 totaled $8,003,000, $7,081,000, and $6,818,000, respectively, representing a 13.0 percent increase in 2002 over 2001 and a 3.9 percent increase in 2001 over 2000. The 2002 over 2001 increase resulted from a 6.0 percent increase in earning assets, primarily loans, and a significant improvement in the Company's net interest margin. The net interest margin increased because of higher loan origination fee amortization, net of cost, and lower interest rates paid on deposit accounts partially offset by lower interest rates earned on earning assets. The 2001 over 2000 increase resulted from a 9.1 percent increase in earning assets, partially offset by a decrease in the Company's net interest margin. The margin decreased because of lower loan origination fee amortization, net of cost, and lower interest rates.

During 2002, 2001, and 2000, market interest rates decreased significantly as a result of a slow national and regional economy and because of an aggressively accommodating Federal Reserve monetary policy. In this period of falling interest rates, the Company's net interest margin increased as a result of increasing the percentage of average loans to average earning assets from 66 percent in 2000 to nearly 70 percent in 2002. In addition, the interest rate paid on interest-bearing liabilities decreased faster than the interest rate earned on interest-earning assets. In the event of a continued low interest rate environment, management anticipates a decrease in the Company's net interest margin as loan customers refinance their higher rate loans to a lower interest rate. In addition, in the event of a lower interest rate environment, the Company will be limited in its ability to decrease the rate paid on deposits with administered interest rates such as NOW, savings, and money market accounts, which are currently below 1 percent.

Interest income during 2002, 2001, and 2000 totaled $9,886,000, $10,516,000, and
$10,533,000, respectively, representing a 6.0 percent decrease in 2002 over 2001 and a slight increase in 2001 over 2000. The 2002 and 2001 decrease was the result of the lower interest rates earned, as discussed above, partially offset by higher loan origination fee amortization, net of costs in 2002, and lower loan origination fee amortization, net of costs in 2001.

Interest expense during 2002, 2001, and 2000 totaled $1,883,000, $3,435,000, and
$3,715,000, respectively, representing a 45.2 percent decrease in 2002 over 2001 and a 7.5 percent decrease in 2001 over 2000. The 2002 and 2001 decrease was the result of the lower interest rates paid, as discussed above.

-----------------------------
(1) The computation of the ratios is based on the recorded assets and liabilities after the effect of the changes in market values of securities available for sale.

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

VALLEY COMMUNITY BANCSHARES, INC.
Average Balances and an Analysis of Average Rates Earned and Paid

                                                                    (Dollars in thousands)
                                    2002                           2001                                        2000
                                 ------------------------------  ------------------------------   -----------------------------
                                  Average     Revenue/   Yield/   Average      Revenue/   Yield/   Average    Revenue/   Yield/
                                  balance     expense     rate    balance      expense    rate     balance     expense    rate
                                 ----------   --------   ------  ---------    ---------   -----   --------    --------   ------
ASSETS
Interest-earning assets
   Loans(1,4)                    $  106,666   $  8,074   7.57%   $  96,855    $   8,109   8.37%   $ 87,934    $  7,961   9.05%
   Investment securities -
     taxable (3)                     25,437      1,167   4.59%      23,694        1,347   5.68%     28,052       1,638   5.84%
   Investment securities -
     tax-exempt (2,3)                 6,684        447   6.69%       5,979          395   6.61%      4,913         327   6.66%
   Other earning assets              13,765        350   2.54%      17,347          799   4.61%     10,964         718   6.55%
                                 ----------   --------   ----    ---------    ---------   ----    --------    --------   ----
     Total interest-earning
       assets                    $  152,552   $ 10,038   6.58%   $ 143,875    $  10,650   7.40%   $131,863    $ 10,644   8.07%

Non-interest-earning assets          12,298                         11,953                          11,001
                                 ----------                      ---------                        --------

   TOTAL ASSETS                  $  164,850                      $ 155,828                        $142,864
                                 ==========                      =========                        ========

LIABILITIES AND STOCKHOLDERS'
  EQUITY
Interest-bearing liabilities
   Deposits
     Savings, NOW accounts,
       and money markets         $   69,419   $    664   0.96%   $  63,244    $   1,207   1.91%   $ 58,136    $  1,489   2.56%
     Time deposits < $100,000        24,936        735   2.95%      24,562        1,241   5.05%     22,699       1,205   5.31%
     Time deposits > $100,000        18,951        477   2.52%      20,647          973   4.71%     17,797         976   5.48%
                                 ----------   --------   ----    ---------    ---------   ----    --------    --------   ----
       Total deposits               113,306      1,876   1.66%     108,453        3,421   3.15%     98,632       3,670   3.72%
   Other borrowed funds                 512          7   1.37%         405           14   3.46%        742          45   6.06%
                                 ----------   --------   ----    ---------    ---------   ----    --------    --------   ----
     Total interest-bearing
       liabilities               $  113,818   $  1,883   1.65%   $ 108,858    $   3,435   3.16%   $ 99,374    $  3,715   3.74%
                                              --------                        ---------                       --------

Non-interest-bearing liabilities     29,214                         26,373                          24,406
Stockholders' equity                 21,818                         20,597                          19,084
                                 ----------                      ---------                        --------

   TOTAL LIABILITIES AND
     STOCKHOLDERS' EQUITY        $  164,850                      $ 155,828                        $142,864
                                 ==========                      =========                        ========

Net interest income                           $  8,155                        $   7,215                       $  6,929
                                              ========                        =========                       ========

Margin analysis

   Interest income/earning
     assets                                   $ 10,038   6.58%                $  10,650   7.40%               $ 10,644   8.07%
   Interest expense/earning
     assets                                      1,883   1.23%                    3,435   2.39%                  3,715   2.82%
   Net interest income/earning
     assets                                      8,155   5.35%                    7,215   5.02%                  6,929   5.25%

-----------------------------
(1) Average loan balance includes nonaccrual loans, if any. Interest income on nonaccrual loans has been included.

(2) Tax-exempt income has been adjusted to a tax-equivalent basis using an incremental rate of 34%.

(3) The yield on investment securities is calculated using the historical cost basis.

(4) Loan fees included in loan revenue totaled $122,000, $23,000, and $109,000 in 2002, 2001, and 2000, respectively.

                       Valley Community Bancshares, Inc.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

ANALYSIS OF CHANGES IN INTEREST INCOME AND EXPENSE

The following table sets forth, on a tax-equivalent basis, a summary of the changes in net interest income and expense resulting from changes in volume and rates.

VALLEY COMMUNITY BANCSHARES, INC.
Analysis of Changes in Interest Income and Expense(1)

                                                        (Dollars in thousands and in tax equivalent basis)
                                                2002 Compared to 2001                        2001 Compared to 2000
                                          -----------------------------------       -----------------------------------
                                            Volume        Rate          Net          Volume        Rate          Net
                                          -----------   --------      -------       ---------    ---------     --------
Interest income
  Loans (including fees)(2)               $       776   $   (811)     $   (35)      $     765    $    (617)    $    148
  Investment securities - taxable                  94       (274)        (180)           (249)         (42)        (291)
  Investment securities - tax-exempt(3)            48          4           52              71           (3)          68
  Other interest-earning assets                  (142)      (307)        (449)            336         (255)          81
                                          -----------   --------      -------       ---------    ---------     --------
            Interest income                       776     (1,388)        (612)            923         (917)           6

Interest expense
     Deposits
        Savings, NOW accounts, and
            money markets                         108       (651)        (543)            122         (404)        (282)
        Time deposits < $100,000                   19       (525)        (506)             96          (60)          36
        Time deposits > $100,000                  (74)      (422)        (496)            145         (148)          (3)
                                          -----------   --------      -------       ---------    ---------     --------
            Total deposits                         53     (1,598)      (1,545)            363         (612)        (249)
     Other borrowed funds                           3        (10)          (7)            (16)         (15)         (31)
                                          -----------   --------      -------       ---------    ---------     --------
            Interest expense                       56     (1,608)      (1,552)            347         (627)        (280)
                                          -----------   --------      -------       ---------    ---------     --------
     Net interest income                  $       720   $    220      $   940       $     576    $    (290)    $    286
                                          ===========   ========      =======       =========    =========     ========

Provision for Loan Losses

Provisions for loan losses reduce net interest income. The provision for loan losses reflects management's judgment of the expense to be recognized in order to maintain an adequate allowance for loan losses. For further discussion regarding the allowance for loan losses see the discussion on allowance for loan losses under Summary of Loan Loss Experience. The Company provided $213,000 for loan losses during 2002 compared to $62,000 in 2001 and $145,000 in 2000. The 2002, 2001, and 2000 provisions were primarily related to an increase in the Company's loan portfolio. Management anticipates that continued growth in the Company's loan portfolio would require increases in loan loss provisions during the year 2003.

Noninterest Income and Expense

Noninterest income (primarily service charges, and other operating income) and noninterest expenses (primarily salaries and employee benefits, occupancy, equipment, and other operating expenses) also impact net income.

Noninterest Income

Noninterest income during 2002, 2001, and 2000 totaled $1,004,000, $870,000, and $661,000, respectively, representing a 15.4 percent increase in 2002 over 2001 and a 31.6 percent increase in 2001 over 2000.

The increase in 2002 was primarily related to increased origination fees on mortgaged loans brokered and increased service charges on deposit accounts, partially offset by lower other operating income. The increase in origination fees on mortgage loans brokered is the result of borrowers refinancing their higher-rate one- to four- family home loans at the current low market interest rates and from the increased volume realized from the newly purchased operations of Puget Sound Mortgage Brokers. In the event market interest rates rise, the Company may experience a decrease in origination fees. Other operating income included a $34,000 write-off of various fixed assets, which were discarded as a result of the Company's main office remodel.

The increase in 2001 was primarily related to gain on sale of investment securities and an increase in origination fees on mortgage loans brokered, both of which are related to lower interest rates.

Noninterest Expense

Noninterest expense during 2002, 2001, and 2000 totaled $5,722,000, $5,359,000, and $4,998,000, respectively, representing a 7.7 percent increase in 2002 over 2001 and a 7.2 percent increase in 2001 over 2000. The percentage of noninterest expense to average assets was 3.47 percent in 2002, compared to 3.44 percent and
3.50 percent during 2001 and 2000, respectively.

-----------------------------
(1) The change in interest due to both volume and yield/rate has been allocated to change due to volume and change due to yield/rate in proportion to the absolute value of the change in each.

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

                        Valley Community Bancshares, Inc.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The increase in 2002 was related to higher salaries and benefits and other expenses partially offset by lower occupancy and equipment expenses. Salary and employee benefits increased as a result of the opening of the Kent facility during September of 2002 and the operation of Puget Sound Mortgage Brokers beginning mid-May 2002. Occupancy and equipment expense decreased as a result of lower depreciation expense. Occupancy and equipment expense is expected to increase as a result of the completion of the main office remodel during the fourth quarter of 2002 and the full year's operation of the Kent and Puget Sound Mortgage Brokers facilities.

The increase in 2001 was related to increased salary and employee benefits, and occupancy and equipment expenses associated with the full-year operations of Valley Bank's new main office facility. Increased spending on advertising also impacted noninterest expense during 2001.

The Company's efficiency ratio, which is the ratio of noninterest expense to net interest income plus noninterest income, was 63.5 percent in 2002, compared to
67.4 percent and 66.8 percent during 2001 and 2000, respectively.

Provision for Income Taxes

The Company's provision for income taxes is a significant reduction of operating income. The provisions for 2002, 2001, and 2000 were $954,000, $744,000, and
$728,000, respectively. These amounts represent an effective taxing rate of 31 percent during 2002, 29 percent during 2001, and 31 percent during 2000. The Company's marginal tax rate is currently 34 percent. The difference between the Company's effective and marginal tax rate is primarily related to investments made in tax-exempt securities. The 2001 decrease in the effective rate is primarily the result of a higher than anticipated 2000 tax refund.

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

Types of Loans

The following table sets forth the composition of the Company's loan portfolio for the past five years ending at December 31, (dollars in thousands):

VALLEY COMMUNITY BANCSHARES, INC.
LOAN PORTFOLIO

                                                                 OUTSTANDING BALANCE AT DECEMBER 31,
                                       -------------------------------------------------------------------------------------
                                            2002              2001             2000              1999             1998
                                       ---------------   --------------   ---------------   ---------------   --------------
Real estate
    Construction                       $         9,276   $       11,550   $         5,959   $         7,384   $        4,890
    Mortgage                                    15,080           14,690            16,701            15,867           13,788
    Commercial                                  55,266           54,187            52,620            40,254           34,696
Commercial                                      23,502           16,477            16,258            12,892           12,496
Consumer and other                               2,339            3,196             2,523             1,864            1,854
Lease                                               83              745               560               377
                                       ---------------   --------------   ---------------   ---------------   --------------
          Total loans                          105,546          100,845            94,621            78,638           67,724
Unearned income                                   (192)             (90)               (7)               (4)
                                       ---------------   --------------   ---------------   ---------------   --------------
          Net loans                    $       105,354   $      100,755   $        94,614   $        78,634   $       67,724
                                       ===============   ==============   ===============   ===============   ==============

                        Valley Community Bancshares, Inc.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The Company's loan portfolio primarily consists of commercial loans, residential real estate loans, and commercial real estate loans. At December 31, 2002, loans totaled approximately $105.4 million, which equals approximately 71 percent of total deposits and 61 percent of total assets. At December 31, 2002, the majority of loans were originated directly by the Company to borrowers within the Company's principal market area. As a result, the Company has significant risk because of a lack of geographical diversification. The Company mitigates this risk primarily by diversifying the loan portfolio by industry and customer and by strong credit underwriting criteria. At December 31, 2002, approximately 41 percent of the Company's loan portfolio had adjustable rate features and approximately 59 percent were fixed. Approximately 70 percent of adjustable rate loans adjust within a 12-month period and 95 percent of the Company's fixed rate loan portfolio is scheduled to mature within a five-year period.

Commercial loans consist primarily of loans to businesses for various purposes, including revolving lines of credit, equipment loans, and letters of credit. These loans generally have short maturities, have either adjustable or fixed rates, and are unsecured or secured by inventory, accounts receivable, equipment, and/or real estate. The Company monitors portfolio diversification by industry and by customer. At December 31, 2002, approximately 76 percent had adjustable rates and 24 percent had fixed rates.

Real estate loans include various types of loans for which the Company holds real property as collateral, and consist of loans primarily on single-family residences and commercial properties. These loans generally are secured by a first priority lien but may also be secured by a second priority lien. Real estate loans typically have maturities extending to five years and have fixed or adjustable rate features. Construction loans are typically made to contractors to construct single-family residences and commercial buildings and generally have maturities to 18 months. Currently, the Company does not originate real estate for sale to the secondary market; however, the Company brokers real estate loans to other financial institutions for a fee. At December 31, 2002, approximately 69 percent of the Company's real estate loans were fixed rate and approximately 31 percent had adjustable rate features. However, 95 percent of the Company's real estate loans are scheduled to mature and have adjustable rates within a five-year period.

Consumer loans include various types of loans such as automobiles, boats and recreational vehicles, personal and home equity lines of credit, and other consumer orientated loans. At December 31, 2002, approximately 71 percent of the consumer loan portfolio had fixed rate and approximately 29 percent had adjustable rate features.

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

VALLEY COMMUNITY BANCSHARES, INC.
LOANS AS OF DECEMBER 31, 2002 (DOLLARS IN THOUSANDS)

                                                                             AFTER ONE
                                                                              YEAR BUT
                                                              WITHIN           WITHIN             AFTER
                                                             ONE YEAR        FIVE YEARS        FIVE YEARS          TOTAL
                                                         --------------   ---------------   ---------------   --------------
Real estate
      Construction                                       $        6,868   $         2,163   $           245   $        9,276
      Mortgage                                                    2,870             7,873             4,338           15,081
      Commercial                                                 11,263            34,715             9,288           55,266
Commercial                                                       11,130            10,458             1,913           23,501
Consumer and other                                                  951             1,194               194            2,339
Lease                                                                20                63                                 83
                                                         --------------   ---------------   ---------------   --------------
          Total loans                                    $       33,102   $        56,466   $        15,978   $      105,546
                                                         ==============   ===============   ===============   ==============
Loan maturities after one year with:
      Fixed rates                                                         $        46,254   $         3,035
      Variable rates                                                               10,212            12,943
                                                                          ---------------   ---------------
                                                                          $        56,466   $        15,978
                                                                          ===============   ===============

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

The following table sets forth information concerning the Company's non-performing assets for the year ended December 31, 2002 (dollars in thousands).

VALLEY COMMUNITY BANCSHARES, INC.
Non-performing Assets

                                                                           Year ended December 31,
                                             -------------------------------------------------------------------------------------
                                                   2002              2001             2000              1999              1998
                                             ---------------   --------------   ---------------   ---------------   --------------
Non-performing assets:
  Nonaccrual loans                           $             *   $          129   $             *   $             *   $            *
  Accruing loans 90 days or more past due
  Restructured loans                                                      909
                                             ---------------   --------------   ---------------   ---------------   --------------
                                                           *            1,038                 *                 *                *
   Other real estate owned
                                             ---------------   --------------   ---------------   ---------------   --------------
        Total nonperforming assets           $             *   $        1,038   $             *   $             *   $            *
                                             ===============   ==============   ===============   ===============   ==============

* For the years ended December 31, 2002, 2000, 1999, and 1998 there were no non-performing assets.

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

During 2002 and 2001 there was one commercial loan placed on nonaccrual status. The gross income that would have been recorded during 2002 and 2001 if the nonaccrual loan had been current and in accordance with its original term was approximately $3,000 and $16,000, respectively. Interest recognized on the loan for 2002 was $3,000 and for 2001 was insignificant. The Company recovered all funds owed on this loan during 2002. During 2000 the amount of loans placed on nonaccrual status was nominal; therefore, there was a minimal impact to interest income during the period presented.

During 2001, the Company restructured a $909,000 land development loan. The terms of the restructuring included interest-only payments until February 2002, at which time the Company was paid off. As of December 31, 2001, the loan was current with respect to its restructured terms.

Potential Problem Loans

At December 31, 2002, the Company had four potential problem commercial real estate and commercial loans totaling approximately $2,464,000. These loans are in addition to those categorized as non-performing, if any, listed above. Although these loans are currently classified as performing, management has information regarding credit weakness inherent in the loans, which may result in the borrowers' inability to comply with present loan repayment terms. As of December 31, 2002, the Company does not anticipate any losses associated with these credits, although there can be no assurances given in this regard.

Loan Concentrations

In addition to the loan categories discussed under loan types, the company has additional loan concentrations exceeding 10 percent of total loans at December 31, 2002. They include loans to medical doctors and dentists in the amount of approximately $18.2 million and loans to nonresidential building contractors of approximately $14.4 million.

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

Summary of Loan Loss Experience

Changes in the Allowance for Loan Losses

The following table sets forth information regarding changes in the Company's allowance for loan losses for the most recent five years (dollars in thousands):

VALLEY COMMUNITY BANCSHARES, INC.
LOAN LOSS EXPERIENCE

                                                              ANALYSIS OF THE ALLOWANCE FOR LOAN LOSSES
                                                                       YEAR ENDED DECEMBER 31,
                                       -------------------------------------------------------------------------------------
                                             2002             2001             2000              1999              1998
                                       ---------------   --------------   ---------------   ---------------   --------------
Balance at beginning of period         $         1,156   $        1,096   $           959   $           883   $          840
      Charge-offs:
          Consumer and other                         5                6                20                 8               11
                                       ---------------   --------------   ---------------   ---------------   --------------
                                                     5                6                20                 8               11

      Recoveries:
          Real estate, commercial                                                                                         42
          Commercial                                17                                                                     3
          Consumer and other                         7                4                12
                                       ---------------   --------------   ---------------   ---------------   --------------
                                                    24                4                12                                 45

      Net charge-offs (recoveries)                 (19)               2                 8                 8              (34)
      Provision for loan losses                    213               62               145                84                9
                                       ---------------   --------------   ---------------   ---------------   --------------
Balance at end of period               $         1,388   $        1,156   $         1,096   $           959   $          883
                                       ===============   ==============   ===============   ===============   ==============

Average loans outstanding              $       106,666   $       96,855   $        87,934   $        72,135   $       65,331

Ratio of net charge-offs during the
period to average loans outstanding              -0.02%            0.00%             0.01%             0.01%           -0.05%

Ratio of allowance for loan losses
to average loans outstanding                      1.30%            1.19%             1.25%             1.33%            1.35%

The allowance for loan losses is increased by charges to income and decreased by charge-offs (net of recoveries), and established through a provision for credit losses charged to expense. Loans are charged against the allowance for credit losses when management believes that the collectibility of the principal is unlikely. The allowance is an amount that management believes will be adequate to absorb losses inherent in existing loans, commitments to extend credit, and standby letters of credit, based on evaluations of collectibility and prior loss experience of loans. The evaluations take into consideration such factors as changes in the nature and volume of the portfolio, overall portfolio quality, loan concentrations, specific problem loans, commitments, standby letters of credit, and current economic conditions that may affect the borrowers' ability to pay.

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

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Breakdown of Allowance for Loan Losses by Category

The following table sets forth information concerning the Company's allocation of the allowance for loan losses (dollars in thousands):

VALLEY COMMUNITY BANCSHARES, INC.
LOAN LOSS EXPERIENCE

                                                    ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES
                                                              YEAR ENDED DECEMBER 31,
                           ---------------------------------------------------------------------------------------------------
                                    2002               2001                 2000                1999                1998
                           ------------------    ----------------    -----------------    ----------------    ----------------
                             Amount       % *     Amount      % *      Amount      % *     Amount      % *     Amount      % *
Balance at end of period
  applicable to:
    Real estate
        Construction       $       111      9%   $     116     11%   $      60       6%   $      55     10%   $      37      7%
        Mortgage                    90     14%          15     15%          17      18%          16     20%          14     20%
        Commercial                 663     53%         428     54%         184      55%         141     51%         121     51%
    Commercial                     235     22%         165     16%         163      17%         129     16%         125     19%
    Consumer and other              47      2%          64      3%          50       3%          37      2%          37      3%
    Lease financing                  2                  15      1%          11       1%           4      1%
    Unallocated                    240     NA          353     NA          611      NA          577     NA          549     NA
                           -----------    ---    ----------  ----    ---------    ----    ---------   ----    ---------   ----
                           $     1,388    100%   $   1,156    100%   $   1,096     100%   $     959    100%   $     883    100%
                           ===========    ===    ==========  ====    =========    ====    =========   ====    =========   ====

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

                        Valley Community Bancshares, Inc.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

INVESTMENT PORTFOLIO

The following table sets forth the carrying values, by type, of the securities in the Company's portfolio (in thousands):

VALLEY COMMUNITY BANCSHARES, INC.
INVESTMENT PORTFOLIO

                                                                            OUTSTANDING BALANCE AT DECEMBER 31,
                                                                  ---------------   ---------------    ---------------
                                                                        2002              2001               2000
                                                                  ---------------   ---------------    ---------------
U.S. Treasury and U.S. Government corporations and agencies       $        10,888   $         9,579    $        16,943
States of the United States and political subdivisions                      5,727             6,851              4,776
Mortgage-backed securities                                                 14,454            14,920              7,548
Other securities                                                                                                 1,495
                                                                  ---------------   ---------------    ---------------
      Total                                                       $        31,069   $        31,350    $        30,762
                                                                  ===============   ===============    ===============

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

VALLEY COMMUNITY BANCSHARES, INC.
INVESTMENTS AS OF DECEMBER 31, 2002 (DOLLARS IN THOUSANDS)

                                                                            AFTER ONE     AFTER FIVE
                                                                            YEAR BUT       YEARS BUT
                                                              WITHIN         WITHIN         WITHIN         AFTER
                                                             ONE YEAR      FIVE YEARS      TEN YEARS     TEN YEARS        TOTAL
                                                          -------------  -------------  -------------  ------------   ------------
U.S. Treasury and U.S. Government
   corporations and agencies                              $       3,044  $       5,747  $       1,512  $        585   $     10,888
States of the United States and political subdivisions            1,077          1,693          2,957                        5,727
Mortgage-backed securities                                          164          2,515          6,213         5,562         14,454

                                                          -------------  -------------  -------------  ------------   ------------
          Total                                           $       4,285  $       9,955  $      10,682  $      6,147   $     31,069
                                                          =============  =============  =============  ============   ============

Weighted average yield *
U.S. Treasury and U.S. Government
   corporations and agencies                                       4.90%          4.12%          2.12%         3.34%          4.02%
States of the United States and political subdivisions             4.69%          4.05%          4.49%                        4.39%
Mortgage-backed securities                                         6.54%          5.56%          4.98%         4.91%          5.07%

                                                          -------------  -------------  -------------  ------------   ------------
          Total                                                    4.91%          4.47%          4.44%         4.76%          4.58%
                                                          =============  =============  =============  ============   ============

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

The following table sets forth the average balances for each major category of deposit and the weighted average interest rate paid for deposits during the year ended December 31 (dollars in thousands):

VALLEY COMMUNITY BANCSHARES, INC.
 DEPOSITS

                                                                       AVERAGE DEPOSITS BY TYPE
                                   ------------------    ----------------   ----------------  -----------------   ----------------
                                           2002                2001               2000               1999               1998
                                   ------------------    ----------------   ----------------  -----------------   ----------------
                                       AMOUNT    RATE      AMOUNT    RATE     AMOUNT    RATE     AMOUNT    RATE     AMOUNT    RATE
                                   ------------------    ----------------   ----------------  -----------------   ----------------
Non-interest-bearing demand
  deposits                         $     28,001          $   25,092         $   23,484        $    22,737         $   19,492
Interest-bearing demand deposits         20,070  0.29%       17,982  0.75%      16,345  1.03%      16,279  1.19%      14,143  1.51%
Money market deposits                    35,880  1.33%       34,434  2.58%      30,672  3.60%      28,963  3.26%      27,806  3.58%
Savings                                  13,469  0.96%       10,828  1.68%      11,119  1.96%      12,392  2.08%      10,848  2.36%
Time certificates < $100,000             24,936  2.95%       24,562  5.05%      22,699  5.31%      21,019  4.67%      21,284  5.27%
Time certificates > $100,000             18,951  2.52%       20,647  4.71%      17,797  5.48%      12,582  4.59%      10,212  5.06%
                                   ------------          ----------         ----------        -----------         ----------
                                   $    141,307          $  133,545         $  122,116        $   113,972         $  103,785
                                   ============          ==========         ==========        ===========         ==========

Certificates of Deposit

The following table shows the amounts and remaining maturities of certificates of deposit that had balances of more than $100,000 at December 31 (in thousands):

VALLEY COMMUNITY BANCSHARES, INC.
DEPOSIT MATURITY

                                                                 OUTSTANDING BALANCE AT DECEMBER 31,
                                       -------------------------------------------------------------------------------------
                                             2002              2001             2000              1999              1998
                                       ---------------   --------------   ---------------   ---------------   --------------
3 months or less                       $        10,486   $       10,409   $        10,599   $         7,235   $        5,997
Over 3 through 12 months                         9,321            7,761             8,696             6,820            4,368
Over 12 through 36 months                        1,182              255               459               500              327
Over 36 months                                     407                                                                   182
                                       ---------------   --------------   ---------------   ---------------   --------------
          Total                        $        21,396   $       18,425   $        19,754   $        14,555   $       10,874
                                       ===============   ==============   ===============   ===============   ==============

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

Cash flows from operations contribute significantly to liquidity, as do proceeds from maturities of securities and increasing customer deposits. As indicated on the Company's Consolidated Statement of Cash Flows, net cash from operating activities contributed $2.7 million to liquidity in 2002, $2.6 million in 2001, and $2.3 million in 2000. The majority of the Company's funding comes from customer deposits within its operating region. Customer deposits provided $12.7 million in 2002, $9.7 million in 2001 and $11.2 million in 2000. In 2002, certificates of deposit, demand deposits, and savings deposits provided the majority of deposit growth. In 2001, money market deposit accounts provided the majority of the deposit growth. These funds were from consumers and are considered by management as a stable source of funds.

Other important sources of liquidity are investments in federal funds and interest-bearing deposits with banks, and the Company's security portfolio. The Company maintains a ladder of securities that provides prepayments and payments at maturity and a portfolio of available-for-sale securities that could be converted to cash quickly. Proceeds from maturities of securities provided $9.9 million in 2002, $15.1 million in 2001, and $10.4 million in 2000.

Borrowing represents an important long-term and manageable source of liquidity based on the Company's ability to raise new funds and renew maturing liabilities in a variety of markets. The Banks are members of the Federal Home Loan Bank of Seattle and have committed lines of credit up to 10 percent of assets. In addition, the Banks have committed line-of-credit agreements totaling approximately $9.5 million from unaffiliated banks with various maturities.

The Banks have commitments to extend credit, which may have an impact on the Company's liquidity position. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the commitment. Commitments generally have fixed expiration dates. Since some commitments are expected to expire without being drawn upon, the total commitment amounts do not represent future cash requirements. The Company experience suggests customers draw on approximately 75 percent of loan commitments. Commitments to extend credit at December 31, 2002 and 2001 were $19.8 and $13.5 million, respectively.

The Company's total stockholders' equity increased to $22.5 million at December 31, 2002, from $21.2 million at December 31, 2001. At December 31, 2002, stockholders' equity was 13.08 percent of total assets, compared to 13.46 percent at December 31, 2001. The increase in stockholders' equity was the result of net income earned in 2002 exceeding dividends paid and the stock repurchased. The Company may continue decreasing the equity to total asset ratio through the growth of assets and through future stock repurchase in order to improve the return on average equity. At December 31, 2002, the Company held approximately $27.0 million cash on hand and due from banks and interest-bearing deposits with banks. In addition, at such date $31.1 million of the Company's investments were classified as available-for-sale.

The capital levels of the Company exceed applicable regulatory guidelines at December 31, 2002. Management believes the Company's capital will be adequate to fund any future start-up and related costs associated with any new branches until they can achieve the deposit and loan levels necessary to be profitable.

The market value of available-for-sale securities was greater than book value at both December 31, 2002, and December 31, 2001, primarily as a result of low market interest rates, which resulted in unrealized gains in the investment portfolio. In the event market interest rates increase, the market value of the Company's investment portfolio may decrease. Because changes in the market value of available-for-sale securities are a component of other comprehensive income, within stockholders' equity, a decrease in market value of securities would negatively impact stockholders' equity. At December 31, 2002, the Company performed a simulation analysis of changes in the market value of the investment portfolio given a 300 basis point increase in interest rates. The analysis indicated a decrease in market value of approximately $817,000 net of federal income tax. Although stockholder's equity would be reduced by approximately 4 percent, the Company would still be well in excess on capital adequacy requirements in the event the Company would be required to liquidate these securities for unforeseen liquidity needs.

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

The simulation model used by the Company combines the significant factors that affect interest rate sensitivity into a comprehensive earnings simulation. Earning assets and interest-bearing liabilities with longer lives may be subject to more volatility than those with shorter lives. The model accounts for these differences in its simulations. At December 31, 2002, the simulation modeled the impact of assumptions that interest rates would increase or decrease 200 basis points. Results indicated the Company was positioned so equity would not drop below that point where the Company, for regulatory purposes, would no longer continue to be classified "well capitalized." It should be emphasized that the model is static in nature and does not take into consideration possible management actions to minimize the impact on equity. Management also matches assets and liabilities on a maturity gap analysis and repricing gap analysis to assist in interest rate sensitivity measurement.

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

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

The Company's results of operations are largely dependent upon its ability to manage market risks. Changes in interest rates can have a significant effect on the Company's financial condition and results of operation. Other types of market risk such as foreign currency exchange rate risk and commodity price risk do not arise in the normal course of the Banks' business activities. The Company does not use interest rate risk-management products such as interest rate swaps, hedges, or derivatives, nor does management intend to use such products in the future. All of the Company's transactions are denominated in U.S. Dollars. Approximately 41 percent of the Company's loan portfolio has interest rates that are variable. Fixed-rate loans are generally made with a term of five years or less.

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

VALLEY COMMUNITY BANCSHARES, INC.
Expected Maturity

                                                                  Outstanding Balance at December 31, 2002
                                                                                                                           Estimated
                                                                                                              Cumulative     Fair
                                             2003       2004       2005       2006       2007     Thereafter    Total       Value
                                           --------   --------  ---------   --------   --------   ----------  --------     -------
Interest-earning assets:
   Interest-bearing deposits with banks    $ 20,994   $  1,197   $          $          $           $           $ 22,191    $ 22,191
     Weighted average interest rate            2.16%      3.17%                                                    2.27%
   Federal funds sold                         1,734                                                               1,734       1,734
     Weighted average interest rate            1.21%                                                               1.21%
   Investment securities
       Fixed rate                             9,443      4,713      4,085      1,465      1,788       2,958      24,452      24,452
         Weighted average interest rate        4.81%      4.70%      4.17%      4.57%      4.61%       4.49%       4.62%
       Variable rate                          1,039        842        683        551        444       3,058       6,617       6,617
         Weighted average interest rate        5.00%      5.00%      5.00%      5.01%      5.02%       3.76%       4.43%
   Loans
       Fixed rate                            16,195     12,396      9,820     11,496     10,431       1,440      61,777      63,381
         Weighted average interest rate        8.03%      7.78%      7.82%      7.62%      7.16%       7.90%       7.73%
       Variable rate                         21,990      4,023      3,287      2,928      2,253       9,096      43,577      43,880
         Weighted average interest rate        5.98%      6.03%      6.11%      6.13%      6.24%       6.90%       6.21%
   Other earning assets                         398                                                                 398         398
     Weighted average interest rate            6.75%                                                               6.75%
                                           --------   --------   --------   --------   --------    --------    --------    --------
       Total interest-earning assets       $ 71,793   $ 23,171   $ 17,875   $ 16,440   $ 14,916    $ 16,552    $160,746    $162,653
                                           ========   ========   ========   ========   ========    ========    ========    ========

 Interest-bearing liabilities
   Interest-bearing demand                 $ 21,733   $          $          $          $           $           $ 21,733    $ 21,733
      Weighted average interest rate           0.26%                                                               0.26%
   Savings and money market                  49,849                                                              49,849      49,849
      Weighted average interest rate           0.95%                                                               0.95%
   Time deposits < $100,000                  23,461        954        204         38        683                  25,340      25,473
     Weighted average interest rate            2.42%      2.92%      4.20%      4.88%      4.73%                   2.52%
   Time deposits > $100,000                  19,826        859        318          4        388                  21,395      21,500
     Weighted average interest rate            2.16%      2.74%      3.46%      4.81%      4.81%                   2.25%
   Other borrowed funds                         702         48                                                      750         750
     Weighted average interest rate            1.23%      2.83%                                                    1.33%
                                           --------   --------   --------   --------   --------    --------    --------    --------
       Total interest-bearing liabilities  $115,571   $  1,861   $    522   $     42   $  1,071    $           $119,067    $119,305
                                           ========   ========   ========   ========   ========    ========    ========    ========

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

Based on a financial analysis performed as of December 31, 2002, which takes into account how the specific interest rate scenario would be expected to affect each interest-earning asset and each interest-bearing liability, the Company estimates that changes in the prime interest rate would affect the Company's performance as follows.

VALLEY COMMUNITY BANCSHARES, INC.
FINANCIAL ANALYSIS

                                                                    INCREASE (DECREASE) IN
                                            ------------------------------------------------------------------
                                                NET INTEREST            NET INTEREST              RETURN ON
                                                   INCOME                 MARGIN(1)                EQUITY
                                            -------------------     --------------------      ------------------
                                                                    (DOLLARS IN THOUSANDS)
(Current prime rate is 4.75%)
Prime rate increase of:
       100 basis points to 5.75%            $              (175)            -0.12%                  -0.49%
       200 basis points to 6.75%            $              (142)            -0.10%                  -0.38%
Prime rate decrease of:
       100 basis points to 3.75%            $                38              0.04%                   0.10%
       200 basis points to 2.75%            $               (63)            -0.05%                  -0.20%

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

(1) Yield on tax-exempt obligations has not been computed on a tax-equivalent basis.

                        Valley Community Bancshares, Inc.

INDEPENDENT AUDITOR'S REPORT

TO THE BOARD OF DIRECTORS AND STOCKHOLDERS
VALLEY COMMUNITY BANCSHARES, INC.

We have audited the accompanying consolidated balance sheet of Valley Community Bancshares, Inc. and subsidiaries (the Company) as of December 31, 2002 and 2001, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2002. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Valley Community Bancshares, Inc. and subsidiaries as of December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

/s/ MOSS ADAMS LLP

Everett, Washington
February 13, 2003

                       Valley Community Bancshares, Inc.

                        CONSOLIDATED FINANCIAL STATEMENTS
                           CONSOLIDATED BALANCE SHEET
                             (DOLLARS IN THOUSANDS)

                                                                                         DECEMBER 31,
                                                                              ------------------------------
                                                                                  2002               2001
                                                                              -----------         ----------
ASSETS
       Cash and due from banks                                                $     4,847         $    4,584
       Interest-bearing deposits with banks                                        22,191             14,083
       Federal funds sold                                                           1,734
       Securities available-for-sale                                               31,069             31,350
       Federal Home Loan Bank stock                                                   398                478
                                                                              -----------         ----------

                                                                                   60,239             50,495

       Loans                                                                      105,354            100,755
       Less allowance for loan losses                                               1,388              1,156
                                                                              -----------         ----------

                   Loans, net                                                     103,966             99,599
                                                                              -----------         ----------

       Accrued interest receivable                                                    727                777
       Premises and equipment, net                                                  6,096              5,831
       Real estate held for investment                                                224                224
       Other assets                                                                   459                248
                                                                              -----------         ----------

                   Total assets                                               $   171,711         $  157,174
                                                                              ===========         ==========

LIABILITIES
       Deposits
             Non-interest-bearing                                             $    29,119         $   24,770
             Interest-bearing                                                     118,317            109,930
                                                                              -----------         ----------

                   Total deposits                                                 147,436            134,700

       Other borrowed funds                                                           750                334
       Accrued interest payable                                                       295                390
       Other liabilities                                                              775                589
                                                                              -----------         ----------
                   Total liabilities                                              149,256            136,013

                                                                              -----------         ----------

STOCKHOLDERS' EQUITY
       Common stock, par value $1 per share; 5,000,000 shares authorized;
             1,115,994 and 1,126,750 shares issued and outstanding in 2002
             and 2001, respectively                                                 1,116              1,127
       Additional paid-in capital                                                  15,527             15,953
       Retained earnings                                                            5,219              3,776
       Accumulated other comprehensive income, net of tax                             593                305
                                                                              -----------         ----------

                   Total stockholders' equity                                      22,455             21,161
                                                                              -----------         ----------

                   Total liabilities and stockholders' equity                 $   171,711         $  157,174
                                                                              ===========         ==========

The accompanying notes are an integral part of these consolidated financial statements.

                        Valley Community Bancshares, Inc.

                        CONSOLIDATED FINANCIAL STATEMENTS
                        CONSOLIDATED STATEMENT OF INCOME
               (DOLLARS IN THOUSANDS EXCEPT FOR PER SHARE AMOUNTS)

                                                                                       YEAR ENDED DECEMBER 31,
                                                                         ------------------------------------------------
                                                                             2002               2001             2000
                                                                         ------------       -----------       -----------
INTEREST INCOME
       Interest and fees on loans                                        $      8,074       $     8,109       $     7,961
       Interest on federal funds sold and deposits in banks                       322               767               690
       Securities available-for-sale                                            1,462             1,608             1,800
       Securities held-to-maturity                                                                                     54
       Dividends on Federal Home Loan Bank stock                                   28                32                28
                                                                         ------------       -----------       -----------

                   Total interest income                                        9,886            10,516            10,533
                                                                         ------------       -----------       -----------

INTEREST EXPENSE
       Interest on deposits                                                     1,876             3,421             3,670
       Interest on federal funds and other short-term borrowings                    7                14                45
                                                                         ------------       -----------       -----------

                   Total interest expense                                       1,883             3,435             3,715
                                                                         ------------       -----------       -----------

                   Net interest income                                          8,003             7,081             6,818

PROVISION FOR LOAN LOSSES                                                         213                62               145
                                                                         ------------       -----------       -----------

                   Net interest income after provision for loan losses          7,790             7,019             6,673
                                                                         ------------       -----------       -----------

NONINTEREST INCOME
       Service charges                                                            465               387               333
       Gain on sale of investment securities, net                                  54                54
       Origination fees on mortgage loans brokered                                189               114                35
       Other operating income                                                     296               315               293
                                                                         ------------       -----------       -----------

                   Total noninterest income                                     1,004               870               661
                                                                         ------------       -----------       -----------

NONINTEREST EXPENSE
       Salaries                                                                 2,419             2,112             1,974
       Employee benefits                                                          606               586               508
       Occupancy                                                                  497               551               487
       Equipment                                                                  462               527               488
       Other operating expenses                                                 1,738             1,583             1,541
                                                                         ------------       -----------       -----------

                   Total noninterest expense                                    5,722             5,359             4,998
                                                                         ------------       -----------       -----------

INCOME BEFORE INCOME TAX                                                        3,072             2,530             2,336

PROVISION FOR INCOME TAX                                                          954               744               728
                                                                         ------------       -----------       -----------

NET INCOME                                                               $      2,118       $     1,786       $     1,608
                                                                         =============      ============      ===========

EARNINGS PER SHARE
       Basic                                                             $       1.88       $      1.58       $      1.42
       Diluted                                                           $       1.86       $      1.55       $      1.39
       Weighted average shares outstanding                                  1,126,514         1,130,720         1,131,484
       Weighted average diluted shares outstanding                          1,140,091         1,149,247         1,153,883

The accompanying notes are an integral part of these consolidated financial statements.

                        Valley Community Bancshares. Ins.

                        CONSOLIDATED FINANCIAL STATEMENTS
            CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                             (DOLLARS IN THOUSANDS)


                                                     COMMON STOCK          ADDITIONAL
                                              --------------------------    PAID-IN     COMPREHENSIVE      RETAINED
                                                 SHARES       AMOUNT        CAPITAL        INCOME          EARNINGS
                                              ------------  ------------  ------------  --------------   ------------
BALANCE, 12/31/1999                              1,125,561  $      1,126  $     16,286                   $      1,569

 Net income                                                                              $       1,608          1,608

 Other comprehensive income
   Unrealized gain on securities,
   Net of $161 tax                                                                                 313
                                                                                         -------------
 Comprehensive income                                                                    $       1,921
                                                                                         =============
 Cash dividend                                                                                                   (564)

 Common stock exercised
   Under stock option plan                           8,027             8            36
                                              ------------  ------------  ------------                   ------------
BALANCE, 12/31/2000                              1,133,588         1,134        16,322                          2,613

 Net income                                                                              $       1,786          1,786

 Other comprehensive income
   Unrealized loss on securities,
   Net of $128 tax                                                                                 249
                                                                                         -------------
 Comprehensive income                                                                    $       2,035
                                                                                         =============
Common stock redeemed                              (20,239)          (20)         (486)

 Cash dividend                                                                                                   (623)
 Common stock exercised
   Under stock option plan                          13,401            13           117
                                              ------------  ------------  ------------                   ------------
BALANCE, 12/31/2001                              1,126,750         1,127        15,953                          3,776

 Net income                                                                              $       2,118          2,118

 Other comprehensive income
   Unrealized gain on securities,
   Net of $149 tax                                                                                 288
                                                                                         -------------
 Comprehensive income                                                                    $       2,406
                                                                                         =============
Common stock redeemed                              (21,824)          (22)         (524)

 Cash dividend                                                                                                   (675)

 Common stock exercised
   Under stock option plan                          11,068            11            98
                                              ------------  ------------  ------------                   ------------
BALANCE, 12/31/2002                              1,115,994  $      1,116  $     15,527                   $      5,219
                                              ============  ============  ============                   ============

                                                 ACCUMULATED
                                                    OTHER             TOTAL
                                                COMPREHENSIVE      STOCKHOLDERS'
                                              INCOME (LOSS),NET       EQUITY
                                              -----------------    -------------
BALANCE, 12/31/1999                           $            (257)   $      18,724

 Net income                                                                1,608

 Other comprehensive income
   Unrealized gain on securities,
   Net of $161 tax                                          313              313

 Comprehensive income

 Cash dividend                                                              (564)

 Common stock exercised
   Under stock option plan                                                    44
                                              -----------------    -------------
BALANCE, 12/31/2000                                          56           20,125

 Net income                                                                1,786

 Other comprehensive income
   Unrealized loss on securities,
   Net of $128 tax                                          249              249

 Comprehensive income

Common stock redeemed                                                       (506)

 Cash dividend                                                              (623)

 Common stock exercised
   Under stock option plan                                                   130
                                              -----------------    -------------
BALANCE, 12/31/2001                                         305           21,161

 Net income                                                                2,118

 Other comprehensive income
   Unrealized gain on securities,
   Net of $149 tax                                          288              288

 Comprehensive income

Common stock redeemed                                                       (546)

 Cash dividend                                                              (675)

 Common stock exercised
   Under stock option plan                                                   109
                                              -----------------    -------------
BALANCE, 12/31/2002                           $             593    $      22,455
                                              =================    =============

   The accompanying notes are an integral part of these consolidated financial statements.

                        Valley Community Bancshare, Inc.

                        CONSOLIDATED FINANCIAL STATEMENTS
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                                                      YEAR ENDED DECEMBER 31,
                                                                      ------------------------------------------------------
                                                                           2002                2001                2000
                                                                      --------------      --------------      --------------
CASH FLOWS FROM OPERATING ACTIVITIES
        Net income                                                    $        2,118      $        1,786      $        1,608
        Adjustments to reconcile net income to net cash
             from operating activities
              Provisions for loan losses                                         213                  62                 145
              Depreciation                                                       362                 462                 435
              Deferred income tax                                                  4                  36                  28
              Net amortization on securities                                     200                  83                  34
              FHLB stock dividends                                               (28)                (31)                (27)
              Gain on sale of securities available-for-sale                      (54)                (54)
              Loss on sale of premises and equipment                              41                   5                   4
              Amortization on intangibles                                         29
              Decrease (increase) in accrued interest receivable                  50                 175                (101)
              Decrease (increase) in other assets                               (195)                153                (131)
              Decrease (increase) in accrued interest payable                    (95)               (207)                250
              Increase in other liabilities                                       57                 146                  26
                                                                      --------------      --------------      --------------
                    Net cash from operating activities                         2,702               2,616               2,271
                                                                      --------------      --------------      --------------

CASH FLOWS FROM INVESTING ACTIVITIES
        Net increase in federal funds sold                                    (1,734)
        Net increase in interest-bearing deposits with banks                  (8,108)             (3,960)               (431)
        Purchase of securities available-for-sale                            (14,848)            (18,365)             (6,169)
        Proceeds from sales of securities available-for-sale                   5,567               3,055
        Proceeds from maturities of securities available-for-sale              9,853              15,070               9,388
        Proceeds from maturities of securities held-to-maturity                                                          962
        Redemption of stock in FHLB                                              108
        Net increase in loans                                                 (4,580)             (6,143)            (15,988)
        Additions to premises and equipment                                     (593)               (586)             (1,430)
        Purchase of intangibles                                                 (144)
                                                                      --------------      --------------      --------------
                    Net cash from investing activities                       (14,479)            (10,929)            (13,668)
                                                                      --------------      --------------      --------------

CASH FLOWS FROM FINANCING ACTIVITIES
        Net increase in deposits                                              12,736               9,653              11,238
        Net increase (decrease) in other borrowed funds                          416                (223)                 18
        Cash dividends paid                                                     (675)               (623)               (564)
        Common stock redeemed                                                   (546)               (506)
        Stock options exercised                                                  109                 130                  44
                                                                      --------------      --------------      --------------
                    Net cash from financing activities                        12,040               8,431              10,736
                                                                      --------------      --------------      --------------

NET INCREASE (DECREASE) IN CASH AND DUE FROM BANKS                               263                 118                (661)

CASH AND DUE FROM BANKS, beginning of year                                     4,584               4,466               5,127
                                                                      --------------      --------------      --------------
CASH AND DUE FROM BANKS, end of year                                  $        4,847      $        4,584      $        4,466
                                                                      ==============      ==============      ==============

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
        Cash payments for
              Interest                                                $        1,978      $        3,642      $        3,465
                                                                      ==============      ==============      ==============
              Income taxes                                                       971                 661                 795
                                                                      ==============      ==============      ==============

SUPPLEMENTAL DISCLOSURE OF NONCASH ACTIVITIES
        Unrealized gains (losses) on securities available-for-sale    $          437      $          461      $          474
                                                                      ==============      ==============      ==============
        Deferred tax on unrealized gains (losses) on securities
         available-for-sale                                                     (149)               (157)               (161)
                                                                      ==============      ==============      ==============
        Held-to-maturity securities transferred to securities
         available-for-sale                                                                          279
                                                                      ==============      ==============      ==============

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                        Valley Community Bancshare, Inc.

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

DESCRIPTION OF BUSINESS

The Company is a Washington State bank holding company headquartered in Puyallup, Washington. The Company conducts its business primarily through its two wholly owned bank subsidiaries, Puyallup Valley Bank and Valley Bank.

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

INVESTMENT SECURITIES

Investment securities are classified into one of three categories: (1) held-to-maturity, (2) available-for-sale, or (3) trading. Investment securities are categorized as held-to-maturity when the Company has the positive intent and ability to hold those securities to maturity. Securities that are held-to-maturity are stated at cost and adjusted for amortization of premiums and accretion of discounts, which are recognized as adjustments to interest income.

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

Premiums and discounts are recognized in interest income using the interest method over the period to maturity. The Company had no trading securities at December 31, 2002 and 2001.

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

                        Valley Community Bancshare, Inc.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

ALLOWANCE FOR LOAN LOSS

The allowance for loan loss is management's best estimate of loan losses incurred at the balance sheet date. The allowance for loan losses is increased by charges to income and decreased by charge-offs (net of recoveries), and established through a provision for credit losses charged to expense. Loans are charged against the allowance for credit losses when management believes that the collectibility of the principal is unlikely. The allowance is an amount that management believes will be adequate to absorb losses inherent in existing loans, commitments to extend credit, and standby letters of credit, based on evaluations of collectibility and prior loss experience of loans. The evaluations take into consideration such factors as changes in the nature and volume of the portfolio, overall portfolio quality, loan concentrations, specific problem loans, commitments, standby letters of credit, and current economic conditions that may affect the borrowers' ability to pay.

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

RESTRICTED ASSETS

Federal Reserve Board Regulations require maintenance of certain minimum reserve balances on deposit with the Federal Reserve Bank. The amounts of such balances on deposit were approximately $1,090,000 and $952,000 at December 31, 2002 and 2001, respectively.

                        Valley Community Bancshare, Inc.

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

At December 31, 2002, the Company has a stock-based employee compensation plan, which is described more fully in Note 14. The Company accounts for the plan under recognition and measurement principles of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations using the intrinsic value method. No stock-based employee compensation cost is reflected in net income, as all options granted under the plan had an exercise price equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition method as provided under FASB Statement No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation.

In thousands, except for per-share amounts

                                                                        2002               2001              2000
                                                                   -------------     --------------     -------------
Pro forma disclosures
     Net income as reported                                        $       2,118     $        1,786     $       1,608
     Additional compensation for fair value of stock options
                                                                              (7)                (5)               (5)
                                                                   -------------     --------------     -------------
Pro forma net income                                               $       2,111     $        1,781     $       1,603
                                                                   =============     ==============     =============
Earnings per share
     Basic
        As reported                                                $        1.88     $         1.58     $        1.42
                                                                   =============     ==============     =============
        Pro forma                                                  $        1.87     $         1.58     $        1.42
                                                                   =============     ==============     =============
     Diluted
        As reported                                                $        1.86     $         1.55     $        1.39
                                                                   =============     ==============     =============
        Pro forma                                                  $        1.85     $         1.55     $        1.39
                                                                   =============     ==============     =============

FINANCIAL INSTRUMENTS

In the ordinary course of business, the Company has entered into off-balance-sheet financial instruments consisting of commitments to extend credit, commitments under credit card arrangements, commercial letters of credit, and standby letters of credit. Such financial instruments are recorded in the financial statements when they are funded, or when related fees are incurred or received.

EARNINGS PER SHARE

Basic earnings per share amounts are computed based on the weighted average number of shares outstanding during the period after giving retroactive effect to stock dividends and stock splits. Diluted earnings per share amounts are computed by determining the number of additional shares that are deemed outstanding due to stock options under the treasury stock method.

ADVERTISING COSTS

The Company expenses advertising costs as they are incurred. The amounts expensed during 2002, 2001, and 2000 were $138,000, $115,000, and $76,000, respectively.

                        Valley Community Bancshare, Inc.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

IMPACT OF NEW ACCOUNTING ISSUES

During the year 2002 the Financial Accounting Standard Board issued the following accounting standards:

Statement of Financial Standard (SFAS) No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections. This Statement rescinds FASB Statement No. 4, Reporting Gains and Losses from Extinguishment of Debt, and an amendment of that Statement, FASB Statement No. 64, Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements. This Statement also rescinds FASB Statement No. 44, Accounting for Intangible Assets of Motor Carriers. This Statement amends FASB Statement No. 13, Accounting for Leases, to eliminate an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. This Statement also amends other existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions. The Company implemented this statement effective April 1, 2002. Implementation of this statement did not result in a material impact on its financial position or results of operations.

Statement of Financial Accounting Standard (SFAS) No. 146, Accounting for Costs Associated with Exit or Disposal Activities, addresses financial accounting and reporting for the treatment of costs associated with exit or disposal activities. This Statement improves financial reporting by requiring that a liability for a cost associated with an exit or disposal activity be recognized and measured initially at fair value only when the liability is incurred. This Statement replaces EITF Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity. The provisions of this Statement are to be applied prospectively to exit or disposal activities initiated after December 31, 2002. The Company does not expect the Statement will result in a material impact on its financial position or results of operations.

Statement of Financial Accounting Standard (SFAS) No. 147, Acquisitions of Certain Financial Institutions - an Amendment of FASB Statements No. 72 and 144 and FASB Interpretation No. 9. The provisions of this Statement that relate to the application of the purchase method of accounting apply to all acquisitions of financial institutions, except transactions between two or more mutual enterprises. This Statement removes acquisitions of financial institutions from the scope of both Statement 72 and Interpretation 9 and requires that those transactions be accounted for in accordance with FASB Statements No. 141, Business Combinations, and No. 142, Goodwill and Other Intangible Assets. In addition, this Statement amends FASB Statement No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, to include in its scope long-term customer-relationship intangible assets of financial institutions such as depositor- and borrower-relationship intangible assets and credit-card-holder intangible assets. This Statement is effective for acquisitions for which the date of acquisition is on or after October 1, 2002. The Company does not expect the Statement will result in a material impact on its financial position or results of operations.

Statement of Financial Accounting Standard (SFAS) No. 148, Accounting for Stock-Based Compensation - Transition and Disclosure an Amendment of FASB Statement No. 123. This Statement amends FASB No. 123, to provide alternative methods of transition for a voluntary change to the fair-value based method of accounting for stock-based employee compensation. In addition, it amends the disclosure requirements of Statement 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. As of December 31, 2002, the Company has adopted the disclosure requirements of the Statement and continues to follow the intrinsic value method to account for stock-based employee compensation.

                        Valley Community Bancshare, Inc.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - INVESTMENT SECURITIES

Investment securities have been classified according to management's intent. The carrying amount of securities and their estimated fair values are as follows (dollars in thousands):

DECEMBER 31, 2002

SECURITIES AVAILABLE-FOR-SALE                                    GROSS            GROSS            ESTIMATED
                                               AMORTIZED      UNREALIZED        UNREALIZED           FAIR
                                                 COST            GAINS            LOSSES             VALUE
                                             -------------   -------------     -------------     --------------
U.S. Treasury and U.S. Government
   corporations and agencies                 $      10,662   $         226     $                 $       10,888
State and political subdivisions                     5,404             323                                5,727
Mortgage-backed securities                          14,104             350                               14,454

                                             -------------   -------------     -------------     --------------
                                                    30,170   $         899     $                 $       31,069
                                             =============   =============     =============     ==============

DECEMBER 31, 2001

SECURITIES AVAILABLE-FOR-SALE                                    GROSS            GROSS            ESTIMATED
                                               AMORTIZED      UNREALIZED        UNREALIZED           FAIR
                                                 COST            GAINS            LOSSES             VALUE
                                             -------------   -------------     -------------     --------------

U.S. Treasury and U.S. Government
    corporations and agencies                $       9,383   $         219     $          23     $        9,579
State and political subdivisions                     6,743             115                 7              6,851
Mortgage-backed securities                          14,763             167                10             14,920

                                             -------------   -------------     -------------     --------------

                                             $      30,889   $         501     $          40     $       31,350
                                             =============   =============     =============     ==============

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

                        Valley Community Bancshare, Inc.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - INVESTMENT SECURITIES  (CONTINUED)

The amortized cost and estimated market value of securities available-for-sale at December 31, 2002, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without prepayment penalties.

                                                   AVAILABLE-FOR-SALE
                                              -----------------------------
                                                                ESTIMATED
                                                AMORTIZED         FAIR
                                                   COST           VALUE
                                              -------------    ------------
Due in one year or less                       $       4,225    $      4,285
Due from one to five years                            9,614           9,955
Due from five to ten years                           10,297          10,682
Due after ten years                                   6,034           6,147
                                              -------------    ------------

       Totals                                 $      30,170    $     31,069
                                              =============    ============

Proceeds from sales of available-for-sale investment securities were $5,567,000, $3,055,000, and $0 in 2002, 2001, and 2000, respectively.

Gross gains from the sales of available-for-sale investment securities were $64,000, $54,000, and $0 in 2002, 2001, and 2000, respectively. The Company incurred gross losses of $10,000 in 2002, and $0 in 2001 and 2000, respectively.

Investments in state and political subdivisions represent purchases of municipal bonds located in Washington State. Investments in corporate debt obligations are made in companies located and doing business throughout the United States. The debt obligations were all within the credit ratings acceptable under the Company's investment policy.

Investment securities with a book value of $3,398,000 and $3,389,000 at 2002 and 2001, respectively, have been pledged to secure public deposits, as required by law, and other purposes. The estimated fair value of these pledged securities was $3,518,000 and $3,494,000 at December 31, 2002 and 2001, respectively.

NOTE 3 - LOANS

The major classifications of loans at December 31 are summarized as follows (dollars in thousands):

                                                    2002                  2001
                                              -----------------     -----------------
Real estate
      Construction                            $           9,276     $          11,550
      Mortgage                                           15,080                14,689
      Commercial                                         55,266                54,187
Commercial                                               23,502                16,477
Consumer and other                                        2,339                 3,197
Lease                                                        83                   745
                                              -----------------     -----------------

                                                        105,546               100,845
Less deferred loan fees, net                               (192)                  (90)
                                              -----------------     -----------------

      Totals                                  $         105,354     $         100,755
                                              =================     =================

                        Valley Community Bancshare, Inc.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 - LOANS (CONTINUED)

Contractual maturities of loans as of December 31, 2002, are as shown below. Actual maturities may differ from contractual maturities because individual borrowers may have the right to prepay loans with or without prepayment penalties.

                                              WITHIN 1 YEAR      1 - 5 YEARS      AFTER 5 YEARS           TOTAL
                                             ---------------    --------------    --------------     --------------
Commercial                                   $        11,130    $       10,458    $        1,914     $       23,501
Real Estate, commercial                               11,263            34,715             9,288             55,266
Real Estate, construction                              6,868             2,163               245              9,276
Real Estate, mortgage                                  2,870             7,873             4,337             15,081
Consumer and other                                       951             1,194               194              2,339
Lease                                                     20                63                                   83
                                             ---------------    --------------    --------------     --------------

                                             $        33,102    $       56,466    $       15,978     $      105,546
                                             ===============    ==============    ==============     ==============

                                                                 1 - 5 YEARS      AFTER 5 YEARS
                                                                --------------    --------------
Loans maturing after one year with:
        Fixed rates                                             $      46,254     $        3,035
        Variable rates                                                 10,212             12,943
                                                                --------------    --------------

                                                                $       56,466    $       15,978
                                                                ==============    ==============

The Company had loans amounting to $0 and $1,038,000 at December 31, 2002 and 2001, respectively, that were classified as impaired. No allocation of the allowance for possible credit losses was considered necessary to allocate to impaired loans at December 31, 2002 and 2001. There are no commitments to lend additional funds to borrowers whose loans are classified as impaired. At December 31, 2001, the Company had one loan, totaling $909,000, classified as a troubled debt restructuring that is included in impaired loans. At December 31, 2001, the restructured loan was in compliance with its modified terms and is not reported as either past due or nonaccrual. In February 2002, the loan was paid off in accordance with the restructured terms.

NOTE 4 - ALLOWANCE FOR LOAN LOSSES

Changes in the allowance for loan losses are summarized as follows (dollars in thousands):

                                                                    2002              2001               2000
                                                               ---------------    --------------     --------------
      Balance, beginning of year                               $         1,156    $        1,096     $          959
      Provision for loan losses                                            213                62                145
      Additions from recoveries                                             24                 4                 12
      Loans charged off                                                     (5)               (6)               (20)
                                                               ---------------    --------------     --------------

      Balance, end of year                                     $         1,388    $        1,156     $       1, 096
                                                               ===============    ==============     ==============

                        Valley Community Bancshare, Inc.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 - PREMISES AND EQUIPMENT

Premises and equipment at December 31 consisted of the following (dollars in thousands):

                                                                                      2002               2001
                                                                                 ---------------     --------------
Equipment, furniture, and fixtures                                               $         2,700     $        2,858
Land and buildings                                                                         6,360              6,067
                                                                                 ---------------     --------------

                                                                                           9,060              8,925
Less: accumulated depreciation                                                            (2,964)            (3,094)
                                                                                 ---------------     --------------

                                                                                 $         6,096     $        5,831
                                                                                 ===============     ==============

Depreciation expense on premises and equipment totaled $362,000 in 2002, $462,000 in 2001, and $435,000 in 2000.

NOTE 6 - DEPOSITS

Interest-bearing deposits at December 31 consisted of the following (dollars in thousands):

                                                                                      2002               2001
                                                                                 ---------------     --------------
Demand accounts                                                                  $        21,733     $       18,997
Money market accounts                                                                     35,506             36,424
Savings accounts                                                                          14,343             11,987
Certificates of deposit over $100,000                                                     21,340             18,425
Other certificates of deposit                                                             25,395             24,097
                                                                                 ---------------     --------------

                                                                                 $       118,317     $      109,930
                                                                                 ===============     ==============

At December 31, 2002, the scheduled maturities of certificates of deposit are as follows (dollars in thousands):

                                                                                            2003     $       43,287
                                                                                            2004              1,813
                                                                                            2005                522
                                                                                            2006                 42
                                                                                            2007              1,071
                                                                                                     --------------

                                                                                                     $       46,735
                                                                                                     ==============

NOTE 7 - OTHER BORROWED FUNDS

Other borrowed funds at December 31 consist of the following (dollars in thousands):

                                                                                       2002               2001
                                                                                 ---------------     --------------
Treasury tax and loan note                                                       $           654                334
Other borrowed money                                                                          96
                                                                                 ---------------     --------------

                                                                                 $           750     $          334
                                                                                 ===============     ==============

Other borrowed money represents a borrowing arrangement made in connection with the purchase of various assets from Puget Sound Mortgage Brokers, Inc. on May 15, 2002. The obligation is unsecured and is to be repaid in two equal annual installments plus interest at a rate of 2.88 percent.

                        Valley Community Bancshare, Inc.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 - OTHER BORROWED FUNDS (CONTINUED)

In addition, the Company elected to enter into the Treasury Tax and Loan Investment Program of the Federal Reserve Bank. In accordance with federal regulation the Bank is permitted to borrow Treasury Tax and Loan funds by executing an open-ended interest-bearing note to the Federal Reserve Bank of San Francisco. Interest is payable weekly, and is computed at 0.25 percent below the Federal Fund interest rate. The note is secured by U.S. Government obligations with a par value of $1,000,000.

NOTE 8 - CREDIT ARRANGEMENTS

The Banks are members of the Federal Home Loan Bank of Seattle. As a member, Puyallup Valley Bank has a committed line of credit up to 10 percent of total assets. Valley Bank's credit line is on a case-by-case basis. Borrowings generally provide for interest at the then-current published rates. There were no borrowings outstanding at December 31, 2001. During 2002 and 2000, the maximum amount of borrowings outstanding totaled $395,000 and $2,700,000, respectively. The average amounts of borrowings outstanding during 2002 and 2000 were $16,000 and $327,000, respectively. The average weighted interest rate paid on those borrowings was 2.21 percent during 2002 and 6.63 percent during 2000. There were no borrowings outstanding during 2001.

At December 31, 2002, committed line-of-credit agreements totaling approximately $9,500,000 were available to the Company from unaffiliated banks with maturities that range from April 2003 to July 2003. Such lines generally provide for interest at the then-existing federal funds rate. There were no borrowings outstanding under these credit arrangements at December 31, 2002 and 2001. There were no borrowings outstanding during 2002, 2001, and 2000.

NOTE 9 - INCOME TAXES

The components of the provision for federal income tax expense for the years ended December 31, are as follows (dollars in thousands):

                                                                                 2002             2001              2000
                                                                            -------------    -------------     -------------
Current                                                                     $         950    $         708     $         700
Deferred                                                                                4               36                28
                                                                            -------------    -------------     -------------

                                                                            $         954    $         744     $         728
                                                                            =============    =============     =============

A reconciliation of the effective income tax rate with the federal statutory rate is as follows (dollars in thousands):

                                       2002                             2001                              2000
                           -----------------------------    -----------------------------    -------------------------------
                              AMOUNT          RATE             AMOUNT            RATE           AMOUNT              RATE
                           ------------   --------------    -------------   -------------    -------------     -------------
Federal income tax at
      statutory rates      $      1,044               34%   $         860              34%   $         794                34%

Effect of tax-exempt
      interest income               (95)              -3%             (89)             -4%             (73)               -3%
Other                                 5                               (27)             -1%               7
                           ------------   --------------    -------------   -------------    -------------     -------------
                           $        954               31%   $         744              29%   $         728                31%
                           ============   ==============    =============   =============    =============     =============

The following are the significant components of deferred tax assets and liabilities at December 31 (dollars in thousands):

                                                                                                 2002              2001
                                                                                             -------------     -------------
Deferred tax assets
      Allowance for loan losses                                                              $         401     $         320
      Deferred compensation                                                                             85                69
      Other                                                                                             15                15
                                                                                             -------------     -------------

                                                                                                       501               404
                                                                                             -------------     -------------
Deferred tax liabilities
      Accumulated depreciation                                                                         240               167
      Unrealized gain on securities available-for-sale                                                 306               158
      Other                                                                                             81                61
                                                                                             -------------     -------------

                                                                                                       627               386
                                                                                             -------------     -------------

 Net deferred tax asset (liability)                                                          $        (126)    $          18
                                                                                             =============     =============

The Company believes, based on available information, that all deferred tax assets will be realized in the normal course of business; therefore, these assets have not been reduced by a valuation allowance.

                        Valley Community Bancshare, Inc.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 - STOCKHOLDERS' EQUITY AND REGULATORY CAPITAL

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

Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios (set forth in the following table) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2002, that the Company meets all capital adequacy requirements to which it is subject.

As of December 31, 2002, the most recent notification from the Federal Deposit Insurance Corporation categorized the Banks as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Company must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

The Company's actual capital amounts and ratios are also presented in the table (dollars in thousands):


                                                                                                              TO BE WELL
                                                                          FOR CAPITAL                   CAPITALIZED UNDER PROMPT
                                          ACTUAL                       ADEQUACY PURPOSES               CORRECTIVE ACTION PROVISIONS
                                   ---------------------             ---------------------             ----------------------------
                                     AMOUNT      RATIO                 AMOUNT      RATIO                   AMOUNT         RATIO
                                   ----------   --------             ----------   --------             ------------    ------------
As of December 31, 2002:
Total Capital
     (to Risk-weighted assets)
        Consolidated               $   23,135    19.09%    >than=to  $    9,965    8.00%     >than=to  $     12,119           10.00%
        Puyallup Valley Bank       $   15,925    16.01%    >than=to  $    7,960    8.00%     >than=to  $      9,950           10.00%
        Valley Bank                $    4,113    20.84%    >than=to  $    1,579    8.00%     >than=to  $      1,973           10.00%

Tier I Capital
     (to Risk-weighted assets)
        Consolidated               $   21,747    17.94%    >than=to  $    4,848    4.00%     >than=to  $      7,271            6.00%
        Puyallup Valley Bank       $   14,750    14.82%    >than=to  $    3,980    4.00%     >than=to  $      5,970            6.00%
        Valley Bank                $    3,900    19.76%    >than=to  $      789    4.00%     >than=to  $      1,184            6.00%

Tier I Capital
     (to average assets)
        Consolidated               $   21,747    12.64%    >than=to  $    6,881    4.00%     >than=to  $      8,601            5.00%
        Puyallup Valley Bank       $   14,750     9.94%    >than=to  $    5,933    4.00%     >than=to  $      7,417            5.00%
        Valley Bank                $    3,900    17.96%    >than=to  $      869    4.00%     >than=to  $      1,086            5.00%

As of December 31, 2001:
Total Capital
     (to Risk-weighted assets)
        Consolidated               $   22,012    19.44%    >than=to  $    9,059    8.00%     >than=to  $     11,324           10.00%
        Puyallup Valley Bank       $   14,937    14.96%    >than=to  $    7,985    8.00%     >than=to  $      9,981           10.00%
        Valley Bank                $    4,016    29.88%    >than=to  $    1,075    8.00%     >than=to  $      1,344           10.00%

Tier I Capital
     (to Risk-weighted assets)
        Consolidated               $   20,856    18.42%    >than=to  $    4,530    4.00%     >than=to  $      6,795            6.00%
        Puyallup Valley Bank       $   13,934    13.96%    >than=to  $    3,993    4.00%     >than=to  $      5,989            6.00%
        Valley Bank                $    3,863    28.74%    >than=to  $      538    4.00%     >than=to  $        806            6.00%

Tier I Capital
     (to average assets)
        Consolidated               $   20,856    13.03%     >than=to $    6,401    4.00%     >than=to  $      8,001            5.00%
        Puyallup Valley Bank       $   13,934     9.77%     >than=to $    5,706    4.00%     >than=to  $      7,132            5.00%
        Valley Bank                $    3,863    24.85%     >than=to $      622    4.00%     >than=to  $        777            5.00%

                        Valley Community Bancshare, Inc.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11 - COMMITMENTS AND CONTINGENT LIABILITIES

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

                                                             2002             2001
                                                         ------------     ------------
Commitments to extend credit                             $     19,767     $     13,470
Standby letters of credit                                          10
                                                         ------------     ------------

                                                         $     19,777     $     13,470
                                                         ============     ============

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

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Collateral held varies as specified above, and is required in instances where the Company deems necessary.

(b) OPERATING LEASE COMMITMENTS - The Company leases its operating facilities under agreements, which expire between 2003 and 2004, subject to the Company's option to extend the lease term under those agreements. The agreements require the Company to pay certain operating expenses. The approximate annual commitment for rental space under these operating leases is summarized as follows (dollars in thousands):

  YEAR ENDING
  DECEMBER 31,
----------------
     2003            $     48
     2004                   2
     2005
     2006
     2007
                     -------

                     $    50
                     =======

Rental expense charged to operations was $80,000, $102,000, and $107,000 for the years ended December 31, 2002, 2001, and 2000, respectively.

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

                        Valley Community Bancshare, Inc.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12 - RELATED PARTY TRANSACTIONS

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

Such loans had aggregate balances and activity during 2002, 2001, and 2000 as follows (dollars in thousands):

                                                  2002                 2001               2000
                                              ------------         ------------        -----------
Balance at beginning of year                  $      2,926         $      2,550        $     2,567
New loans or advances                                1,071                3,366              1,205
Repayments                                          (1,642)              (2,990)            (1,222)
                                              ------------         ------------        -----------

Balance at end of year                        $      2,355         $      2,926        $     2,550
                                              ============         ============        ===========

Deposits from related parties totaled approximately $1,605,000, $5,332,000, and $6,482,000 at December 31, 2002, 2001, and 2000, respectively.

NOTE 13 - EMPLOYEE BENEFITS

The Company has a 401(k) defined contribution plan for those employees who meet the eligibility requirements set forth in the plan. Contributions to the plan, adopted in January 1987, are at the discretion of the Company's Board of Directors. Eligible employees can contribute up to the lesser of $11,000 or 100 percent of compensation. The Company made no contributions to the plan in 2002, 2001, or 2000.

The Company also has a noncontributory profit-sharing plan covering substantially all employees. Contributions to the plan are at the discretion of the Company's Board of Directors, and totaled $127,100, $107,500, and $96,000 in 2002, 2001, and 2000, respectively.

NOTE 14 - STOCK OPTION PLAN

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

The pro forma information, as reported in Note 1 under the caption stock option plans, regarding net income and earnings per share, is required by Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, as amended. The pro forma information recognizes, as compensation, the estimated fair value of stock options granted using an option valuation model known as the Black-Scholes model. Pro forma earnings per share amounts reflect an adjustment as if the fair value of the options were recognized as compensation for the period.

For the most part, variables and assumptions are used in the model. For the periods 2002, 2001, and 2000, respectively, the risk-free interest rate averaged
4.97 percent, 4.75 percent, and 6.25 percent, the dividend yield rate was 2.4 percent, 2.2 percent, and 1.9 percent, the price volatility was not meaningful, and the weighted average expected life of the options has been measured at seven years.

The fair value of options issued in 2002 and 2001 was estimated at $35,000 and $5,000, respectively. There were no options issued in 2000. The remaining unrecognized compensation for fair value of stock options was approximately $36,000 as of December 31, 2002.

Management believes that the variables and assumptions used in the options-pricing model are subjective and represent only one estimate of possible value.

                        Valley Community Bancshare, Inc.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14 - STOCK OPTION PLAN (CONTINUED)

Information with respect to option transactions is summarized as follows:

                                                                    EXERCISE       CURRENTLY       OPTIONS
                                                    AUTHORIZED       PRICE         EXERCISED     OUTSTANDING     EXERCISABLE
                                                   ------------    -----------   -------------   ------------    ------------
Balance, December 31, 1999                              259,070    $     18.00         109,277         64,741          37,009

     Granted
     Exercised                                                            5.42           8,027         (8,027)         (8,027)
     Expired and forfeitures
     Vested                                                                                                             2,982
                                                   ------------    -----------   -------------   ------------    ------------

Balance, December 31, 2000                              259,070          19.78         117,304         56,714          31,964

     Granted                                                             28.00                          5,000
     Exercised                                                            9.70          13,401        (13,401)        (13,401)
     Expired and forfeitures
     Vested
                                                   ------------    -----------   -------------   ------------    ------------

Balance, December 31, 2001                              259,070          23.43         130,705         48,313          18,563

     Granted                                                             26.00                         13,000
     Exercised                                                            9.88          11,068        (11,068)        (11,068)
     Expired and forfeitures
     Vested                                                                                                            15,250
                                                   ------------    -----------   -------------   ------------    ------------

Balance, December 31, 2002                              259,070    $     27.08         141,773         50,245          22,745
                                                   ============    ===========   =============   ============    ============

Additional financial data pertaining to outstanding stock options is as follows:

                                             WEIGHTED
                                             AVERAGE                                                WEIGHTED AVERAGE
                                            REMAINING          WEIGHTED AVERAGE        NUMBER        EXERCISE PRICE
    RANGE OF             NUMBER OF         CONTRACTUAL          EXERCISE PRICE      EXERCISABLE      OF EXERCISABLE
 EXERCISE PRICES       OPTION SHARES     LIFE (IN YEARS)        OPTION SHARES      OPTION SHARES    OF OPTION SHARES
------------------     -------------     ---------------      -----------------    -------------    ----------------
$    12.34 - 12.36        6,684               1.07            $           12.34        6,684        $          12.34
$            15.56          811               2.46            $           15.56          811        $          15.56
$            23.81        5,250               4.89            $           23.81        5,250        $          23.81
$            25.00        2,000               5.22            $           25.00
$            26.00       13,000               9.46            $           26.00
$        -   28.00        5,000               8.07            $           28.00
$            35.00       17,500               6.26            $           35.00       10,000        $          35.00

NOTE 15 - EARNINGS PER SHARE

The numerators and denominators of basic and fully diluted earnings per share are as follows:

Dollars in thousands, except for per-share amounts:

                                                                        2002                 2001                2000
                                                                  -----------------    -----------------   -----------------
Net income (numerator)                                            $           2,118    $           1,786   $           1,608
                                                                  =================    =================   =================

Shares used in the calculation (denominator)
   Weighted average shares outstanding                                    1,126,514            1,130,720           1,131,484
   Effect of dilutive stock options                                          13,577               18,527              22,399
   Fully diluted shares                                                   1,140,091            1,149,247           1,153,883
                                                                  =================    =================   =================

Basic earnings per share                                          $            1.88    $            1.58   $            1.42
                                                                  =================    =================   =================

Diluted earnings per share                                        $            1.86    $            1.55   $            1.39
                                                                  =================    =================   =================

                        Valley Community Bancshare, Inc.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16 - FAIR VALUE OF FINANCIAL INSTRUMENTS

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

(g) OFF-BALANCE-SHEET FINANCIAL INSTRUMENTS - Commitments to extend credit and letters of credit represent the principal categories of off-balance-sheet instruments (Note 11). The fair value of these commitments is not material since they are for a short period of time and subject to customary credit terms.

The estimated fair values of the Company's financial instruments at December 31 are as follows (dollars in thousands):

                                                                      2002                                  2001
                                                           ----------------------------          ----------------------------
                                                             Carrying         Fair                 Carrying         Fair
                                                              Amount          Value                 Amount          Value
                                                           ------------    ------------          ------------    ------------
Financial assets:
     Cash and due from banks, interest-
        bearing deposits with banks, and
        federal funds sold                                 $     28,772    $     28,772          $     18,667    $     18,667
     Securities                                            $     31,069    $     31,069          $     31,350    $     31,350
     Federal Home Loan Bank stock                          $        398    $        398          $        478    $        478
     Loans                                                 $    105,354    $    107,261          $    100,755    $    103,210
Financial liabilities:
     Deposits                                              $    147,436    $    147,674          $    134,700    $    135,223
     Other borrowed funds                                  $        750    $        750          $        334    $        334

                        Valley Community Bancshare, Inc.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17 - PARENT COMPANY (ONLY) FINANCIAL INFORMATION

Condensed balance sheet at December 31, 2002 and 2001 (dollars in thousands):

                                                                                                 2002               2001
                                                                                          ----------------    ---------------
ASSETS
     Cash and due from bank                                                               $          1,168    $         1,062
     Investment in Banks                                                                            19,358             18,102
     Other assets                                                                                    1,970              2,000
                                                                                          ----------------    ---------------

         Total assets                                                                     $         22,496    $        21,164
                                                                                          ================    ===============

LIABILITIES
     Accounts payable                                                                     $             41    $             3
                                                                                          ----------------    ---------------
         Total liabilities                                                                              41                  3

TOTAL STOCKHOLDERS' EQUITY                                                                          22,455             21,161
                                                                                          ----------------    ---------------

         Total liabilities and stockholders' equity                                       $         22,496    $        21,164
                                                                                          ================    ===============

Condensed statement of income for the years ended December 31, 2002, 2001, and 2000 (dollars in thousands):


                                                                        2002                    2001               2000
                                                                  -----------------       ----------------    ---------------
 INCOME
       Dividend from Bank                                         $           1,200       $          1,200    $         1,300
       Other income                                                              62                     77                 46
                                                                  -----------------       ----------------    ---------------

               Total income                                                   1,262                  1,277              1,346
                                                                  -----------------       ----------------    ---------------

EXPENSES
        Other expenses                                                          114                     99                 99
                                                                  -----------------       ----------------    ---------------

               Total expenses                                                   114                     99                 99

NET INCOME BEFORE FEDERAL INCOME TAX AND
         EQUITY IN UNDISTRIBUTED INCOME OF BANK                               1,148                  1,178              1,247

INCOME TAX BENEFIT (EXPENSE)                                                      3                     22                 20
                                                                  -----------------       ----------------    ---------------
NET INCOME BEFORE EQUITY IN UNDISTRIBUTED
         INCOME OF BANK                                                       1,151                  1,200              1,267

EQUITY IN UNDISTRIBUTED INCOME OF BANK                                          967                    586                341
                                                                  -----------------       ----------------    ---------------

NET INCOME                                                        $           2,118       $          1,786    $         1,608
                                                                  =================       ================    ===============

                        Valley Community Bancshare, Inc.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17 - PARENT COMPANY (ONLY) FINANCIAL INFORMATION (CONTINUED)

Condensed statement of cash flows for the years ended December 31, 2002, 2001, and 2000 (dollars in thousands):


                                                                        2002                    2001                2000
                                                                  -----------------       ----------------    ---------------
CASH FLOWS FROM OPERATING ACTIVITIES
       Net income                                                 $           2,118       $          1,786    $         1,608
       Adjustments to reconcile net income to net cash from
       operating activities
            Distributions received in excess of subsidiary bank
            income                                                             (967)                  (586)              (341)
            Other operating activities                                           67                     36                 36
                                                                  -----------------       ----------------    ---------------

            Net cash from operating activities                                1,218                  1,236              1,303
                                                                  -----------------       ----------------    ---------------

CASH FLOWS FROM INVESTING ACTIVITIES
       Purchase of premises and equipment                                                               (6)            (1,083)
                                                                  -----------------       ----------------    ---------------

            Net cash from investing activities
                                                                                                        (6)            (1,083)
                                                                  -----------------       ----------------    ---------------

CASH FLOWS FROM FINANCING ACTIVITIES
       Sale of common stock                                                     109                    130                 44
       Repurchase of common stock                                              (546)                  (506)
       Dividend                                                                (675)                  (623)              (564)
                                                                  -----------------       ----------------    ---------------

            Net cash from financing activities                               (1,112)                  (999)              (520)

NET INCREASE (DECREASE) IN CASH                                                 106                    231               (300)

CASH, beginning of year                                                       1,062                    831              1,131
                                                                  -----------------       ----------------    ---------------
CASH, end of year                                                 $           1,168       $          1,062    $           831
                                                                  =================       ================    ===============

NOTE 18 - SUBSEQUENT EVENTS

DIVIDENDS - On January 16, 2003, the Board of Directors of the Company declared a cash dividend of $0.60 per share and a 5 percent stock dividend. The dividends were paid during February 2003 to those shareholders of record on December 31, 2002. The cash dividend was approximately $675,000 and the stock dividend was approximately 55,600 shares.

MERGER - On January 17, 2003, in an effort to consolidate operations, the Company's two bank subsidiaries, Puyallup Valley Bank and Valley Bank, merged operations pursuant to an Agreement and Plan of Merger (the "Agreement") dated November 4, 2002. Under the terms of the Agreement, all the outstanding shares of Valley Bank issued and outstanding were cancelled on the effective date of the merger. All shares of Puyallup Valley Bank issued and outstanding immediately before the effective date of the mergers will continue as issued and outstanding shares of the resulting institution. The name of the resulting institution is Valley Bank.

                         Vally Community Bancshares,Inc.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 19-SUMMARY OF QUARTERLY FINANCIAL INFORMATION - UNAUDITED

Quarterly financial information for the years ended December 31, 2002 and 2001 is summarized as follows:

VALLEY COMMUNITY BANCSHARES, INC.

(DOLLARS IN THOUSANDS, EXCEPT PER-SHARE AMOUNTS)

                                                     FIRST          SECOND         THIRD          FOURTH      YEAR ENDED
2002                                                QUARTER        QUARTER        QUARTER        QUARTER     DECEMBER 31,
----                                               ----------     ----------     ----------     ----------   ------------
STATEMENT OF INCOME DATA
   Interest income                                 $    2,416     $    2,464     $    2,533     $    2,473    $    9,886
   Interest expense                                       503            477            469            434         1,883
                                                   ----------     ----------     ----------     ----------    ----------
       Net interest income                              1,913          1,987          2,064          2,039         8,003
   Provision for loan losses                               31             60             76             46           213
                                                   ----------     ----------     ----------     ----------    ----------
       Net interest income after provision for          1,882          1,927          1,988          1,993         7,790
       loan losses
   Noninterest income                                     244            215            202            343         1,004
   Noninterest expense                                  1,325          1,395          1,430          1,572         5,722
                                                   ----------     ----------     ----------     ----------    ----------
     Income before provision for income tax               801            747            760            764         3,072
   Provision for income tax                               251            239            257            207           954
                                                   ----------     ----------     ----------     ----------    ----------
     Net income                                    $      550     $      508     $      503     $      557    $    2,118
                                                   ==========     ==========     ==========     ==========    ==========

PER-SHARE DATA
  Basic earnings per share                         $     0.49     $     0.45     $     0.45     $     0.49    $     1.88
  Diluted earnings per share                       $     0.48     $     0.45     $     0.44     $     0.49    $     1.86
  Weighted average shares outstanding               1,126,750      1,126,750      1,126,777      1,125,779     1,126,514
  Weighted average diluted shares outstanding       1,137,533      1,137,405      1,137,073      1,148,353     1,140,091

                                                     FIRST          SECOND         THIRD          FOURTH      YEAR ENDED
2001                                                QUARTER        QUARTER        QUARTER        QUARTER     DECEMBER 31,
----                                               ----------     ----------     ----------     ----------   ------------
STATEMENT OF INCOME DATA
   Interest income                                 $    2,662     $    2,643     $    2,672     $    2,539     $   10,516
   Interest expense                                       990            933            857            655          3,435
                                                   ----------     ----------     ----------     ----------     ----------
       Net interest income                              1,672          1,710          1,815          1,884          7,081
   Provision for loan losses                               31             31                                           62
                                                   ----------     ----------     ----------     ----------     ----------
       Net interest income after provision for
        loan losses                                     1,641          1,679          1,815          1,884          7,019
   Noninterest income                                     207            205            252            206            870
   Noninterest expense                                  1,343          1,345          1,321          1,350          5,359
                                                   ----------     ----------     ----------     ----------     ----------
     Income before provision for income tax               505            539            746            740          2,530
   Provision for income tax                               136            165            220            223            744
                                                   ----------     ----------     ----------     ----------     ----------
     Net income                                    $      369     $      374     $      526     $      517     $    1,786
                                                   ==========     ==========     ==========     ==========     ==========

PER-SHARE DATA
   Basic earnings per share                        $     0.33     $     0.33     $     0.46     $     0.46     $     1.58
   Diluted earnings per share                      $     0.32     $     0.32     $     0.46     $     0.45     $     1.55
   Weighted average shares outstanding              1,133,589      1,133,148      1,133,588      1,122,555      1,130,720
   Weighted average diluted shares outstanding      1,152,423      1,152,423      1,151,067      1,141,075      1,149,247

                        Vally Community Bancshares,Inc.

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 20-BUSINESS SEGMENTS - UNAUDITED

The Company owns two community-banking institutions, Puyallup Valley Bank and Valley Bank. These banks are managed at the subsidiary bank level. Each subsidiary bank has a board of directors and an executive management team responsible for the operation and performance of the respective subsidiary bank. Financial information regarding these business segments for the years ended December 31, 2002 and 2001 is summarized as follows:

VALLEY COMMUNITY BANCSHARES, INC.

(Dollars in thousands, except per share
amounts)

                                                             Puyallup                      Valley
                                                              Valley        Valley       Community     Consolidating   Year Ended
2002                                                           Bank          Bank        Bancshares       Entries      December 31,
----                                                         --------      --------      ----------    -------------   -----------
STATEMENT OF INCOME DATA
Interest income                                              $  8,759      $  1,131       $  1,200       $ (1,204)      $  9,886
Interest expense                                                1,702           200                           (19)         1,883
                                                             --------      --------       --------       --------       --------
    Net interest income                                         7,057           931          1,200         (1,185)         8,003
Provision for loan losses                                         153            60                                          213
                                                             --------      --------       --------       --------       --------
    Net interest income after provision for loan losses         6,904           871          1,200         (1,185)         7,790
Noninterest income                                                947            73          1,030         (1,046)         1,004
Noninterest expense                                             4,781           890            115            (64)         5,722
                                                             --------      --------       --------       --------       --------
    Income before provision for income tax                      3,070            54          2,115         (2,167)         3,072
Provision for income tax                                          940            17             (3)                          954
                                                             --------      --------       --------       --------       --------
    Net income                                               $  2,130      $     37       $  2,118       $ (2,167)      $  2,118
                                                             ========      ========       ========       ========       ========
2001

Interest income                                              $  9,404      $  1,118       $  1,200       $ (1,206)      $ 10,516
Interest expense                                                3,101           361                           (27)         3,435
                                                             --------      --------       --------       --------       --------
    Net interest income                                         6,303           757          1,200         (1,179)         7,081
Provision for loan losses                                          30            32                                           62
                                                             --------      --------       --------       --------       --------
    Net interest income after provision for loan losses         6,273           725          1,200         (1,179)         7,019
Noninterest income                                                783            98            659           (670)           870
Noninterest expense                                             4,587           740             95            (63)         5,359
                                                             --------      --------       --------       --------       --------
    Income before provision for income tax                      2,469            83          1,764         (1,786)         2,530
Provision for income tax                                          739            27            (22)                          744
                                                             --------      --------       --------       --------       --------
    Net income                                               $  1,730      $     56       $  1,786       $ (1,786)      $  1,786
                                                             ========      ========       ========       ========       ========
2000

Interest income                                              $  9,695      $    844       $  1,300       $ (1,306)      $ 10,533
Interest expense                                                3,458           282                           (25)         3,715
                                                             --------      --------       --------       --------       --------
    Net interest income                                         6,237           562          1,300         (1,281)         6,818
Provision for loan losses                                          82            63                                          145
                                                             --------      --------       --------       --------       --------
    Net interest income after provision for loan losses         6,155           499          1,300         (1,281)         6,673
Noninterest income                                                642            19            387           (387)           661
Noninterest expense                                             4,266           661             99            (28)         4,998
                                                             --------      --------       --------       --------       --------
    Income before provision for income tax                      2,531          (143)         1,588         (1,640)         2,336
Provision for income tax                                          798           (50)           (20)                          728
                                                             --------      --------       --------       --------       --------
    Net income                                               $  1,733      $    (93)      $  1,608       $ (1,640)      $  1,608
                                                             ========      ========       ========       ========       ========

                   BALANCE SHEET DATA

2002
Loans                                                        $ 87,270      $ 18,084       $              $              $105,354
Deposits                                                      130,189        18,448                        (1,201)       147,436
Assets                                                        147,311        22,470         22,455        (20,525)       171,711

2001
Loans                                                        $ 88,083      $ 12,672       $              $              $100,755
Deposits                                                      124,823        10,973                        (1,096)       134,700
Assets                                                        140,282        14,928         21,164        (19,200)       157,174

                        Vally Community Bancshares,Inc.
               MARKET PRICE OF AND DIVIDENDS ON COMMON EQUITY AND
                           RELATED STOCKHOLDER MATTERS

MARKET PRICE OF AND DIVIDENDS ON COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Nature of Trading Market

At February 15, 2003, the Company had approximately 717 shareholders of record. The stock is not traded on any exchange or automated quotation system, and there is no firm that makes a market in the stock. Shareholders who typically purchase stock for investment have held the stock. Therefore, there is no active trading market for the stock and no assurance can be given that an active trading market for the stock will develop. During 2002, there were 28 transfers known to the Company. These transfers involved a total of 22,914 shares, of which the Company, at a price of $25 per share, purchased 17,564 shares. Sales prices have been at $25 per share during 2002 to the Company's best knowledge. The last trade occurred on December 23, 2002, and was for 900 shares of Common Stock at a price of $25 per share. This price is not necessarily indicative of the fair market value of the stock, nor is the Company necessarily aware of all transfers or the price of those transfers.

On November 21, 2002, the Company adopted a plan to repurchase up to $1,000,000 of its shares. As of December 31, 2002, the Company had repurchased 17,664 shares under this plan at an aggregate price of $441,000 (an average price of $25 per share).

On October 17, 2001, the Company adopted a plan to repurchase up to $1,000,000 of its shares. As of December 31, 2001, the Company had repurchased 20,239 shares under this plan at an aggregate price of $506,000 (an average price of $25 per share).

Dividend History

The Company (Puyallup Valley Bank prior to July 1, 1998) has paid, since Puyallup Valley Bank's inception in 1973, a combination of stock and cash dividends to its shareholders. Since 1993, Puyallup Valley Bank has paid a stock dividend of 5 percent per year and a cash dividend of 50(cent) per share per year. Since July 1, 1998, the Company paid cash dividend of 38(cent) during 1998, a 12(cent) dividend during 1999, a 50(cent) dividend during 2000, a 55(cent) dividend during 2001, and a 60(cent) dividend during 2002. On January 16, 2003, the Board of Directors of the Company declared a cash dividend of 60(cent) per share and a 5 percent stock dividend, which was paid during February 2003 to those shareholders of record on December 31, 2002.

Although the Company intends to continue its policy of paying cash dividends on its Common Stock in amounts not less than those paid in recent periods, the ability of the Company to continue to pay such dividends will depend primarily upon the earnings of Valley Bank and its ability to pay dividends to the Company, as to which there can be no assurance.

The ability of the Bank to pay dividends is governed by various statutes. These statutes provide that no bank shall declare or pay any dividend in an amount greater than its retained earnings, without approval from the Director. The Director shall, in his or her discretion, have the power to require any bank to suspend the payment of any and all dividends until all requirements that may have been made by the Director shall have been complied with, and upon such notice to suspend dividends, no bank shall thereafter declare or pay any dividends until such notice has been rescinded in writing.

                       Vally Community Bancshares,Inc.
                              CORPORATE DIRECTORY

VALLEY COMMUNITY               Greg A. Jones               Marge O'Hern              KENT BRANCH
BANCSHARES, INC.               Vice President              Vice President            604 West Meeker
                               Commercial Loan Officer     Branch Manager            Kent, WA 98032
CORPORATE HEADQUARTERS                                                               (253) 852-4609
1307 East Main Avenue          Daniel Weis                 CANYON ROAD BRANCH
Puyallup, WA 98372             Assistant Vice President    12803 Canyon Road         Michael Miller
(253) 848-2316                 Commercial Loan Officer     Puyallup, WA 98373        President - Valley Bank
                                                           (253) 770-7686            of Kent

                                                                                     OTHER LOCATIONS
VALLEY BANK                    BRANCH LOCATIONS            Greta Prince
                                                           Vice President            PUGET SOUND MORTGAGE BROKERS
                                                           Branch Manager            504 2nd Avenue Northwest
                                                                                     Puyallup, WA  98371
ADMINISTRATION                 DOWNTOWN BRANCH                                       (253) 848-6408
David H. Brown                 209 South Meridian Avenue
President & CEO                Puyallup, WA 98371          Leo Dreith                Jane Hostvedt
                               (253) 848-7248              Vice President            Vice President
Roy W. Thompson                                            Commercial Loan Officer   Real Estate Manager
Executive Vice President       Christine Tallariti
Credit Administrator           Vice President              GRAHAM BRANCH
                               Branch Manager              9921 224th Street East
Joseph E. Riordan                                          Graham, WA 98338
Executive Vice President       Carol Smith                 (253) 875-3675
Chief Financial Officer        Vice President
                               Commercial Loan Officer     Marge O'Hern
Marta J. Nelson                                            Vice President
Vice President                 DOWNTOWN DRIVE-UP           Branch Manager
Senior Operations &            112 East Main Avenue
Personnel Officer              Puyallup, WA 98371          AUBURN BRANCH
                               (253) 848-7240              1001 D Street Northeast
Marge O'Hern                                               Auburn, WA 98002
Vice President                 SUMMIT BRANCH               (253) 288-2101
District Retail Manager        10413 Canyon Road East
                               Puyallup, WA 98373          Richard D. Pickett
Diane Cox                      (253) 770-7699              President - Valley
Vice President                                             Bank of Auburn
Data Processing Manager        Greta Prince
                               Vice President              Joyce Young
MAIN OFFICE                    Branch Manager              Vice President
1307 East Main Avenue                                      Commercial Loan Officer
Puyallup, WA 98372             Kathie Bolen
(253) 848-2316                 Assistant Branch Manager    Dick Plumber
                                                           Vice President
Yvonne Narrow                  Brian E. Nelson             Commercial Loan Officer
Vice President                 Financial Consultant
Branch Manager
                               SOUTH HILL BRANCH
                               15815 Meridian Avenue East
                               Puyallup, WA 98375
                               (253) 848-1968

ANNUAL MEETING

The Company will hold its annual meeting of stockholders on April 24, 2003, at 7:00 p.m., in the Georgian Room at the Best Western Park Plaza Hotel, in Puyallup, Washington.

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