Form 10-K, Exhibit 13
period 2003-12-31
VALLEY COMMUNITY BANCSHARES INC
filed 2004-03-30
CIK 1107419

                                                                     EXHIBIT 13

                        VALLEY COMMUNITY BANCSHARES, INC.
                               2003 ANNUAL REPORT

                                                                               .
                                                                               .
                                                                               .

                        Valley Community Bancshares, Inc.
                                TABLE OF CONTENTS

THE COMPANY                                                                       1
SELECTED FINANCIAL DATA                                                           3
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
OPERATIONS                                                                        4
INDEPENDENT AUDITOR'S REPORT                                                     18
CONSOLIDATED FINANCIAL STATEMENTS
     Consolidated Balance Sheet                                                  19
     Consolidated Statement of Income                                            20
     Consolidated Statement of Changes in Stockholders' Equity                   21
     Consolidated Statement of Cash Flows                                        22
     Notes to Consolidated Financial Statements                                  23
MARKET PRICE OF AND DIVIDENDS ON COMMON EQUITY AND RELATED STOCKHOLDER MATTERS   40

                        Valley Community Bancshares, Inc.
                                   THE COMPANY

FORWARD-LOOKING STATEMENTS

Except for historical financial information contained herein, certain matters discussed in the Annual Report of Valley Community Bancshares, Inc. constitute "forward-looking statements" within the meaning of the Securities Exchange Act of 1934, as amended. Forward-looking statements are subject to risks and uncertainties that may cause actual future results to differ materially. Such risks and uncertainties with respect to Valley Community Bancshares, Inc. and Valley Bank include, but are not limited to, those related to the economic environment, particularly in the areas in which the Company and the Bank operate, competitive products and pricing, loan delinquency rates, fiscal and monetary policies of the U.S. government, changes in governmental regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management and asset/liability management, the financial and securities markets, and the availability of and costs associated with sources of liquidity.

VALLEY COMMUNITY BANCSHARES, INC.

Valley Community Bancshares, Inc. (the "Company") is a bank holding company registered under the Bank Holding Company Act of 1956, as amended. The Company was organized and incorporated under the laws of the State of Washington as a holding company for its principal banking subsidiary, Valley Bank, a state chartered Federal Deposit Insurance Corporation (the "FDIC") insured commercial bank, through a reorganization completed on July 1, 1998. The Company conducts its business primarily through Valley Bank. Valley Bank is referred to as the "Bank" in this Annual Report.

The Company's main office is located in Puyallup, Washington, which also serves as the main office of Valley Bank. The Bank provides a full range of commercial banking services to small and medium-sized businesses, professionals, and other individuals through banking offices located in Puyallup, Auburn, and Kent, Washington, and their environs.

The principal sources of the Company's revenue are (i) interest and fees on loans; (ii) deposit service charges; (iii) merchant credit card processing fees;
(iv) interest-bearing deposits with banks; (v) interest on investments (principally government securities), and (vi) origination fees on mortgage loans brokered. The lending activity consists of short- to medium-term commercial and consumer loans, including operating loans and lines of credit, equipment loans, automobile loans, recreational vehicle and truck loans, personal loans or lines of credit, home improvement loans, and rehabilitation loans. The Bank also offers cash management services, merchant credit card processing, safe deposit boxes, wire transfers, direct deposit of payroll and Social Security checks, automated teller machine access, and automatic drafts for various accounts.

VALLEY BANK

Valley Bank is a Washington State - chartered commercial bank that commenced operations as Puyallup Valley Bank in October 1973. In January 1999 the Company opened Valley Bank, a state-chartered, FDIC insured commercial bank subsidiary located in Auburn, Washington. On January 17, 2003, in an effort to consolidate operations, Puyallup Valley Bank and Valley Bank merged and renamed the resulting institution Valley Bank.

The organizers of the Bank commenced formation efforts in 1972 as Puyallup Valley Bank. Puyallup Valley Bank was formally incorporated on January 9, 1973, under the laws of the State of Washington after having received approval to organize from the Division of Banks of the Washington Department of Financial Institutions (the "Division") and the FDIC, and commenced operations during October 1973. Puyallup Valley Bank was organized with capital of $400,000 through the sale of 20,000 shares of Common Stock at a sales price of $20 per share.

The Bank provides full-service banking to businesses and residents within the Puyallup, Auburn, and Kent communities and the surrounding areas. The Bank places particular emphasis on serving the small to medium-sized business segment of the market by making available a line of banking products tailored to their needs, with those services delivered by experienced professionals concerned with building long-term relationships. The Bank conducts business out of eight full-service offices and one drive-up facility.

On May 16, 2002, the Bank purchased various tangible and intangible assets of Puget Sound Mortgage Brokers, Inc., a Washington Corporation located in Puyallup Washington. The purchase price was not material to the consolidated financial condition and results of operations of the Company or the Bank. The purchase was made to further enhance the Bank's mortgage banking operations. The mortgage operation is operated as a division of the Bank using the name Puget Sound Mortgage Brokers and operates in a leased facility.

Valley Bank is a wholly owned subsidiary of the Company.

MARKET AREA

The Company's principal market area is located in south King County and eastern Pierce County regions of Washington State. King County and Pierce County are the two most populous counties in Washington State, with nearly 2,500,000 residents. The economy of the region is dependent upon aerospace, high technology, foreign trade, and natural resources, including agriculture and timber. The region has become more diversified over the past decade as a result of the success of software companies such as Microsoft and the establishment of numerous research and biotechnology firms. The regional economy generally has experienced strong growth and stability in recent years. However, during the fourth quarter of 2001 and throughout 2003 the regional economy has slowed significantly, especially in the aerospace and high technology sectors.

Eastern Pierce County, where the Bank has seven locations, is located approximately 30 miles southeast of Seattle and 5 miles northeast of Tacoma, the region's two largest cities. The area encompasses several residential and agricultural communities, including Puyallup, South Hill, Sumner, Edgewood, Graham, Orting, and Summit/Fredrickson, and has a population in excess of 150,000 residents. This area is characterized as the Company's principal market area.

                        Valley Community Bancshares, Inc.
                                   THE COMPANY

South King County, where the Bank has locations in Auburn and Kent, is centrally located between Seattle and Tacoma and has a population of nearly 300,000 residents. The community is supported by light industry, aerospace, and forest products industries. The Company considers the Auburn and Kent Valley a natural area of expansion because of its close proximity to Eastern Pierce County.

BUSINESS STRATEGY

As a locally owned financial institution, the Company emphasizes local banking needs. The Company seeks to achieve growth in order to establish and then maintain a strong return on equity. The strategy to accomplish these goals is to focus on small businesses that traditionally develop an exclusive relationship with a single bank. The Bank also has the size to give the personal attention required by businesspeople, and significant credit expertise to help these businesses meet their goals.

The Bank offers to its customers a full range of deposit services that are typically available in most banks and savings and loan associations, including checking accounts, savings accounts, and other time deposits of various types, ranging from money market accounts to longer-term certificates of deposit. One major goal in developing the Bank's product mix is to keep the product offerings as simple as possible, both in terms of the number of products and the features and benefits of the individual services. The transaction accounts and time certificates are tailored to the principal market areas at rates competitive in the area. In addition, retirement accounts such as IRAs (Individual Retirement Accounts) are available. The FDIC, up to the maximum amount, insures all deposit accounts. The Bank solicits these accounts from small to medium-sized businesses in their respective primary trade areas, and from individuals who live and/or work within these areas.

The Bank offers loans to their diverse markets and communities. The market consists of South King County and East Pierce County in general and the areas in and around Puyallup, Auburn, and Kent in particular. Loans are provided to creditworthy borrowers regardless of their race, color, national origin, religion, sex, age, marital status, sexual orientation, disability, receipt of public assistance, or any basis prohibited by law. The Bank intends to fulfill this commitment while maintaining prudent credit practices. In the course of fulfilling their obligation to meet the credit needs of the communities that they serve, the Bank gives consideration to each credit application regardless of the fact that the applicant may reside in a low to moderate income neighborhood, and without regard to the geographic location of the residence, property, or business within their market areas.

The Bank provides innovative, quality financial products that meet the banking needs of its customers and communities. The loan programs and acceptance of certain loans may vary from time to time, depending upon funds available and regulations governing the banking industry. The Bank offers all basic types of credit to its local communities, including commercial and consumer loans.

                        Valley Community Bancshares, Inc.
                             SELECTED FINANCIAL DATA

SELECTED FINANCIAL DATA

The following financial data of the Company are derived from the Company's historical audited financial statements and related footnotes.

VALLEY COMMUNITY BANCSHARES, INC.
SELECTED FINANCIAL DATA (1)

                                                                                   AT AND FOR THE
                                                                                YEAR ENDED DECEMBER 31,
                                                                   (DOLLARS IN THOUSANDS, EXCEPT PER-SHARE AMOUNTS)
                                                             2003          2002          2001          2000          1999
                                                          ----------    ----------    ----------    ----------    ----------
STATEMENT OF INCOME DATA
    Interest income                                       $    9,058    $    9,886    $   10,516    $   10,533    $    8,958
    Interest expense                                           1,268         1,883         3,435         3,715         2,973
                                                          ----------    ----------    ----------    ----------    ----------
          Net interest income                                  7,790         8,003         7,081         6,818         5,985
    Provision for loan losses                                                  213            62           145            84
                                                          ----------    ----------    ----------    ----------    ----------
          Net interest income after provision for
          loan losses                                          7,790         7,790         7,019         6,673         5,901
    Noninterest income                                         1,469         1,004           870           661           589
    Noninterest expense                                        6,247         5,722         5,359         4,998         4,516
                                                          ----------    ----------    ----------    ----------    ----------
       Income before provision for income tax                  3,012         3,072         2,530         2,336         1,974
    Provision for income tax                                     963           954           744           728           580
                                                          ----------    ----------    ----------    ----------    ----------
       Net income                                         $    2,049    $    2,118    $    1,786    $    1,608    $    1,394
                                                          ==========    ==========    ==========    ==========    ==========

PER-SHARE DATA (2)
    Cash dividends                                        $      675    $      675    $      623    $      564    $      135
    Cash dividends per weighted average shares
         outstanding                                      $     0.58    $     0.57    $     0.52    $     0.47    $     0.11
    Basic earnings per share                              $     1.75    $     1.79    $     1.50    $     1.35    $     1.19
    Diluted earnings per share                            $     1.74    $     1.77    $     1.48    $     1.33    $     1.15
    Weighted average shares outstanding                    1,172,561     1,182,840     1,187,256     1,188,058     1,175,769
    Weighted average diluted shares outstanding            1,178,261     1,197,096     1,206,709     1,211,577     1,210,205

BALANCE SHEET DATA
    Total assets                                          $  182,220    $  171,711    $  157,174    $  146,769    $  133,837
    Net loans                                                112,873       103,966        99,599        93,518        77,675
    Deposits                                                 157,231       147,436       134,700       125,047       113,809
    Shareholders' equity                                      23,653        22,455        21,161        20,125        18,724

    Equity to assets ratio                                     12.98%        13.08%        13.46%        13.71%        13.99%

FIVE-YEAR FINANCIAL PERFORMANCE
    Net income                                            $    2,049    $    2,118    $    1,786    $    1,608    $    1,394
    Average assets                                           178,305       164,850       155,828       142,864       132,945
    Average stockholders' equity                              22,885        21,818        20,597        19,084        17,862

    Return on average assets
       (net income divided by average assets)                   1.15%         1.28%         1.15%         1.13%         1.05%
    Return on average equity
       (net income divided by average equity)                   8.95%         9.71%         8.67%         8.43%         7.80%
    Efficiency ratio
       (noninterest expense divided by
       noninterest income plus net interest income)            67.47%        63.53%        67.40%        66.83%        68.69%
    Ratio of noninterest expense to average assets              3.50%         3.47%         3.44%         3.50%         3.40%

(1) The computation of the ratios is based on the recorded assets and liabilities after the effect of the changes in market values of securities available for sale.

(2) The presentation of per-share data prior to 2003 has been restated to reflect the 5 percent stock dividend distributed in February 2003.

                        Valley Community Bancshares, Inc.
                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion is provided for the consolidated operations of the Company, which include its wholly owned subsidiary. The purpose of this discussion is to focus on significant factors affecting the Company's financial condition and results of operations.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect amounts reported in the consolidated financial statements. Changes in these estimates and assumptions are considered reasonably possible and may have a material impact on the consolidated financial statements, and thus actual results could differ from the amounts reported and disclosed herein. The Company considers the allowance for loan loss a critical accounting policy subject to estimate.

For additional information, regarding the allowance for loan losses, see Analysis of the Allowance for Loan Losses in this Management's Discussion and Allowance for Loan Loss in Note 1 in Notes to the Consolidated Financial Statements.

RESULTS OF OPERATIONS

The Company earned net income of $2,049,000 in 2003, compared to net income of $2,118,000 in 2002 and net income of $1,786,000 in 2001. The $69,000 decrease in net income during 2003 over 2002 is the result of a decrease in net interest income, an increase in noninterest expense, partially offset by a lower provision for loan losses and an increase in noninterest income. The $332,000 increase in net income during 2002 over 2001 is the result of a significant increase in net interest income and an increase in noninterest income, partially offset by increases in the provision for loan losses, noninterest expense, and income tax.

Noninterest income, during 2003, included a nonrecurring gain in the amount of $211,000. The gain was realized on the sale of real estate, which the Company held for investment. Without the gain the Company's 2003 net income would have been approximately $1,910,000, or $1.62 diluted earnings per share, a decrease of $208,000 from the $2,118,000, or $1.77 diluted earnings per share reported in 2002.

The Company opened a new Kent office during the fourth quarter of 2002. As a result, management experienced higher operating costs during 2003 and anticipates higher costs in 2004 and beyond as the Kent office eventually locates to a more costly permanent facility. Therefore, profitability of the Company may be negatively impacted until the facility generates sufficient revenue to offset the added costs.

The Bank approved an internet banking product for customers during the fourth quarter of 2003. The Bank anticipates implementation of this product during the second quarter of 2004. The Company expects its annual cost to be in excess of $100,000 per year and anticipates a negative impact to profitability until revenues, if any, offset the added expense.

As a result of Congress passing the Sarbanes Oxley Act of 2002, the Company will be subject to many of the Act's onerous provisions. The Company estimates that during the next two years the Company may incur annual compliance costs in excess of $100,000. The added expense may have a negative impact on the Company's future profitability.

Performance Ratios

The following table shows the various performance ratios for the Company for the past five years:

VALLEY COMMUNITY BANCSHARES, INC.
PERFORMANCE RATIOS (1)

                                                                                 FOR THE YEAR ENDED DECEMBER 31,
                                                                      2003        2002        2001         2000       1999
                                                                    ---------  ----------   ---------   ----------  ---------
Return on average assets (net income divided by average assets)        1.15%       1.28%       1.15%        1.13%      1.05%
Return on average equity (net income divided by average equity)        8.95%       9.71%       8.67%        8.43%      7.80%
Dividend payout ratio (dividends per share divided by net income
per share)                                                            34.34%      31.91%      34.82%       35.18%      9.64%
Equity to assets ratio (average equity divided by average assets)     12.83%      13.24%      13.22%       13.36%     13.44%

Net Interest Income

Net interest income is the most significant component contributing to net income. It is the difference between interest earned on earning assets (primarily loans and investments) and interest paid on interest-bearing liabilities (deposits and borrowings). The volume of and yields earned on earning assets and the volume of and the rates paid on interest-bearing liabilities determine net interest income. Interest earned and interest paid is also affected by general economic conditions, particularly changes in market interest rates, and by government policies and the action of regulatory authorities.

The earnings on certain assets are exempt from federal income tax. It is customary in the financial services industry to analyze changes in net interest income on a "tax equivalent" (TE) basis. TE is a non-GAAP performance measure used by management in operating the business, which management believes provides investors with a more accurate picture of the interest margin for comparative purposes. Under this method, nontaxable income from loans and investments is adjusted to an amount that would have been earned if such income were subject to federal income tax.

(1) The computation of the ratios is based on the recorded assets and liabilities after the effect of the changes in market values of securities available for sale.

                        Valley Community Bancshares, Inc.
                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The discussion below presents an analysis based on tax equivalent amounts at a 34 percent tax rate.

VALLEY COMMUNITY BANCSHARES, INC.
NET INTEREST INCOME, ADJUSTED TO A TAX EQUIVALENT BASIS

(DOLLARS IN THOUSANDS),

                                 FOR THE YEAR ENDED DECEMBER 31,
                                 -------------------------------
                                    2003      2002      2001
                                  -------   -------   -------
Interest income, as reported      $ 9,058   $ 9,886   $10,516
    Effect of tax-exempt income       139       152       134
                                  -------   -------   -------
TE interest income                  9,197    10,038    10,650

Interest expense                    1,268     1,883     3,435
                                  -------   -------   -------

TE net interest income            $ 7,929   $ 8,155   $ 7,215
                                  =======   =======   =======

TE net interest income, divided by average earning assets, is referred to as net interest margin. For the years ended December 31, 2003, 2002, and 2001, the Company's net interest margin was 4.78 percent, 5.35 percent, and 5.02 percent, respectively.

TE net interest income during 2003, 2002, and 2001 totaled $7,929,000, $8,155,000, and $7,215,000, respectively, representing a 2.8 percent decrease in 2003 over 2002, and a 13.0 percent increase in 2002 over 2001. The 2003 over 2002 decrease resulted from a significant decrease in the Company's net interest margin partially offset by the earnings generated on the 8.7 percent increase in earning assets. The 2002 over 2001 increase resulted from a 6.0 percent increase in earning assets, primarily loans, and a significant improvement in the Company's net interest margin. The net interest margin decreased during 2003 because of lower rates earned on earning assets partially offset by lower interest rates paid on deposit accounts and higher loan origination fee amortization, net of cost. The net interest margin increased during 2002 because of higher loan origination fee amortization, net of cost, and lower interest rates paid on deposit accounts partially offset by lower interest rates earned on earning assets.

During 2002 and 2001, market interest rates decreased significantly as a result of a slow national and regional economy and because of an aggressively accommodating Federal Reserve monetary policy. During this period the Company's net interest margin increased significantly from 5.02 percent in 2001 to 5.35 percent in 2002. During this period the interest rate paid to depositors decreased faster than the decrease in the interest rate earned on investment securities and loans.

During 2003, market interest rates continued to be at historical lows. As a result, the Company experienced a compression in net interest margin from 5.35 percent in 2002 to 4.75 percent in 2003. The margin compression occurred as the interest rate earned on investment securities and loans decreased faster than the interest rate paid to depositors. During this low interest rate environment borrowers refinanced their higher rate loans to a lower interest rate. At the same time, the Company was limited in its ability to decrease the interest rate paid to depositors with administered interest rates, such as NOW, savings, and money market accounts. The interest rate paid on such deposits is currently below 0.75 percent.

In the event of an increase in market interest rates, the Company's TE net interest income and margin may decrease because the Company has a significant amount of interest-bearing liabilities subject to repricing when compared to interest-earning assets. This may be somewhat offset because the rates paid on deposits with administered interest rates generally do not increase as rapidly as for accounts whose rates change with market interest rates. In the event of continued low market interest rates, the Company anticipates a further decrease in net interest margin as interest-earning assets continue repricing to the lower interest rate levels.

TE interest income during 2003, 2002, and 2001 totaled $9,197,000, $10,038,000, and $10,650,000, respectively, representing an 8.4 percent decrease in 2003 over 2002 and a 5.8 percent decrease in 2002 over 2001. The 2003 and 2002 decreases were the result of the lower interest rates earned, as discussed above, partially offset by higher loan origination fee amortization, net of costs.

Interest expense during 2003, 2002, and 2001 totaled $1,268,000, $1,883,000, and
$3,435,000, respectively, representing a 32.7 percent decrease in 2003 over 2002 and a 45.2 percent decrease in 2002 over 2001. The 2003 and 2002 decreases were the result of the lower interest rates paid, as discussed above.

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

VALLEY COMMUNITY BANCSHARES, INC.

AVERAGE BALANCES AND AN ANALYSIS OF AVERAGE RATES EARNED AND PAID

                                                                          (DOLLARS IN THOUSANDS)
                                                     2003                          2002                          2001
                                          ---------------------------   ---------------------------   ---------------------------
                                           AVERAGE   REVENUE/  YIELD/    AVERAGE   REVENUE/  YIELD/   AVERAGE   REVENUE/   YIELD/
                                           BALANCE   EXPENSE   RATE      BALANCE   EXPENSE   RATE     BALANCE   EXPENSE    RATE
                                          ---------  --------  ------   ---------  --------  ------   --------  --------   ------
ASSETS
Interest-earning assets
   Loans (1), (4)                         $ 110,859  $  7,605    6.86%  $ 106,666  $  8,074    7.57%  $ 96,855  $  8,109     8.37%
   Investment securities - Taxable(3)        28,780       843    2.93%     25,437     1,167    4.59%    23,694     1,347     5.68%
   Investment securities - Tax-
   exempt(2),(3)                              6,497       409    6.30%      6,684       447    6.69%     5,979       395     6.61%
   Other earning assets                      19,674       340    1.73%     13,765       350    2.54%    17,347       799     4.61%
                                          ---------  --------  ------   ---------  --------  ------   --------  --------   ------
    Total interest-earning assets         $ 165,810  $  9,197    5.55%  $ 152,552  $ 10,038    6.58%  $143,875  $ 10,650     7.40%

Non-interest-earning assets                  12,495                        12,298                       11,953
                                          ---------                     ---------                     --------

   TOTAL ASSETS                           $ 178,305                     $ 164,850                     $155,828
                                          =========                     =========                     ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing liabilities
   Deposits
    Savings, NOW accounts,
     and money markets                    $  77,332  $    445    0.58%  $  69,419  $    664    0.96%  $ 63,244  $  1,207     1.91%
    Time deposits < $100,000                 23,461       456    1.94%     24,936       735    2.95%    24,562     1,241     5.05%
    Time deposits > $100,000                 21,366       362    1.69%     18,951       477    2.52%    20,647       973     4.71%
                                          ---------  --------  ------   ---------  --------  ------   --------  --------   ------
      Total deposits                        122,159     1,263    1.03%    113,306     1,876    1.66%   108,453     3,421     3.15%
   Other borrowed funds                         479         5    1.04%        512         7    1.37%       405        14     3.46%
                                          ---------  --------  ------   ---------  --------  ------   --------  --------   ------
    Total interest-bearing liabilities    $ 122,638  $  1,268    1.03%  $ 113,818  $  1,883    1.65%  $108,858  $  3,435     3.16%
                                                     --------                      --------                     --------

Non-interest-bearing liabilities             32,782                        29,214                       26,373
Stockholders' equity                         22,885                        21,818                       20,597
                                          ---------                     ---------                     --------

   TOTAL LIABILITIES AND
   STOCKHOLDERS' EQUITY                   $ 178,305                     $ 164,850                     $155,828
                                          =========                     =========                     ========

Net interest income                                  $  7,929                      $  8,155                     $  7,215
                                                     ========                      ========                     ========

Margin analysis
   Interest income/earning                           $  9,197    5.55%             $ 10,038    6.58%            $ 10,650     7.40%
   Interest expense/earning assets                      1,268    0.76%                1,883    1.23%               3,435     2.39%
   TE net interest income/earning assets                7,929    4.78%                8,155    5.35%               7,215     5.02%

(1) Average loan balance includes nonaccrual loans, if any. Interest income on nonaccrual loans has been included.

(2) Tax-exempt income has been adjusted to a tax-equivalent basis using an incremental rate of 34 percent.

(3) The yield on investment securities is calculated using the historical cost basis.

(4) Loan fees included in loan revenue totaled $149,000, $122,000, and $23,000 in 2003, 2002, and 2001, respectively.

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

VALLEY COMMUNITY BANCSHARES, INC.
ANALYSIS OF CHANGES IN INTEREST INCOME AND EXPENSE (1)

                                                (DOLLARS IN THOUSANDS AND IN TAX EQUIVALENT BASIS)
                                               2003 COMPARED TO 2002        2002 COMPARED TO 2001
                                             --------------------------   --------------------------
                                             VOLUME    RATE       NET     VOLUME    RATE       NET
                                             ------   -------   -------   ------   -------   -------
Interest income
     Loans (including fees)(2)               $  304   $  (773)  $  (469)  $  776   $  (811)  $   (35)
     Investment securities - taxable            139      (463)     (324)      94      (274)     (180)
     Investment securities - tax-exempt(3)      (12)      (26)      (38)      48         4        52
     Other interest-earning assets              123      (133)      (10)    (142)     (307)     (449)
                                             ------   -------   -------   ------   -------   -------
            Interest income                     554    (1,395)     (841)     776    (1,388)     (612)

Interest expense
     Deposits
         Savings, NOW accounts, and
            money markets                        69      (288)     (219)     108      (651)     (543)
         Time deposits < $100,000               (41)     (238)     (279)      19      (525)     (506)
         Time deposits > $100,000                55      (170)     (115)     (74)     (422)     (496)
                                             ------   -------   -------   ------   -------   -------
            Total deposits                       83      (696)     (613)      53    (1,598)   (1,545)
     Other borrowed funds                                  (2)       (2)       3       (10)       (7)
                                             ------   -------   -------   ------   -------   -------
            Interest expense                     83      (698)     (615)      56    (1,608)   (1,552)

                                             ------   -------   -------   ------   -------   -------
     TE net interest income                  $  471   $  (697)  $  (226)  $  720   $   220   $   940
                                             ======   =======   =======   ======   =======   =======

Provision for Loan Losses

Provisions for loan losses reduce net interest income. The provision for loan losses reflects management's judgment of the expense to be recognized in order to maintain an adequate allowance for loan losses. For further discussion regarding the allowance for loan losses see the discussion on allowance for loan losses under Summary of Loan Loss Experience. The Company provided $0 for loan losses during 2003 compared to $213,000 in 2002 and $62,000 in 2001. The 2002 and 2001 provisions were primarily related to a significant increase in the Company's loan portfolio. Management anticipates that growth in the Company's loan portfolio would require increases in loan loss provisions during the year 2004.

Noninterest Income and Expense

Noninterest income (primarily service charges, and other operating income) and noninterest expenses (primarily salaries and employee benefits, occupancy, equipment, and other operating expenses) also impact net income.

Noninterest Income

Noninterest income during 2003, 2002, and 2001 totaled $1,469,000, $1,004,000, and $870,000, respectively, representing a 46.3 percent increase in 2003 over 2002 and a 15.4 percent increase in 2002 over 2001.

The increase in 2003 was primarily related to higher service charges on deposit accounts, a significant increase in loan origination fees on mortgage loans brokered, the amortization of the deferred gain on real estate held for investment, and other operating income partially offset by lower security gains. The increase in 2002 was primarily related to increased origination fees on mortgaged loans brokered and increased service charges on deposit accounts, partially offset by lower other operating income. The increase in origination fees on mortgage loans brokered in 2003 and 2002 was the result of borrowers refinancing their higher-rate one- to four-family home loans at the current low market interest rates and from the increased volume realized from the operations of Puget Sound Mortgage Brokers, purchased in 2002. In the event market interest rates rise, the Company may experience a decrease in origination fees. Other operating income, during 2002, included a $34,000 write-off of various fixed assets, which were discarded as a result of the Company's main office remodel.

Noninterest Expense

Noninterest expense during 2003, 2002, and 2001 totaled $6,247,000, $5,722,000, and $5,359,000, respectively, representing a 9.2 percent increase in 2003 over 2002 and a 6.8 percent increase in 2002 over 2001. The percentage of noninterest expense to average assets was 3.50 percent in 2003, compared to 3.47 percent and
3.44 percent during 2002 and 2001, respectively.

(1) The change in interest due to both volume and yield/rate has been allocated to change due to volume and change due to yield/rate in proportion to the absolute value of the change in each.

(2) Balances of nonaccrual loans, if any, and related income recognized have been included for computational purposes.

(3) Tax-exempt income has been converted to a tax-equivalent basis using an incremental rate of 34 percent.

                        Valley Community Bancshares, Inc.
                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The increase in 2003 was related to increased salaries and employee benefits, occupancy, operating, and other expenses associated with the opening of the new Kent and Gig Harbor facilities and the operation of Puget Sound Mortgage Brokers. Occupancy expense also increased as a result of higher depreciation expense resulting from the remodel of the Main Office facility during the fourth quarter of 2002. The increase in professional fees resulted from the merger of Puyallup Valley Bank and Valley Bank. The increase in 2002 was related to higher salaries and benefits and other expenses partially offset by lower occupancy and equipment expenses. Salary and employee benefits increased as a result of the opening of the Kent facility during September of 2002 and the operation of Puget Sound Mortgage Brokers beginning mid-May 2002. Occupancy and equipment expense decreased as a result of lower depreciation expense.

The Bank closed the Gig Harbor facility beginning 2004.

The following table sets forth information concerning the various components of the Company's noninterest expense for the past three years ended December 31, 2003, 2002, and 2001, respectively:

VALLEY COMMUNITY BANCSHARES, INC.
NONINTEREST EXPENSE

                                                             (DOLLARS IN THOUSANDS)
                                                           --------------------------
                                                            2003      2002      2001
                                                           ------    ------    ------
Noninterest Expense
      Salaries                                             $2,631    $2,419    $2,112
      Employee benefits                                       649       606       586
      Occupancy                                               556       497       551
      Equipment                                               444       462       527
      Operating                                               531       475       443
      Software                                                204       190       191
      Advertising and marketing                               177       138       115
      Professional                                            218       205       163
      Business and occupation tax                             137       146       123
      ATM and debit card                                      141        98        92
      Director                                                112        85        69
      Other                                                   447       401       387
                                                           ------    ------    ------
          Total noninterest expense                        $6,247    $5,722    $5,359
                                                           ======    ======    ======
          Ratio of noninterest expense to average assets     3.50%     3.47%     3.44%
                                                           ======    ======    ======

The Company's efficiency ratio, which is the ratio of noninterest expense to net interest income plus noninterest income, was 67.5 percent in 2003, compared to
63.5 percent and 67.4 percent during 2002 and 2001, respectively.

Provision for Income Taxes

The Company's provision for income taxes is a significant reduction of operating income. The provisions for 2003, 2002, and 2001 were $963,000, $954,000, and
$744,000, respectively. These amounts represent an effective taxing rate of 32 percent during 2003, 31 percent during 2002, and 29 percent during 2001. The Company's marginal tax rate is currently 34 percent. The difference between the Company's effective and marginal tax rate is primarily related to investments made in tax-exempt securities. The 2003 increase in the effective rate is primarily the result of a reduction in the percentage of interest earned on tax-exempt securities to taxable income.

CREDIT MANAGEMENT

The Company strives to achieve sound credit-risk management. In order to achieve this goal the Company has established stringent, centralized credit policies and uniform underwriting criteria for all loans. The Company emphasizes diversification in the types of loans offered, regular credit examinations, and quarterly reviews of large loans and of loans experiencing deterioration in credit quality. The Company attempts to identify potential problem loans early, charges off loans promptly, and maintains an adequate allowance for loan loss. In order to achieve sound credit-risk management, the Company has established certain credit guidelines for its lending portfolio.

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

The Company follows loan and interest-rate risk policies that have been approved by the Banks' Board of Directors and are overseen by the Executive Loan Committee, the Asset Liability Committee, and management. These policies establish lending limits, review and grading criteria, and other guidelines such as loan administration, the allowance for loan losses, and maturity and interest-rate repricing criteria. Loan applications are approved by the Bank's Board of Directors and/or designated officers in accordance with respective guidelines and underwriting policies of the Company. Loans to one borrower are limited by applicable state and federal banking laws and are further limited by internal limits. Credit limits generally vary according to the type of loan and the individual loan officer's experience.

                        Valley Community Bancshares, Inc.
                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Types of Loans

The following table sets forth the composition of the Company's loan portfolio for the past five years ending at December 31 (dollars in thousands):

VALLEY COMMUNITY BANCSHARES, INC.

LOAN PORTFOLIO

                                                                 OUTSTANDING BALANCE AT DECEMBER 31,
                                       -------------------------------------------------------------------------------------
                                             2003              2002             2001              2000              1999
                                       ---------------   --------------   ---------------   ---------------   --------------
Real estate
    Construction                       $         9,913   $        9,276   $        11,550   $         5,959   $        7,384
    Residential                                 12,095           15,080            14,690            16,701           15,867
    Commercial                                  65,114           55,266            54,187            52,620           40,254
Commercial                                      24,872           23,502            16,477            16,258           12,892
Consumer and other                               2,409            2,339             3,196             2,523            1,864
Lease                                               63               83               745               560              377
                                       ---------------   --------------   ---------------   ---------------   --------------
          Total loans                          114,466          105,546           100,845            94,621           78,638
Unearned income                                   (205)            (192)              (90)               (7)              (4)
                                       ---------------   --------------   ---------------   ---------------   --------------
          Net loans                    $       114,261   $      105,354   $       100,755   $        94,614   $       78,634
                                       ===============   ==============   ===============   ===============   ==============

The Company's loan portfolio primarily consists of commercial loans, residential real estate loans, and commercial real estate loans. At December 31, 2003, loans totaled approximately $114.3 million, which equals approximately 72.7 percent of total deposits and 62.7 percent of total assets. At December 31, 2003, the majority of loans were originated directly by the Company to borrowers within the Company's principal market area. As a result, the Company has significant risk because of a lack of geographical diversification. The Company mitigates this risk primarily by diversifying the loan portfolio by industry and customer and by strong credit underwriting criteria. At December 31, 2003, approximately 41 percent of the Company's loan portfolio had adjustable rate features and approximately 59 percent were fixed. Approximately 64 percent of adjustable rate loans adjust within a 12-month period and 90 percent of the Company's fixed-rate loan portfolio is scheduled to mature within a five-year period.

Commercial loans consist primarily of loans to businesses for various purposes, including revolving lines of credit, equipment loans, and letters of credit. These loans generally have short maturities, have either adjustable or fixed rates, and are unsecured or secured by inventory, accounts receivable, equipment, and/or real estate. The Company monitors portfolio diversification by industry and by customer. At December 31, 2003, approximately 78 percent had adjustable rates and 22 percent had fixed rates.

Real estate loans include various types of loans for which the Company holds real property as collateral, and consist of loans primarily on single-family residences and commercial properties. These loans generally are secured by a first priority lien but may also be secured by a second priority lien. Real estate loans typically have maturities extending to five years and have fixed or adjustable rate features. Construction loans are typically made to contractors to construct single-family residences and commercial buildings and generally have maturities to 18 months. Currently, the Company does not originate real estate for sale to the secondary market; however, the Company brokers real estate loans to other financial institutions for a fee. At December 31, 2003, approximately 70 percent of the Company's real estate loans were fixed rate and approximately 30 percent had adjustable rate features. However, 92 percent of the Company's real estate loans are scheduled to mature and have adjustable rates within a five-year period.

Consumer loans include various types of loans such as automobiles, boats and recreational vehicles, personal and home equity lines of credit, and other consumer orientated loans. At December 31, 2003, approximately 86 percent of the consumer loan portfolio had fixed rate and approximately 14 percent had adjustable rate features.

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

VALLEY COMMUNITY BANCSHARES, INC.

LOANS AS OF DECEMBER 31, 2003 (DOLLARS IN THOUSANDS)

                                                                              AFTER ONE
                                                                              YEAR BUT
                                                                WITHIN          WITHIN            AFTER
                                                               ONE YEAR       FIVE YEARS        FIVE YEARS         TOTAL
                                                            ------------   ---------------   --------------   --------------
Real estate
     Construction                                           $      5,199   $         4,559   $          155   $        9,913
     Residential                                                   1,858             5,386            4,851           12,095
     Commercial                                                    7,388            43,257           14,469           65,114
Commercial                                                        12,852            10,705            1,315           24,872
Consumer and other                                                   987             1,330               92            2,409
Lease                                                                 22                41                                63
                                                            ------------   ---------------   --------------   --------------
         Total loans                                        $     28,306   $        65,278   $       20,882   $      114,466
                                                            ============   ===============   ==============   ==============

Loan maturities after one year with:
     Fixed rates                                                           $        51,331   $        6,810
     Variable rates                                                                 13,947           14,072
                                                                           ---------------   --------------
                                                                           $        65,278   $       20,882
                                                                           ===============   ==============

Non-Performing Assets

Non-performing assets consist of: (1) nonaccrual loans; (2) loans 90 days or more past due; (3) restructured loans for which concessions, including the reduction of interest rates below a rate otherwise available to that borrower or the deferral of interest or principal, have been granted due to the borrower's weakened financial condition; and (4) other real estate owned.

The following table sets forth information concerning the Company's non-performing assets for the year ended December 31, 2003 (dollars in thousands).

VALLEY COMMUNITY BANCSHARES, INC.

NON-PERFORMING ASSETS

                                                                            YEAR ENDED DECEMBER 31,
                                                 -------------------------------------------------------------------------------
                                                       2003              2002             2001            2000          1999
                                                 ---------------     ------------   ---------------   ------------   -----------
Non-performing assets:
    Nonaccrual loans                             $            10     $          *   $           129   $          *   $         *
    Accruing loans 90 days or more past due
    Restructured loans                                                                          909
                                                 ---------------     ------------   ---------------   ------------   -----------
                                                              10                *             1,038              *             *
    Other real estate owned
                                                 ---------------     ------------   ---------------   ------------   -----------
          Total nonperforming assets             $            10     $          *   $         1,038   $          *   $         *
                                                 ===============     ============   ===============   ============   ===========

* For the years ended December 31, 2002, 2000, and 1999 there were no non-performing assets.

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

The gross income that would have been recorded on nonaccrual loans if the loans had been current and in accordance with their original terms during 2003 was insignificant. In 2002 and 2001 the gross income that would have been recorded was approximately $3,000 and $16,000, respectively. Interest recognized on the loan for 2002 was $3,000 and for 2003 and 2001 was insignificant.

                        Valley Community Bancshares, Inc.
                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Potential Problem Loans

At December 31, 2003, the Company had two potential problem commercial real estate loans totaling approximately $2,349,000. These loans are in addition to those categorized as non-performing listed above. Although these loans are currently classified as performing, management has information regarding credit weakness inherent in the loans, which may result in the borrowers' inability to comply with present loan repayment terms. As of December 31, 2003, the Company does not anticipate any losses associated with these credits, although there can be no assurances given in this regard.

Loan Concentrations

In addition to the loan categories discussed under loan types, the Company has additional loan concentrations exceeding 10 percent of total loans at December 31, 2003. They include loans to medical doctors and dentists in the amount of approximately $23.2 million and loans to nonresidential building contractors of approximately $14.8 million.

Summary of Loan Loss Experience

Changes in the Allowance for Loan Losses

The following table sets forth information regarding changes in the Company's allowance for loan losses for the most recent five years (dollars in thousands):

VALLEY COMMUNITY BANCSHARES, INC.

LOAN LOSS EXPERIENCE

                                                              ANALYSIS OF THE ALLOWANCE FOR LOAN LOSSES
                                                                       YEAR ENDED DECEMBER 31,
                                       -------------------------------------------------------------------------------------
                                             2003              2002             2001              2000              1999
                                       ---------------   --------------   ---------------   ---------------   --------------
Balance at beginning of period         $         1,388   $        1,156   $         1,096   $           959   $          883
      Charge-offs:
          Consumer and other                                          5                 6                20                8
                                       ---------------   --------------   ---------------   ---------------   --------------
                                                                      5                 6                20                8

      Recoveries:
          Commercial                                                 17
          Consumer and other                                          7                 4                12
                                       ---------------   --------------   ---------------   ---------------   --------------
                                                                     24                 4                12

      Net charge-offs (recoveries)                                  (19)                2                 8                8
      Provision for loan losses                                     213                62               145               84
                                       ---------------   --------------   ---------------   ---------------   --------------

Balance at end of period               $         1,388   $        1,388   $         1,156   $         1,096   $          959
                                       ===============   ==============   ===============   ===============   ==============

Average loans outstanding              $       110,859   $      106,666   $        96,855   $        87,934   $       72,135

Ratio of net charge-offs during the
period to average loans outstanding               0.00%           -0.02%             0.00%             0.01%            0.01%

Ratio of allowance for loan losses
to average loans outstanding                      1.25%            1.30%             1.19%             1.25%            1.33%

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

                        Valley Community Bancshares, Inc.
                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The majority of the Company's loan portfolio consists of commercial and single-family residential loans secured by real estate in the Puyallup and Pierce County area and also in the Auburn, Kent, and King County area. Real estate prices in this market are stable at this time. However, the ultimate collectibility of a substantial portion of the Company's loan portfolio may be susceptible to change in local market conditions in the future.

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

Breakdown of Allowance for Loan Losses by Category

The following table sets forth information concerning the Company's allocation of the allowance for loan losses (dollars in thousands):

VALLEY COMMUNITY BANCSHARES, INC.

LOAN LOSS EXPERIENCE

                                                      ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES
                                                                YEAR ENDED DECEMBER 31,
                            --------------------------------------------------------------------------------------------------
                                   2003                2002                  2001               2000                1999
                            -----------------   ------------------    ----------------    ----------------    ----------------
                               AMOUNT     % *     AMOUNT       % *      AMOUNT     % *      AMOUNT     % *      AMOUNT     % *
                            -----------   ---   ----------     ---    ---------    ---    ---------    ---    ---------    ---
Balance at end of period
applicable to:
    Real estate
        Construction        $       119     9%  $      111       9%   $     116     11%   $      60      6%   $      55     10%
        Residential                  73    11%          90      14%          15     15%          17     18%          16     20%
        Commercial                  781    56%         663      53%         428     54%         184     55%         141     51%
    Commercial                      249    22%         235      22%         165     16%         163     17%         129     16%
    Consumer and other               48     2%          47       2%          64      3%          50      3%          37      2%
    Lease financing                   1                  2                   15      1%          11      1%           4      1%
    Unallocated                     117    NA          240      NA          353     NA          611     NA          577     NA
                            -----------   ---   ----------     ---    ---------    ---    ---------    ---    ---------    ---
                            $     1,388   100%  $    1,388     100%   $   1,156    100%   $   1,096    100%   $     959    100%
                            ===========   ===   ==========     ===    =========    ===    =========    ===    =========    ===

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

The Company uses the historical loss experience method in conjunction with the specific identification method for calculation of the adequacy of allowance for loan losses. A six-year average historical loan loss rate is calculated. This experienced loss rate is applied to graded loans that are not adversely classified for a subtotal of needed allowance. Loans adversely classified are analyzed for potential loss on an individual basis. This subtotal is added to the experience subtotal and the total is compared to the allowance for loan losses.

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

                        Valley Community Bancshares, Inc.
                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

INVESTMENT PORTFOLIO

The following table sets forth the carrying values, by type, of the securities in the Company's portfolio (in thousands):

VALLEY COMMUNITY BANCSHARES, INC.

INVESTMENT PORTFOLIO

                                                                        OUTSTANDING BALANCE AT DECEMBER 31,
                                                              -----------------------------------------------------
                                                                    2003               2002               2001
                                                              ---------------    ---------------    ---------------
U.S. Treasury and U.S. Government corporations and agencies   $        13,721    $        10,888    $         9,579
States of the United States and political subdivisions                  7,778              5,727              6,851
Mortgage-backed securities                                             17,061             14,454             14,920
                                                              ---------------    ---------------    ---------------
      Total                                                   $        38,560    $        31,069    $        31,350
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

VALLEY COMMUNITY BANCSHARES, INC.

INVESTMENTS AS OF DECEMBER 31, 2003 (DOLLARS IN THOUSANDS)

                                                                            AFTER ONE      AFTER FIVE
                                                                             YEAR BUT       YEARS BUT
                                                              WITHIN          WITHIN         WITHIN          AFTER
                                                             ONE YEAR       FIVE YEARS      TEN YEARS      TEN YEARS       TOTAL
                                                          -------------   -------------   -------------   ------------   ----------
U.S. Treasury and U.S. Government
   corporations and agencies                              $       1,001   $      11,225   $       1,075   $        420   $   13,721
States of the United States and political subdivisions              361           2,484           4,933                       7,778
Mortgage-backed securities                                          197           3,094           5,767          8,003       17,061

                                                          -------------   -------------   -------------   ------------   ----------
          Total                                           $       1,559   $      16,803   $      11,775   $      8,423   $   38,560
                                                          =============   =============   =============   ============   ==========

Weighted average yield *
U.S. Treasury and U.S. Government
   corporations and agencies                                       3.41%           2.51%           1.92%          1.74%        2.51%
States of the United States and political subdivisions             4.87%           3.65%           4.00%                       3.93%
Mortgage-backed securities                                         6.60%           3.23%           4.06%          3.41%        3.63%

                                                          -------------   -------------   -------------   ------------   ----------
          Total                                                    4.15%           2.81%           3.84%          3.33%        3.29%
                                                          =============   =============   =============   ============   ==========

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

VALLEY COMMUNITY BANCSHARES, INC.

DEPOSITS

                                                               AVERAGE DEPOSITS BY TYPE
                               ----------------------------------------------------------------------------------------------
                                     2003              2002                2001                2000                1999
                               ---------------   ----------------   ----------------    ------------------   ----------------
                                 AMOUNT   RATE     AMOUNT    RATE     AMOUNT    RATE       AMOUNT     RATE    AMOUNT     RATE
                               ---------  ----   ----------  ----   ----------  ----    -----------   ----   --------    ----
Non-interest-bearing demand    $  31,609         $   28,001         $   25,092          $    23,484          $ 22,737
Interest-bearing demand           23,389  0.24%      20,070  0.29%      17,982  0.75%        16,345   1.03%    16,279    1.19%
Money market                      38,322  0.82%      35,880  1.33%      34,434  2.58%        30,672   3.60%    28,963    3.26%
Savings                           15,621  0.47%      13,469  0.96%      10,828  1.68%        11,119   1.96%    12,392    2.08%
Time certificates <$100,000       23,461  1.94%      24,936  2.95%      24,562  5.05%        22,699   5.31%    21,019    4.67%
Time certificates >$100,000       21,366  1.69%      18,951  2.52%      20,647  4.71%        17,797   5.48%    12,582    4.59%
                               ---------         ----------         ----------          -----------          --------
                               $ 153,768         $  141,307         $  133,545          $   122,116          $113,972
                               =========         ==========         ==========          ===========          ========

Certificates of Deposit

The following table shows the amounts and remaining maturities of certificates of deposit that had balances of more than $100,000 at December 31 (dollars in thousands):

VALLEY COMMUNITY BANCSHARES, INC.

DEPOSIT MATURITY

                                                                 OUTSTANDING BALANCE AT DECEMBER 31,
                                      -----------------------------------------------------------------------------------
                                            2003              2002             2001             2000            1999
                                      ----------------  ---------------  ---------------  ---------------  --------------
3 months or less                      $         12,157  $        10,486  $        10,409  $        10,599  $        7,235
Over 3 through 12 months                         7,986            9,321            7,761            8,696           6,820
Over 12 through 36 months                          888            1,182              255              459             500
Over 36 months                                     626              407
                                      ----------------  ---------------  ---------------  ---------------  --------------
          Total                       $         21,657  $        21,396  $        18,425  $        19,754  $       14,555
                                      ================  ===============  ===============  ===============  ==============

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

Cash flows from operations contribute significantly to liquidity, as do proceeds from maturities of securities and increasing customer deposits. As indicated on the Company's Consolidated Statement of Cash Flows, net cash from operating activities contributed $2.7 million to liquidity in 2003, $2.7 million in 2002, and $2.6 million in 2001. The majority of the Company's funding comes from customer deposits within its operating region. Customer deposits provided $9.8 million in 2003, $12.7 million in 2002 and $9.7 million in 2001. In 2003, demand, money market and savings accounts provided the majority of the deposit growth. In 2002, certificates of deposit, demand deposits, and savings deposits provided the majority of deposit growth. These funds were from local businesses and consumers and are considered by management as a stable source of funds.

Other important sources of liquidity are investments in federal funds and interest-bearing deposits with banks, and the Company's Investment Portfolio. The Company maintains a ladder of securities that provides prepayments and payments at maturity and a portfolio of available-for-sale securities that could be converted to cash quickly. Proceeds from maturities of securities provided $19.2 million in 2003, $9.9 million in 2002, and $15.1 million in 2001.

                        Valley Community Bancshares, Inc.
                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Borrowing represents an important long-term and manageable source of liquidity based on the Company's ability to raise new funds and renew maturing liabilities in a variety of markets. The Bank is a member of the Federal Home Loan Bank of Seattle and has committed lines of credit up to 10 percent of assets. In addition, the Bank has committed line-of-credit agreements totaling approximately $9.5 million from unaffiliated banks with various maturities.

The Company's total stockholders' equity increased to $23.7 million at December 31, 2003, from $22.5 million at December 31, 2002. At December 31, 2003, stockholders' equity was 12.98 percent of total assets, compared to 13.08 percent at December 31, 2002. The increase in stockholders' equity was the result of net income earned in 2003 exceeding dividends paid. The Company may continue decreasing the equity to total asset ratio through the growth of assets and through future stock repurchase in order to improve the return on average equity. At December 31, 2003, the Company held approximately $23.5 million cash on hand and due from banks, interest-bearing deposits with banks, and federal funds sold. In addition, at such date $38.6 million of the Company's investments were classified as available-for-sale.

The capital levels of the Company exceed applicable regulatory guidelines at December 31, 2003. Management believes the Company's capital will be adequate to fund any future start-up and related costs associated with any new branches until they can achieve the deposit and loan levels necessary to be profitable.

The market value of available-for-sale securities was greater than book value at both December 31, 2003, and December 31, 2002, primarily as a result of low market interest rates, which resulted in net unrealized gains in the investment portfolio. In the event market interest rates increase, the market value of the Company's investment portfolio may decrease. Because changes in the market value of available-for-sale securities are a component of other comprehensive income, within stockholders' equity, a decrease in market value of securities would negatively impact stockholders' equity. At December 31, 2003, the Company performed a simulation analysis of changes in the market value of the investment portfolio given a 300 basis point increase in interest rates. The analysis indicated a decrease in market value of approximately $1.3 million net of federal income tax. Although stockholders' equity would be reduced by approximately 5.5 percent, the Company would still be well in excess of capital adequacy requirements in the event the Company would be required to liquidate these securities for unforeseen liquidity needs.

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

CONTRACTUAL OBLIGATIONS AND COMMITMENTS

The following table sets forth the Company's long-term contractual obligations (dollars in thousands):

VALLEY COMMUNITY BANCSHARES, INC.

CONTRACTUAL OBLIGATIONS AND COMMITMENTS

                                                                       PAYMENTS DUE PER PERIOD
                                         -------------------------------------------------------------------------------
                                              TOTAL        LESS THAN 1 YEAR     1 - 3 YEARS    3 - 5 YEARS    THEREAFTER
                                         --------------  --------------------  -------------  -------------   ----------
Other borrowed funds                     $          580  $                580  $              $               $
Operating lease commitments                         355                    82            160            113
                                         --------------  --------------------  -------------  -------------   ----------
      Total                              $          935  $                662  $         160  $         113   $
                                         ==============  ====================  =============  =============   ==========

OFF-BALANCE-SHEET COMMITMENTS

The Bank has commitments to extend credit that may have an impact on the Company's liquidity position. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the commitment. Commitments generally have fixed expiration dates. Since some commitments are expected to expire without being drawn upon, the total commitment amounts do not represent future cash requirements. The Company's experience suggests customers draw on approximately 75 percent of loan commitments. Commitments to extend credit at December 31, 2003 and 2002 were $21.5 and $19.8 million, respectively.

VALLEY COMMUNITY BANCSHARES, INC.

OFF-BALANCE-SHEET COMMITMENTS

                                                               AMOUNT OF COMMITMENT EXPIRATION PER PERIOD
                                       --------------------------------------------------------------------------------------
                                            TOTAL         LESS THAN 1 YEAR      1 - 3 YEARS    3 - 5 YEARS      THEREAFTER
                                       ---------------   -------------------   -------------  -------------  ----------------
Commitments to extend credit           $        21,403   $            16,268   $         578  $         366  $          4,191
Standby letters of credit                          120                    20             100

                                       ---------------   -------------------   -------------  -------------  ----------------
       Total                           $        21,523   $            16,288   $         678  $         366  $          4,191
                                       ===============   ===================   =============  =============  ================

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

The simulation model used by the Company combines the significant factors that affect interest rate sensitivity into a comprehensive earnings simulation. Earning assets and interest-bearing liabilities with longer lives may be subject to more volatility than those with shorter lives. The model accounts for these differences in its simulations. At December 31, 2003, the simulation modeled the impact of assumptions that interest rates would increase or decrease 200 basis points. Results indicated the Company was positioned so equity would not drop below that point where the Company, for regulatory purposes, would no longer continue to be classified "well capitalized." It should be emphasized that the model is static in nature and does not take into consideration possible management actions to minimize the impact on equity. Management also matches assets and liabilities on a maturity gap analysis and repricing gap analysis to assist in interest rate sensitivity measurement.

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

The simulation model process provides a dynamic assessment of interest rate sensitivity, whereas a static interest rate gap table is compiled as of a point in time. The model simulations differ from a traditional gap analysis because a traditional gap analysis does not reflect the multiple effects of interest-rate movement on the entire range of assets and liabilities, and ignores the future impact of new business strategies.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

The Company's results of operations are largely dependent upon its ability to manage market risks. Changes in interest rates can have a significant effect on the Company's financial condition and results of operation. Other types of market risk such as foreign currency exchange rate risk and commodity price risk do not arise in the normal course of the Bank's business activities. The Company does not use interest rate risk-management products such as interest rate swaps, hedges, or derivatives, nor does management intend to use such products in the future. All of the Company's transactions are denominated in U.S. Dollars. Approximately 41 percent of the Company's loan portfolio has interest rates that are variable. Fixed-rate loans are generally made with a term of five years or less.

The following tables (dollars in thousands) set forth the expected maturity of the Company's interest-earning assets and interest-bearing liabilities. The expected maturities are presented on a contractual basis, adjusted for expected prepayments. Actual maturities may differ from expected maturities because of prepayment, early withdrawal of deposits, and competition.

VALLEY COMMUNITY BANCSHARES, INC.

EXPECTED MATURITY

                                                                OUTSTANDING BALANCE AT DECEMBER 31, 2003
                                                                                                                          ESTIMATED
                                                                                                             CUMULATIVE     FAIR
                                           2004         2005      2006       2007      2008     THEREAFTER      TOTAL       VALUE
                                        ----------   --------   --------   -------   --------   ----------   ----------   ---------
Interest-earning assets:
   Interest-bearing deposits with
     banks                              $    6,508   $  1,995   $          $         $          $            $    8,503   $   8,516
     Weighted average interest rate           2.18%      2.13%                                                     2.17%
   Federal funds sold                        9,765                                                                9,765       9,765
     Weighted average interest rate           0.81%                                                                0.81%
   Investment securities (1)
     Fixed rate                              4,905     10,127      3,513     2,009      2,559        6,722       29,835      29,835
        Weighted average interest rate        3.56%      2.72%      3.19%     3.70%      3.82%        3.92%        3.23%
     Variable rate                           1,725      1,448      1,006       778        602        3,166        8,725       8,725
        Weighted average interest rate        3.38%      3.32%      3.38%     3.37%      3.37%        2.83%        3.21%

   Loans
     Fixed rate                             10,045      7,271      9,321    12,522     22,015        6,375       67,549      67,434
        Weighted average interest rate        7.04%      7.20%      7.13%     6.84%      6.32%        6.35%        6.74%
     Variable rate                          25,577      5,126      2,489     1,865      2,294        9,361       46,712      46,803
        Weighted average interest rate        5.68%      5.61%      5.87%     5.93%      5.35%        6.37%        5.81%
   Other earning assets                                                                                372          372         372
     Weighted average interest rate                                                                   5.00%        5.00%
                                        ----------   --------   --------   -------   --------   ----------   ----------   ---------
       Total interest-earning assets    $   58,525   $ 25,967   $ 16,329   $17,174   $ 27,470   $   25,996   $  171,461   $ 171,450
                                        ==========   ========   ========   =======   ========   ==========   ==========   =========

(1) Yield on tax-exempt obligations has not been computed on a tax-equivalent basis.

                        Valley Community Bancshares, Inc.
                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

VALLEY COMMUNITY BANCSHARES, INC.
EXPECTED MATURITY

                                                                 OUTSTANDING BALANCE AT DECEMBER 31, 2003
                                                                                                                          ESTIMATED
                                                                                                             CUMULATIVE     FAIR
                                         2004         2005        2006     2007        2008    THEREAFTER       TOTAL       VALUE
                                      ----------    --------    -------   -------    -------   ----------    ----------   ---------
Interest-bearing liabilities:
   Interest-bearing demand            $   24,110    $           $         $          $         $             $   24,110   $  24,110
    Weighted average interest rate          0.19%                                                                  0.19%
   Savings and money market               55,518                                                                 55,518      55,518
    Weighted average interest rate          0.60%                                                                  0.60%
   Time deposits < $100,000               18,764       1,437        153       738        164           15        21,271      21,286
    Weighted average interest rate          1.26%       1.89%      2.92%     4.68%      2.97%        1.48%         1.45%
   Time deposits > $100,000               20,159         690        203       414        191                     21,657      21,737
    Weighted average interest rate          1.05%       2.65%      3.34%     4.81%      3.37%                      1.22%
   Other borrowed funds                      580                                                                    580         580
    Weighted average interest rate          0.91%                                                                  0.91%
                                      ----------    --------    -------   -------    -------   ----------    ----------   ---------
     Total interest-bearing
       liabilities                    $  119,131    $  2,127    $   356   $ 1,152    $   355   $       15    $  123,136   $ 123,231
                                      ==========    ========    =======   =======    =======   ==========    ==========   =========

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

To more accurately predict the Company's interest rate exposure, a financial analysis to analyze the change in the net interest margin from a changing rate environment is provided below. This estimate of interest rate sensitivity takes into account the differing time intervals and rate- change increments of each type of interest-sensitive asset and liability. It then measures the projected impact of changes in market interest rates on the Company's net interest income, net interest margin, and return on equity.

Based on a financial analysis performed as of December 31, 2003, which takes into account how the specific interest rate scenario would be expected to affect each interest-earning asset and each interest-bearing liability, the Company estimates that changes in the prime interest rate would affect the Company's performance as follows.

VALLEY COMMUNITY BANCSHARES, INC.

FINANCIAL ANALYSIS

                                                                                 INCREASE (DECREASE) IN
                                                         ------------------------------------------------------------------
                                                             NET INTEREST                 NET INTEREST            RETURN ON
                                                               INCOME                      MARGIN (1)              EQUITY
                                                         -------------------          ----------------------      ---------
                                                                                      (DOLLARS IN THOUSANDS)
(Current prime rate is 4.00%)
Prime rate increase of:
       100 basis points to 5.00%                         $              (229)                 -0.17%                -0.61%
       200 basis points to 6.00%                         $              (237)                 -0.20%                -0.63%
Prime rate decrease of:
       100 basis points to 3.00%                         $               (75)                 -0.10%                -0.20%
       200 basis points to 2.00%                         $              (106)                 -0.14%                -0.29%

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

                        Valley Community Bancshares, Inc.
                          INDEPENDENT AUDITOR'S REPORT

TO THE BOARD OF DIRECTORS AND STOCKHOLDERS
VALLEY COMMUNITY BANCSHARES, INC.

We have audited the accompanying consolidated balance sheet of Valley Community Bancshares, Inc. and subsidiaries (the Company) as of December 31, 2003 and 2002, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2003. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Valley Community Bancshares, Inc. and subsidiary as of December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

/s/ Moss Adams LLP
-----------------------
Moss Adams LLP

Everett, Washington
February 6, 2004

                        Valley Community Bancshares, Inc.
                        CONSOLIDATED FINANCIAL STATEMENTS
                           CONSOLIDATED BALANCE SHEET
                             (DOLLARS IN THOUSANDS)

                                                                                              DECEMBER 31,
                                                                                         ---------------------
                                                                                           2003         2002
                                                                                         --------     --------
ASSETS
       Cash and due from banks                                                           $  5,199     $  4,847
       Interest-bearing deposits with banks                                                 8,503       22,191
       Federal funds sold                                                                   9,765        1,734
       Securities available-for-sale                                                       38,560       31,069
       Federal Home Loan Bank stock                                                           372          398
                                                                                         --------     --------

                                                                                           62,399       60,239

       Loans                                                                              114,261      105,354
       Less allowance for loan  losses                                                      1,388        1,388
                                                                                         --------     --------

                   Loans, net                                                             112,873      103,966
                                                                                         --------     --------

       Accrued interest receivable                                                            681          727
       Premises and equipment, net                                                          5,850        6,096
       Real estate held for investment                                                                     224
       Other assets                                                                           417          459
                                                                                         --------     --------

                   Total assets                                                          $182,220     $171,711
                                                                                         ========     ========

 LIABILITIES
       Deposits
             Non-interest-bearing                                                        $ 34,675     $ 29,119
             Interest-bearing                                                             122,556      118,317
                                                                                         --------     --------

                   Total deposits                                                         157,231      147,436

       Other borrowed funds                                                                   580          750
       Accrued interest payable                                                               145          295
       Other liabilities                                                                      611          775
                                                                                         --------     --------

                   Total liabilities                                                      158,567      149,256
                                                                                         --------     --------

 STOCKHOLDERS' EQUITY
       Common stock, par value $1 per share; 5,000,000 shares authorized;
             1,175,267 and 1,115,994 shares issued and outstanding in 2003 and 2002,
             respectively                                                                   1,175        1,116
       Additional paid-in capital                                                          16,903       15,527
       Retained earnings                                                                    5,204        5,219
       Accumulated other comprehensive income, net of tax                                     371          593
                                                                                         --------     --------

                   Total stockholders' equity                                              23,653       22,455
                                                                                         --------     --------

                   Total liabilities and stockholders' equity                            $182,220     $171,711
                                                                                         ========     ========

   The accompanying notes are an integral part of these consolidated financial statements.

                        Valley Community Bancshares, Inc.
                        CONSOLIDATED FINANCIAL STATEMENTS
                        CONSOLIDATED STATEMENT OF INCOME
               (DOLLARS IN THOUSANDS EXCEPT FOR PER-SHARE AMOUNTS)

                                                                                   YEAR ENDED DECEMBER 31,
                                                                         ----------------------------------------
                                                                            2003           2002           2001
                                                                         ----------     ----------     ----------
INTEREST INCOME
       Interest and fees on loans                                        $    7,605     $    8,074     $    8,109
       Interest on federal funds sold and deposits in banks                     319            322            767
       Securities available-for-sale                                          1,113          1,462          1,608
       Dividends on Federal Home Loan Bank stock                                 21             28             32
                                                                         ----------     ----------     ----------

                 Total interest income                                        9,058          9,886         10,516
                                                                         ----------     ----------     ----------

INTEREST EXPENSE
       Interest on deposits                                                   1,263          1,876          3,421
       Interest on federal funds and other short-term borrowings                  5              7             14
                                                                         ----------     ----------     ----------

                 Total interest expense                                       1,268          1,883          3,435
                                                                         ----------     ----------     ----------

                 Net interest income                                          7,790          8,003          7,081

PROVISION FOR LOAN LOSSES                                                                      213             62
                                                                         ----------     ----------     ----------

                 Net interest income after provision for loan losses          7,790          7,790          7,019
                                                                         ----------     ----------     ----------

NONINTEREST INCOME
       Service charges                                                          473            465            387
       Gain on sale of investment securities, net                                36             54             54
       Gain on sale of real estate held for investment                          211
       Origination fees on mortgage loans brokered                              375            189            114
       Other operating income                                                   374            296            315
                                                                         ----------     ----------     ----------

                 Total noninterest income                                     1,469          1,004            870
                                                                         ----------     ----------     ----------

NONINTEREST EXPENSE
       Salaries                                                               2,631          2,419          2,112
       Employee benefits                                                        649            606            586
       Occupancy                                                                556            497            551
       Equipment                                                                444            462            527
       Other operating expenses                                               1,967          1,738          1,583
                                                                         ----------     ----------     ----------

                 Total noninterest expense                                    6,247          5,722          5,359
                                                                         ----------     ----------     ----------

INCOME BEFORE INCOME TAX                                                      3,012          3,072          2,530

PROVISION FOR INCOME TAX                                                        963            954            744
                                                                         ----------     ----------     ----------

NET INCOME                                                               $    2,049     $    2,118     $    1,786
                                                                         ==========     ==========     ==========

EARNINGS PER SHARE
       Basic                                                             $     1.75     $     1.79     $     1.50
       Diluted                                                           $     1.74     $     1.77     $     1.48
       Weighted average shares outstanding                                1,172,561      1,182,840      1,187,256
       Weighted average diluted shares outstanding                        1,178,261      1,197,096      1,206,709

   The accompanying notes are an integral part of these consolidated financial statements.

                        Valley Community Bancshares, Inc.
                        CONSOLIDATED FINANCIAL STATEMENTS
            CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                             (DOLLARS IN THOUSANDS)

                                                                                         ACCUMULATED
                             COMMON STOCK     ADDITIONAL                                    OTHER            TOTAL
                         ------------------     PAID-IN    COMPREHENSIVE   RETAINED     COMPREHENSIVE     STOCKHOLDERS'
                          SHARES     AMOUNT    CAPITAL        INCOME       EARNINGS   INCOME (LOSS), NET      EQUITY
                         ---------  -------   ----------   -------------   --------   ------------------  -------------
BALANCE, 12/31/2000      1,133,588  $ 1,134   $   16,322                   $  2,613     $          56     $      20,125

Net income                                                 $       1,786      1,786                               1,786

Other comprehensive income
  Unrealized gain on securities,
  Net of $128 tax                                                    249                          249               249
                                                           -------------

Comprehensive income                                       $       2,035
                                                           =============

Common stock redeemed      (20,239)     (20)        (486)                                                          (506)

Cash dividend                                                                  (623)                               (623)

Common stock exercised
  Under stock option plan   13,401       13          117                                                            130
                         ---------  -------   ----------                   --------     -------------     -------------

BALANCE, 12/31/2001      1,126,750    1,127       15,953                      3,776               305            21,161

Net income                                                 $       2,118      2,118                               2,118

Other comprehensive income
  Unrealized gain on securities,
  Net of $149 tax                                                    288                          288               288
                                                           -------------

Comprehensive income                                       $       2,406
                                                           =============

Common stock redeemed      (21,824)     (22)        (524)                                                          (546)

Cash dividend                                                                  (675)                               (675)

Common stock exercised
  Under stock option plan   11,068       11           98                                                            109
                         ---------  -------   ----------   -------------   --------     -------------     -------------

BALANCE, 12/31/2002      1,115,994    1,116       15,527                      5,219               593            22,455

Net income                                                 $       2,049      2,049                               2,049

Other comprehensive income
  Unrealized loss on securities,
  Net of $115 tax benefit                                           (222)                        (222)             (222)
                                                           -------------

Comprehensive income                                       $       1,827
                                                           =============

Cash dividend                                                                  (675)                               (675)

Stock dividend              55,552       55        1,334                     (1,389)

Common stock exercised
  Under stock option plan    3,721        4           42                                                             46

                         ---------  -------   ----------                   --------     -------------     -------------
BALANCE, 12/31/2003      1,175,267  $ 1,175   $   16,903                   $  5,204     $         371     $      23,653
                         =========  =======   ==========                   ========     =============     =============

   The accompanying notes are an integral part of these consolidated financial statements.

                        Valley Community Bancshares, Inc.
                        CONSOLIDATED FINANCIAL STATEMENTS
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                                                                  YEAR ENDED DECEMBER 31,
                                                                                             -------------------------------
                                                                                               2003        2002       2001
                                                                                             ---------   --------   --------
CASH FLOWS FROM OPERATING ACTIVITIES
        Net income                                                                           $   2,049   $  2,118   $  1,786
        Adjustments to reconcile net income to net cash from operating activities:
              Provisions for loan losses                                                                      213         62
              Depreciation and software amortization                                               470        362        462
              Deferred income tax                                                                   11          4         36
              Net amortization on securities                                                       354        200         83
              FHLB stock dividends                                                                 (21)       (28)       (31)
              Gain on sale of securities available-for-sale                                        (36)       (54)       (54)
              Loss on sale of premises and equipment                                                           41          5
              Gain on sale of real estate held for investment                                      211
              Amortization of deferred gain on sale of real estate held for investment            (211)
              Amortization on intangibles                                                           42         29
        Changes in operating assets and liabilities:
              Decrease in accrued interest receivable                                               46         50        175
              Decrease (increase) in other assets                                                    1       (195)       153
              Decrease in accrued interest payable                                                (150)       (95)      (207)
              Increase (decrease) in other liabilities                                             (60)        57        146
                                                                                             ---------   --------   --------
                    Net cash from operating activities                                           2,706      2,702      2,616
                                                                                             ---------   --------   --------

CASH FLOWS FROM INVESTING ACTIVITIES
        Net increase in federal funds sold                                                      (8,031)    (1,734)
        Net increase in interest-bearing deposits with banks                                    13,688     (8,108)    (3,960)
        Purchase of securities available-for-sale                                              (34,983)   (14,848)   (18,365)
        Proceeds from sales of securities available-for-sale                                     7,607      5,567      3,055
        Proceeds from maturities of securities available-for-sale                               19,230      9,853     15,070
        Redemption of stock in FHLB                                                                 47        108
        Net increase in loans                                                                   (8,907)    (4,580)    (6,143)
        Additions to premises and equipment                                                       (225)      (593)      (586)
        Purchase of intangibles                                                                              (144)
        Proceeds from the sale of real estate held for investment                                  224
                                                                                             ---------   --------   --------
                    Net cash from investing activities                                         (11,350)   (14,479)   (10,929)
                                                                                             ---------   --------   --------

CASH FLOWS FROM FINANCING ACTIVITIES
        Net increase in deposits                                                                 9,795     12,736      9,653
        Net increase (decrease) in other borrowed funds                                           (122)       416       (223)
        Payment on other borrowed money                                                            (48)
        Cash dividends paid                                                                       (675)      (675)      (623)
        Common stock redeemed                                                                                (546)      (506)
        Stock options exercised                                                                     46        109        130
                                                                                             ---------   --------   --------
                    Net cash from financing activities                                           8,996     12,040      8,431
                                                                                             ---------   --------   --------

NET INCREASE IN CASH AND DUE FROM BANKS                                                            352        263        118

CASH AND DUE FROM BANKS, beginning of year                                                       4,847      4,584      4,466
                                                                                             ---------   --------   --------
CASH AND DUE FROM BANKS, end of year                                                         $   5,199   $  4,847   $  4,584
                                                                                             =========   ========   ========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
        Cash payments for
              Interest                                                                       $   1,418   $  1,978   $  3,642
                                                                                             =========   ========   ========
              Income taxes                                                                         878        971        661
                                                                                             =========   ========   ========

SUPPLEMENTAL DISCLOSURE OF NONCASH ACTIVITIES
        Distribution of five percent stock dividend                                          $   1,389   $          $
                                                                                             =========   ========   ========
        Unrealized gains (losses) on securities available-for-sale                                (337)       437        377
                                                                                             =========   ========   ========
        Deferred tax on unrealized gains (losses) on securities available-for-sale                 115       (149)      (128)
                                                                                             =========   ========   ========
        Held-to-maturity securities transferred to securities available-for-sale                                         279
                                                                                             =========   ========   ========

   The accompanying notes are an integral part of these consolidated financial statements.

                        Valley Community Bancshares, Inc.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS

The Company is a Washington State bank holding company headquartered in Puyallup, Washington. The Company conducts its business primarily through its wholly owned bank subsidiary, Valley Bank.

The Company's main office is located in Puyallup, Washington, which also serves as the main office of Valley Bank. The Company provides a full range of commercial banking services to small and medium-sized businesses, professionals, and other individuals through banking offices located in Puyallup, Auburn, and Kent, Washington, and their environs.

BASIS OF PRESENTATION

The consolidated financial statements include the accounts of Valley Community Bancshares, Inc. (the "Company") and its wholly owned subsidiary Valley Bank (the "Bank"). All significant intercompany transactions and balances have been eliminated in consolidation.

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

INTEREST-BEARING DEPOSITS WITH BANKS

Interest-bearing deposits with banks include interest-bearing deposits at the Federal Home Loan Bank and certificates of deposit in financial institutions located throughout the United States of America. All certificates of deposit are under the FDIC insurance limit.

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

Premiums and discounts are recognized in interest income using the interest method over the period to maturity. The Company had no trading securities at December 31, 2003 and 2002.

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

LOANS

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off, are reported at their outstanding principal, and are adjusted for any charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans and unamortized premiums or discounts on purchased loans. Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield of the related loan.

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

The majority of the Company's loan portfolio consists of commercial loans and single-family residential loans secured by real estate in the Puyallup and Pierce County area and also in the Auburn, Kent, and King County area. Real estate prices in this market are stable at this time. However, the ultimate collectibility of a substantial portion of the Company's loan portfolio may be susceptible to change in local market conditions in the future.

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

Building and improvements           10 - 40 years
Furniture, fixtures, and equipment  3 - 10 years

REAL ESTATE HELD FOR INVESTMENT

Real estate held for investment is property that was acquired for resale. The property is recorded at the lower of cost or fair value and is periodically evaluated to determine that the carrying value does not exceed the fair value of the property. The property was sold during 2003.

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

RESTRICTED ASSETS

Federal Reserve Board Regulations require maintenance of certain minimum reserve balances on deposit with the Federal Reserve Bank. The amounts of such balances on deposit were approximately $2,039,000 and $1,090,000 at December 31, 2003 and 2002, respectively.

COMPREHENSIVE INCOME

Comprehensive income includes net income and other comprehensive income, which refers to unrealized gains and losses that under accounting principles generally accepted in the United States of America are excluded from net income.

RECLASSIFICATION

Certain amounts in the 2002 and 2001 consolidated financial statements have been reclassified to conform to the 2003 presentation. These reclassifications had no effect on net income.

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

At December 31, 2003, the Company has a stock-based employee compensation plan, which is described more fully in Note 14. The Company accounts for the plan under recognition and measurement principles of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations using the intrinsic value method. No stock-based employee compensation cost is reflected in net income, as all options granted under the plan had an exercise price equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition method as provided under FASB Statement No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation.

In thousands, except for per-share amounts

                                                                  2003      2002      2001
                                                                 ------    ------    ------
Pro forma disclosures
     Net income as reported                                      $2,049    $2,118    $1.786

     Additional compensation for fair value of stock options        (12)      (10)       (8)
                                                                 ------    ------    ------

Pro forma net income                                             $2,037    $2,108    $1,778
                                                                 ======    ======    ======

Earnings per share
     Basic
        As reported                                              $ 1.75    $ 1.79    $ 1.50
                                                                 ======    ======    ======

        Pro forma                                                $ 1.74    $ 1.78    $ 1.50
                                                                 ======    ======    ======
     Diluted
        As reported                                              $ 1.74    $ 1.77    $ 1.48
                                                                 ======    ======    ======

        Pro forma                                                $ 1.73    $ 1.76    $ 1.47
                                                                 ======    ======    ======

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

ADVERTISING COSTS

The Company expenses advertising costs as they are incurred. The amounts expensed during 2003, 2002, and 2001 were $177,000, $138,000, and $115,000, respectively.

                        Valley Community Bancshares, Inc.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

IMPACT OF NEW ACCOUNTING ISSUES

During the year 2003 the Financial Accounting Standard Board issued the following accounting standards:

In January 2003, FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities (VIE). It defined a VIE as a corporation, partnership, trust, or any other legal structure used for the business purpose that either (a) does not have equity investors with voting rights or (b) has equity investors that do not provide sufficient financial resources for the entity to support its activities. This interpretation will require a VIE to be consolidated by a company if that company is subject to a majority of the risk of loss from the VIE's activities or entitled to receive a majority of the entity's residual return. The provisions of interpretation No. 46 are required to be applied immediately to VIEs created after January 31, 2003. The Company does not have any VIE and accordingly the implementation of the Interpretation did not result in an impact on its financial position or results of operations.

In April 2003, FASB issued Statement No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities. This Statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities. This Statement is effective for contracts entered into or modified after June 30, 2003. Adoption of the Statement did not result in an impact on the Company's statement of financial position or results of operations.

In May 2003, FASB issued Statement No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. This Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). Many of those instruments were previously classified as equity. This Statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatory redeemable financial instruments of nonpublic entities. Adoption of the Statement did not result in an impact on the Company's statement of financial position or results of operations.

                        Valley Community Bancshares, Inc.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - INVESTMENT SECURITIES

At December 31, 2003, there are approximately 20 investment securities that have fair values less than amortized cost and therefore contain unrealized losses. The Company has evaluated these securities and has determined that the decline in value is temporary and is related to the change in market interest rates since purchase. The decline in value is not related to any company or industry specific event. The Company anticipates full recovery of amortized cost with respect to these securities at maturity or sooner in the event of a more favorable market interest rate environment.

Investment securities have been classified according to management's intent. The carrying amount of securities and their estimated fair values are as follows (dollars in thousands):

DECEMBER 31, 2003

                                                            GROSS      GROSS UNREALIZED LOSSES    ESTIMATED
                                          AMORTIZED       UNREALIZED   LESS THAN      12 MONTHS      FAIR
SECURITIES AVAILABLE-FOR-SALE               COST            GAINS      12 MONTHS       OR MORE      VALUE
                                          ---------       ----------   ---------      ---------   ---------
U.S. Treasury and U.S. Government
   corporations and agencies              $  13,614        $    109     $     2       $           $  13,721
State and political subdivisions              7,421             361           4                       7,778
Mortgage-backed securities                   16,964             151          54                      17,061
                                          ---------        --------     -------       ---------   ---------

                                          $  37,999        $    621     $    60       $           $  38,560
                                          =========        ========     =======       =========   =========

DECEMBER 31, 2002

                                                            GROSS      GROSS UNREALIZED LOSSES    ESTIMATED
                                          AMORTIZED       UNREALIZED   LESS THAN      12 MONTHS      FAIR
SECURITIES AVAILABLE-FOR-SALE               COST            GAINS      12 MONTHS       OR MORE      VALUE
                                          ---------       ----------   ---------      ---------   ---------
U.S. Treasury and U.S. Government
    corporations and agencies             $  10,662       $      226   $              $           $  10,888
State and political subdivisions              5,404              323                                  5,727
Mortgage-backed securities                   14,104              350                                 14,454
                                          ---------       ----------   ---------      ---------   ---------

                                          $  30,170       $      899   $              $           $  31,069
                                          =========       ==========   =========      =========   =========

At December 31, 2003, there are approximately 96 investment securities with an estimated fair value of $30,457,000 and with estimated unrealized gains of $621,000.

The amortized cost and estimated market value of securities available-for-sale at December 31, 2003, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without prepayment penalties.

                                             AVAILABLE-FOR-SALE
                                         ----------------------------
                                                           ESTIMATED
                                          AMORTIZED          FAIR
                                             COST            VALUE
                                          ---------       ----------
Due in one year or less                   $   1,548       $    1,559
Due from one to five years                   16,579           16,803
Due from five to ten years                   11,476           11,775
Due after ten years                           8,396            8,423
                                          ---------       ----------

      Totals                              $  37,999       $   38,560
                                          =========       ==========

Proceeds from sales of available-for-sale investment securities were $7,607,000, $5,567,000, and $3,055,000, in 2003, 2002, and 2001, respectively.

Gross gains from the sales of available-for-sale investment securities were $65,000, $64,000, and $54,000 in 2003, 2002, and 2001, respectively. The Company incurred gross losses of $29,000, $10,000, and $0 in 2003, 2002 and 2001, respectively.

Investments in state and political subdivisions represent purchases of municipal bonds located in Washington State. The debt obligations were all within the credit ratings acceptable under the Company's investment policy.

Investment securities with a book value of $3,484,000 and $3,398,000 at 2003 and 2002, respectively, have been pledged to secure public deposits, as required by law, and other purposes. The estimated fair value of these pledged securities was $3,584,000 and $3,518,000 at December 31, 2003 and 2002, respectively.

                        Valley Community Bancshares, Inc.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 - LOANS

The major classifications of loans at December 31 are summarized as follows (dollars in thousands):

                                              2003               2002
                                           --------           --------
Real estate
      Construction                         $  9,913           $  9,276
      Residential                            12,095             15,080
      Commercial                             65,114             55,266
Commercial                                   24,872             23,502
Consumer and other                            2,409              2,339
Lease                                            63                 83
                                           --------           --------

                                            114,466            105,546
Less deferred loan fees, net                   (205)              (192)
                                           --------           --------

      Totals                               $114,261           $105,354
                                           ========           ========

Contractual maturities of loans as of December 31, 2003, are as shown below. Actual maturities may differ from contractual maturities because individual borrowers may have the right to prepay loans with or without prepayment penalties.

                                           WITHIN 1 YEAR   1 - 5 YEARS   AFTER 5 YEARS    TOTAL
                                           -------------   -----------   -------------   --------
Commercial                                   $  12,852     $   10,705     $    1,315     $ 24,872
Real estate, commercial                          7,388         43,257         14,469       65,114
Real estate, construction                        5,199          4,559            155        9,913
Real estate, residential                         1,858          5,386          4,851       12,095
Consumer and other                                 987          1,330             92        2,409
Lease                                               22             41                          63
                                             ---------     ----------     ----------     --------

                                             $  28,306     $   65,278     $   20,882     $114,466
                                             =========     ==========     ==========     ========

                                                                  1 - 5 YEARS     AFTER 5 YEARS
                                                                  -----------     -------------
Loans maturing after one year with:
        Fixed rates                                                $ 51,331        $    6,810
        Variable rates                                               13,947            14,072
                                                                   --------        ----------

                                                                   $ 65,278        $   20,882
                                                                   ========        ==========

The Company has no loans classified as impaired at December 31, 2003 and 2002, respectively. Therefore, no allocation of the allowance for possible credit losses was considered necessary to allocate to impaired loans at December 31, 2003 and 2002.

                        Valley Community Bancshares, Inc.
                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 - ALLOWANCE FOR LOAN LOSSES

Changes in the allowance for loan losses are summarized as follows (dollars in thousands):

                               2003        2002        2001
                             --------    --------    -------
Balance, beginning of year   $  1,388    $  1,156    $ 1,096
Provision for loan losses                     213         62
Additions from recoveries                      24          4
Loans charged off                              (5)        (6)
                             --------    --------    -------

Balance, end of year         $  1,388    $  1,388    $ 1,156
                             ========    ========    =======

NOTE 5 - PREMISES AND EQUIPMENT

Premises and equipment at December 31 consisted of the following (dollars in thousands):

                                        2003          2002
                                     ----------    ----------
Equipment, furniture, and fixtures   $    2,736    $    2,700
Land and buildings                        6,409         6,360
                                     ----------    ----------
                                          9,145         9,060
Less accumulated depreciation            (3,295)       (2,964)
                                     ----------    ----------

                                     $    5,850    $    6,096
                                     ==========    ==========

Depreciation expense on premises and equipment totaled $392,000 in 2003, $362,000 in 2002, and $462,000 in 2001.

NOTE 6 - DEPOSITS

Interest-bearing deposits at December 31 consisted of the following (dollars in thousands):

                                           2003          2002
                                        ----------    -----------
Demand accounts                         $   24,110    $    21,733
Money market accounts                       39,018         35,506
Savings accounts                            16,500         14,343
Certificates of deposit over $100,000       21,657         21,340
Other certificates of deposit               21,271         25,395
                                        ----------    -----------

                                        $  122,556    $   118,317
                                        ==========    ===========

At December 31, 2003, the scheduled maturities of certificates of deposit are as follows (dollars in thousands):

2004    $  38,881
2005        2,128
2006          346
2007        1,189
2008          384
        ---------

        $  42,928
        =========

                        Valley Community Bancshares, Inc.
                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 - OTHER BORROWED FUNDS

Other borrowed funds at December 31 consist of the following (dollars in thousands):

                              2003        2002
                             -------    --------
Treasury tax and loan note   $   532    $    654
Other borrowed money              48          96
                             -------    --------

                             $   580    $    750
                             =======    ========

Other borrowed money represents a borrowing arrangement made in connection with the purchase of various assets from Puget Sound Mortgage Brokers during 2002. The obligation is unsecured and is scheduled to be repaid in two equal annual installments plus interest at a rate of 2.88 percent.

In addition, the Company participates in the Treasury Tax and Loan Investment Program of the Federal Reserve Bank. In accordance with federal regulation the Bank is permitted to borrow Treasury Tax and Loan funds by executing an open-ended interest-bearing note to the Federal Reserve Bank of San Francisco. Interest is payable weekly, and is computed at 0.25 percent below the Federal Fund interest rate. The note is secured by U.S. Government obligations with a par value of $1,000,000.

NOTE 8 - CREDIT ARRANGEMENTS

The Bank is a member of the Federal Home Loan Bank of Seattle. As a member, the Bank has a committed line of credit up to 10 percent of total assets. Borrowings generally provide for interest at the then-current published rates. There were no borrowings outstanding at December 31, 2003 and 2002. During 2002, the maximum amount of borrowings outstanding totaled $395,000. The average amount of borrowings outstanding during 2002 was $16,000. The average weighted interest rate paid on those borrowings was 2.21 percent during 2002. There were no borrowings outstanding during 2003 and 2001.

At December 31, 2003, committed line-of-credit agreements totaling approximately $9,500,000 were available to the Company from unaffiliated banks with maturities that range from June 2004 to July 2004. Such lines generally provide for interest at the then-existing federal funds rate. There were no borrowings outstanding under these credit arrangements at December 31, 2003 and 2002. There were no borrowings outstanding during 2003, 2002, and 2001.

NOTE 9 - INCOME TAXES

The components of the provision for federal income tax expense for the years ended December 31, are as follows (dollars in thousands):

            2003     2002     2001
           ------   ------   -----
Current    $  952   $  950   $ 708
Deferred       11        4      36
           ------   ------   -----

           $  963   $  954   $ 744
           ======   ======   =====

A reconciliation of the effective income tax rate with the federal statutory rate is as follows (dollars in thousands):

                                2003                2002               2001
                         -----------------    ----------------    ---------------
                           AMOUNT     RATE     AMOUNT     RATE    AMOUNT     RATE
                         ----------   ----    --------    ----    -------    ----
Federal income tax at
      statutory rates    $    1,023     34%   $  1,044      34%   $   860      34%

Effect of tax-exempt
      interest income           (89)    -3%        (95)     -3%       (89)     -4%
Other                            29      1%          5                (27)     -1%
                         ----------   ----    --------    ----    -------    ----
                         $      963     32%   $    954      31%   $   744      29%
                         ==========   ====    ========    ====    =======    ====

                        Valley Community Bancshares, Inc.
                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 - INCOME TAXES (CONTINUED)

The following are the significant components of deferred tax assets and liabilities at December 31 (dollars in thousands):

                                         2003      2002
                                       -------    ------
Deferred tax assets
      Allowance for loan losses        $   398    $  401
      Deferred compensation                100        85
      Other                                 22        15
                                       -------    ------

                                           520       501
                                       -------    ------
Deferred tax liabilities
      Accumulated depreciation             271       240
      Unrealized gain on securities
      available-for-sale                   191       306
      Other                                 80        81
                                       -------    ------

                                           542       627
                                       -------    ------

 Net deferred tax asset (liability)    $   (22)   $ (126)
                                       =======    ======

The Company believes, based on available information, that all deferred tax assets will be realized in the normal course of business; therefore, these assets have not been reduced by a valuation allowance.

NOTE 10 - STOCKHOLDERS' EQUITY AND REGULATORY CAPITAL

The Company and Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of the Company's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios (set forth in the following table) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2003, that the Company meets all capital adequacy requirements to which it is subject.

As of December 31, 2003, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Company must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

                        Valley Community Bancshares, Inc.
                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 - STOCKHOLDERS' EQUITY AND REGULATORY CAPITAL (CONTINUED)

The Company's actual capital amounts and ratios are also presented in the table (dollars in thousands):

                                                                                                          TO BE WELL
                                                                                                       CAPITALIZED UNDER
                                                                                                            PROMPT
                                                                              FOR CAPITAL              CORRECTIVE ACTION
                                                  ACTUAL                   ADEQUACY PURPOSES              PROVISIONS
                                          ----------------------         ---------------------         -----------------
                                            AMOUNT       RATIO             AMOUNT      RATIO            AMOUNT     RATIO
                                          ----------   ---------         ----------   --------         ---------   -----
As of December 31, 2003:
Total Capital
     (to Risk-weighted assets)
        Valley Community Bancshares       $   24,597   18.70% > or =     $   10,524   8.00% > or =     $  13,154   10.00%
        Valley Bank                       $   22,928   17.43% > or =     $   10,524   8.00% > or =     $  13,154   10.00%

Tier I Capital
     (to Risk-weighted assets)
        Valley Community Bancshares       $   23,209   17.64% > or =     $    5,262   4.00% > or =     $   7,893    6.00%
        Valley Bank                       $   21,540   16.37% > or =     $    5,262   4.00% > or =     $   7,893    6.00%

Tier I Capital
     (to Average assets)
        Valley Community Bancshares       $   23,209   12.68% > or =     $    7,324   4.00% > or =     $   9,155    5.00%
        Valley Bank                       $   21,540   11.76% > or =     $    7,324   4.00% > or =     $   9,155    5.00%

As of December 31, 2002:
Total Capital
     (to Risk-weighted assets)
        Valley Community Bancshares       $   23,135   19.09% > or =     $    9,965   8.00% > or =     $  12,119   10.00%
        Puyallup Valley Bank              $   15,925   16.01% > or =     $    7,960   8.00% > or =     $   9,950   10.00%
        Valley Bank                       $    4,113   20.84% > or =     $    1,579   8.00% > or =     $   1,973   10.00%

Tier I Capital
     (to Risk-weighted assets)
        Valley Community Bancshares       $   21,747   17.94% > or =     $    4,848   4.00% > or =     $   7,271    6.00%
        Puyallup Valley Bank              $   14,750   14.82% > or =     $    3,980   4.00% > or =     $   5,970    6.00%
        Valley Bank                       $    3,900   19.76% > or =     $      789   4.00% > or =     $   1,184    6.00%

Tier I Capital
     (to Average assets)
        Valley Community Bancshares       $   21,747   12.64% >or=       $    6,881   4.00% > or =     $   8,601    5.00%
        Puyallup Valley Bank              $   14,750    9.94% >or=       $    5,933   4.00% > or =     $   7,417    5.00%
        Valley Bank                       $    3,900   17.96% >or=       $      869   4.00% > or =     $   1,086    5.00%

                        Valley Community Bancshares, Inc.
                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

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

                                  2003         2002
                                ---------    --------
Commitments to extend credit    $  21,403    $ 19,767
Standby letters of credit             120          10
                                ---------    --------

                                $  21,523    $ 19,777
                                =========    ========

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

(b) OPERATING LEASE COMMITMENTS - The Company leases its operating facilities under agreements, which expire between January 2004 and May 2008, subject to the Company's option to extend the lease term under those agreements. The agreements require the Company to pay certain operating expenses. The approximate annual commitment for rental space under these operating leases is summarized as follows (dollars in thousands):

YEAR ENDING
DECEMBER 31,
------------
    2004       $  82
    2005          80
    2006          80
    2007          80
    2008          33
               -----

               $ 355
               =====

Rental expense charged to operations was $111,000, $80,000, and $102,000 for the years ended December 31, 2003, 2002, and 2001, respectively.

(c) LEGAL PROCEEDINGS - The Company and its subsidiary are from time to time defendants in and are threatened with various legal proceedings arising from their regular business activities. Management, after consulting with legal counsel, is of the opinion that the ultimate liability, if any, resulting from these and other pending or threatened actions and proceedings will not have a material effect on the financial position or results of operation of the Company and its subsidiary.

                        Valley Community Bancshares, Inc.
                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

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

Such loans had aggregate balances and activity during 2003, 2002, and 2001 as follows (dollars in thousands):

                                   2003         2002          2001
                                ----------   ----------    ----------
Balance at beginning of year    $    2,355   $    2,926    $    2,550
New loans or advances                  730        1,071         3,366
Repayments                          (1,399)      (1,642)       (2,990)
                                ----------   ----------    ----------

Balance at end of year          $    1,686   $    2,355    $    2,926
                                ==========   ==========    ==========

Deposits from related parties totaled approximately $1,600,000, $1,605,000, and $5,332,000 at December 31, 2003, 2002, and 2001, respectively.

NOTE 13 - EMPLOYEE BENEFITS

The Company has a 401(k) defined contribution plan for those employees who meet the eligibility requirements set forth in the plan. Contributions to the plan, adopted in January 1987, are at the discretion of the Company's Board of Directors. Eligible employees can contribute up to the lesser of $13,000 or 100 percent of compensation. The Company made no contributions to the plan in 2003, 2002, or 2001.

The Company also has a noncontributory profit-sharing plan covering substantially all employees. Contributions to the plan are at the discretion of the Company's Board of Directors, and totaled $122,900, $127,100, and $107,500 in 2003, 2002, and 2001, respectively.

NOTE 14 - STOCK OPTION PLAN

The Company has a qualified incentive stock option plan that provides for the awarding of stock options to certain officers and employees of the Company. The awarding of stock options is at the discretion of the Board of Directors. Options granted under the plan vest under a schedule determined by the Board of Directors and expire up to ten years from the date of the grant. The exercise price of all options granted under the plan is equal to the fair value of the common stock on the date of the grant. Average exercise price per share, number of shares authorized, available for grant, granted, exercised, outstanding, and currently exercisable reflect the dilutive effect of stock dividends and stock splits.

The pro forma information, as reported in Note 1 under the caption Stock Option Plan, regarding net income and earnings per share, is required by Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, as amended. The pro forma information recognizes, as compensation, the estimated fair value of stock options granted using an option valuation model known as the Black-Scholes model. Pro forma earnings per share amounts reflect an adjustment as if the fair value of the options were recognized as compensation for the period.

For the most part, variables and assumptions are used in the model. For the periods 2003, 2002, and 2001, respectively, the risk-free interest rate averaged
3.14 percent, 4.97 percent, and 4.75 percent, the dividend yield rate was 2.0 percent, 2.4 percent, and 2.2 percent, the price volatility was 15.6 percent in 2003 and was not meaningful in 2002 and 2001, and the weighted average expected life of the options has been measured at five years during 2003 and seven years during 2002 and 2001.

The fair value of options issued in 2003, 2002, and 2001 was estimated at $82,000, $35,000, and $5,000, respectively. The remaining unrecognized compensation for fair value of stock options was approximately $105,000 as of December 31, 2003.

Management believes that the variables and assumptions used in the options-pricing model are subjective and represent only one estimate of possible value.

                        Valley Community Bancshares, Inc.
                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14 - STOCK OPTION PLAN (CONTINUED)

Information with respect to option transactions is summarized as follows:

                                              EXERCISE     CURRENTLY       OPTIONS
                                AUTHORIZED     PRICE       EXERCISED     OUTSTANDING    EXERCISABLE
                                ----------   ----------    ----------    -----------    -----------
Balance, December 31, 2000       259,070     $    19.78       117,304         56,714         31,964

     Granted                                      28.00                        5,000
     Exercised                                     9.70        13,401        (13,401)       (13,401)
     Expired and forfeitures
     Vested
                                 -------     ----------       -------        -------        -------

Balance, December 31, 2001       259,070          23.43       130,705         48,313         18,563

     Granted                                      26.00                       13,000
     Exercised                                     9.88        11,068        (11,068)       (11,068)
     Expired and forfeitures
     Vested                                                                                  15,250
                                 -------     ----------       -------        -------        -------

Balance, December 31, 2002       259,070          27.08       141,773         50,245         22,745

     Granted                                      30.00                       18,376
     Stock dividend                2,510                                       2,510          1,384
     distributed
     Exercised                                    12.46         3,721         (3,721)        (3,721)
     Expired and forfeitures                                                 (20,476)       (15,750)
     Vested                                                                                  18,650
                                 -------     ----------       -------        -------        -------

Balance, December 31, 2003       261,580     $    25.63       145,494         46,934         23,308
                                 =======     ==========       =======        =======        =======

Additional financial data pertaining to outstanding stock options is as follows:

                                        WEIGHTED AVERAGE                                             WEIGHTED AVERAGE
                                           REMAINING         WEIGHTED AVERAGE        NUMBER         EXERCISE PRICE OF
   RANGE OF              NUMBER OF         CONTRACTUAL       EXERCISE PRICE OF     EXERCISABLE         EXERCISABLE
EXERCISE PRICES        OPTION SHARES     LIFE (IN YEARS)       OPTION SHARES      OPTION SHARES       OPTION SHARES
---------------        -------------    ----------------     -----------------    -------------     -----------------
$ 11.75 - 11.78             4,146              0.07          $           11.76        4,146         $           11.76
          22.68             5,512              3.89                      22.68        5,512                     22.68
          24.76            13,650              8.46                      24.76
          26.67             5,250              7.07                      26.67
          30.00            18,376              5.71                      30.00       13,650                     30.00
                       ----------       -----------          -----------------    ---------         -----------------

                           46,934              5.95          $           25.63       23,308         $           25.02
                       ==========       ===========          =================    =========         =================

NOTE 15 - EARNINGS PER SHARE

The numerators and denominators of basic and fully diluted earnings per share are as follows:

Dollars in thousands, except for per-share amounts:

                                                     2003          2002          2001
                                                 ------------  ------------  ------------
Net income (numerator)                           $      2,049  $      2,118  $      1,786
                                                 ============  ============  ============

Shares used in the calculation (denominator)
    Weighted average shares outstanding             1,172,561     1,182,840     1,187,256
    Effect of dilutive stock options                    5,700        14,256        19,453
    Fully diluted shares                            1,178,261     1,197,096     1,206,709
                                                 ============  ============  ============

Basic earnings per share                         $       1.75  $       1.79  $       1.50
                                                 ============  ============  ============

Diluted earnings per share                       $       1.74  $       1.77  $       1.48
                                                 ============  ============  ============

                        Valley Community Bancshares, Inc.
                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

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

The estimated fair values of the Company's financial instruments at December 31 are as follows (dollars in thousands):

                                                             2003                    2002
                                                  ------------------------   ----------------------
                                                   CARRYING        FAIR      CARRYING     FAIR
                                                    AMOUNT        VALUE       AMOUNT      VALUE
                                                  ----------   -----------   ---------   ----------
Financial assets:
     Cash and due from banks, interest-bearing
     deposits
        with banks, and federal funds sold        $   23,467   $    23,480   $  28,772   $   28,772
     Securities                                       38,560        38,560      31,069       31,069
     Federal Home Loan Bank stock                        372           372         398          398
     Loans                                           114,261       114,237     105,354      107,261
Financial liabilities:
     Deposits                                        157,231       157,326     147,436      147,674
     Other borrowed funds                                580           580         750          750

                        Valley Community Bancshares, Inc.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17 - PARENT COMPANY (ONLY) FINANCIAL INFORMATION

Condensed balance sheet at December 31, 2003 and 2002 (dollars in thousands):

                                                                          2003          2002
                                                                        ---------     ---------
ASSETS
             Cash and due from Bank                                     $   1,675     $   1,168
             Investment in Bank                                            21,983        19,358
             Other assets                                                                 1,970
                                                                        ---------     ---------
                     Total assets                                       $  23,658     $  22,496
                                                                        =========     =========
LIABILITIES
             Accounts payable                                           $       5     $      41
                                                                        ---------     ---------
                     Total liabilities                                          5            41
TOTAL STOCKHOLDERS' EQUITY                                                 23,653        22,455
                                                                        ---------     ---------
                     Total liabilities and stockholders' equity         $  23,658     $  22,496
                                                                        =========     =========

Condensed statement of income for the years ended December 31, 2003, 2002, and 2001 (dollars in thousands):

                                                          2003          2002       2001
                                                       --------       -------    ---------
INCOME
         Dividend from Bank                           $  1,200       $ 1,200    $   1,200
         Other income                                       25            62           77
                                                      --------       -------    ---------
                   Total income                          1,225         1,262        1,277
                                                      --------       -------    ---------
EXPENSES
         Other expenses                                     76           114           99
                                                      --------       -------    ---------
                   Total expenses                           76           114           99
NET INCOME BEFORE FEDERAL INCOME TAX AND
         EQUITY IN UNDISTRIBUTED INCOME OF BANK          1,149         1,148        1,178
INCOME TAX BENEFIT                                          17             3           22
                                                      --------       -------    ---------
NET INCOME BEFORE EQUITY IN UNDISTRIBUTED
         INCOME OF BANK                                  1,166         1,151        1,200
EQUITY IN UNDISTRIBUTED INCOME OF BANK                     883           967          586
                                                      --------       -------    ---------
NET INCOME                                            $  2,049       $ 2,118    $   1,786
                                                      ========       =======    =========

                        Valley Community Bancshares, Inc.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17 - PARENT COMPANY (ONLY) FINANCIAL INFORMATION (CONTINUED)

Condensed statement of cash flows for the years ended December 31, 2003, 2002, and 2001 (dollars in thousands):

                                                                                        2003        2002       2001
                                                                                       -------    -------    --------
CASH FLOWS FROM OPERATING ACTIVITIES
        Net income                                                                     $ 2,049    $ 2,118    $  1,786
        Adjustments to reconcile net income to net cash from operating activities
               Distributions received in excess of subsidiary bank income                 (883)      (967)       (586)
               Other operating activities                                                  (30)        67          36
                                                                                       -------    -------    --------

               Net cash from operating activities                                        1,136      1,218       1,236
                                                                                       -------    -------    --------

CASH FLOWS FROM INVESTING ACTIVITIES
        Purchase of premises and equipment                                                                         (6)
                                                                                       -------    -------    --------

               Net cash from investing activities                                                                  (6)
                                                                                       -------    -------    --------
CASH FLOWS FROM FINANCING ACTIVITIES
        Sale of common stock                                                                46        109         130
        Repurchase of common stock                                                                   (546)       (506)
        Dividend                                                                          (675)      (675)       (623)
                                                                                       -------    -------    --------

               Net cash from financing activities                                         (629)    (1,112)       (999)

NET INCREASE IN CASH                                                                       507        106         231

CASH, beginning of year                                                                  1,168      1,062         831
                                                                                       -------    -------    --------
CASH, end of year                                                                      $ 1,675    $ 1,168    $  1,062
                                                                                       =======    =======    ========

NOTE 18 - BUSINESS SEGMENTS

Beginning January 1999 and through December 2002, the Company owned two community-banking institutions, Puyallup Valley Bank and Valley Bank. These banks were managed at the subsidiary bank level. Each subsidiary bank had a board of directors and an executive management team responsible for the operation and performance of the respective subsidiary bank.

On January 17, 2003, the Company merged the subsidiary banks into one community bank named Valley Bank. In addition, the company consolidated its board of directors and executive management team into a new organizational structure, while converting separated banking systems into a single operation. As a result of these system and organizational changes, the financial information that is used by the chief operating decision maker in allocating resources and assessing performance is only provided for one reportable segment for the year ended December 31, 2003. Prior periods have been restated to reflect the change in segment reporting.

NOTE 19 - SUBSEQUENT EVENTS

DIVIDENDS - On January 22, 2004, the Board of Directors of the Company declared a cash dividend of $0.60 per share and a 5 percent stock dividend. The dividends were paid during February 2004 to those shareholders of record on December 31, 2003. The cash dividend was approximately $705,000 and the stock dividend was approximately 58,700 shares.

                        Valley Community Bancshares, Inc.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 20 - SUMMARY OF QUARTERLY FINANCIAL INFORMATION - UNAUDITED

Quarterly financial information for the years ended December 31, 2003 and 2002 is summarized as follows:

VALLEY COMMUNITY BANCSHARES, INC.
(DOLLARS IN THOUSANDS, EXCEPT PER-SHARE AMOUNTS)

                                                      FIRST          SECOND         THIRD         FOURTH      YEAR ENDED
                     2003                            QUARTER        QUARTER        QUARTER       QUARTER      DECEMBER 31,
                     ----                          -----------    ------------    ----------    ----------    ------------
STATEMENT OF INCOME DATA
   Interest income                                 $     2,289    $      2,298    $    2,246    $    2,225    $      9,058
   Interest expense                                        379             331           297           261           1,268
                                                   -----------    ------------    ----------    ----------    ------------
       Net interest income                               1,910           1,967         1,949         1,964           7,790
   Provision for loan losses
                                                   -----------    ------------    ----------    ----------    ------------
       Net interest income after provision for
        loan losses                                      1,910           1,967         1,949         1,964           7,790
   Noninterest income                                      339             332           460           338           1,469
   Noninterest expense                                   1,604           1,530         1,531         1,582           6,247
                                                   -----------    ------------    ----------    ----------    ------------
    Income before provision for income tax                 645             769           878           720           3,012
   Provision for income tax                                200             242           288           233             963
                                                   -----------    ------------    ----------    ----------    ------------
    Net income                                     $       445    $        527    $      590    $      487    $      2,049
                                                   ===========    ============    ==========    ==========    ============

PER-SHARE DATA
   Basic earnings per share                        $      0.38    $       0.45    $     0.50    $     0.42    $       1.75
   Diluted earnings per share                      $      0.38    $       0.45    $     0.50    $     0.41    $       1.74
   Weighted average shares outstanding               1,171,546       1,171,968     1,173,200     1,173,530       1,172,561
   Weighted average diluted shares outstanding       1,176,251       1,176,673     1,177,992     1,182,128       1,178,261

                                                      FIRST         SECOND         THIRD         FOURTH        YEAR ENDED
                     2002                            QUARTER        QUARTER        QUARTER       QUARTER      DECEMBER 31,
                     ----                          -----------    ------------    ----------    ----------    ------------
STATEMENT OF INCOME DATA
   Interest income                                 $     2,416    $      2,464    $    2,533    $    2,473    $      9,886
   Interest expense                                        503             477           469           434           1,883
                                                   -----------    ------------    ----------    ----------    ------------
     Net interest income                                 1,913           1,987         2,064         2,039           8,003
   Provision for loan losses                                31              60            76            46             213
                                                   -----------    ------------    ----------    ----------    ------------
     Net interest income after provision for
      loan losses                                        1,882           1,927         1,988         1,993           7,790
   Noninterest income                                      244             215           202           343           1,004
   Noninterest expense                                   1,325           1,395         1,430         1,572           5,722
                                                   -----------    ------------    ----------    ----------    ------------
     Income before provision for income tax                801             747           760           764           3,072
   Provision for income tax                                251             239           257           207             954
                                                   -----------    ------------    ----------    ----------    ------------
     Net income                                    $       550    $        508    $      503    $      557    $      2,118
                                                   ===========    ============    ==========    ==========    ============

PER-SHARE DATA
   Basic earnings per share                        $      0.46    $       0.43    $     0.43    $     0.47    $       1.79
   Diluted earnings per share                      $      0.46    $       0.43    $     0.42    $     0.46    $       1.77
   Weighted average shares outstanding               1,183,088       1,183,088     1,183,116     1,182,068       1,182,840
   Weighted average diluted shares outstanding       1,194,410       1,194,275     1,193,927     1,205,771       1,197,096

                        Valley Community Bancshares, Inc.
                 MARKET PRICE OF AND DIVIDENDS ON COMMON EQUITY
                         AND RELATED STOCKHOLDER MATTERS

MARKET PRICE OF AND DIVIDENDS ON COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Nature of Trading Market

At February 13, 2004, the Company had approximately 725 shareholders of record. The stock is not traded on any exchange or automated quotation system, and there is no firm that makes a market in the stock. Shareholders who typically purchase stock for investment have held the stock. Therefore, there is no active trading market for the stock and no assurance can be given that an active trading market for the stock will develop. During 2003, there were 39 transfers known to the Company. These transfers involved a total of 9,872 shares. Sales prices have been from $25 to $32 per share during 2003 to the Company's best knowledge. The last trade occurred on December 4, 2003, and was for 100 shares of Common Stock at a price of $32 per share. This price is not necessarily indicative of the fair market value of the stock, nor is the Company necessarily aware of all transfers or the price of those transfers.

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

Dividend History

The Company (Puyallup Valley Bank prior to July 1, 1998) has paid, since Puyallup Valley Bank's inception in 1973, a combination of stock and cash dividends to its shareholders. Since 1993, Puyallup Valley Bank has paid a stock dividend of 5 percent per year and a cash dividend of 50(cent) per share per year. Since July 1, 1998, the Company paid a cash dividend of 38(cent) during 1998, a 12(cent) dividend during 1999, a 50(cent) dividend during 2000, a 55(cent) dividend during 2001, a 60(cent) dividend during 2002, and a 60(cent) dividend and a 5 percent stock dividend during 2003. On January 21, 2004, the Board of Directors of the Company declared a cash dividend of 60(cent) per share and a 5 percent stock dividend, which was paid during February 2004 to those shareholders of record on December 31, 2003.

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

ANNUAL MEETING

The Company will hold its annual meeting of stockholders on April 29, 2004, at 7:00 p.m., in the Georgian Room at the Best Western Park Plaza Hotel, in Puyallup, Washington.

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

In accordance with federal regulations to facilitate more informed decision-making by depositors, we will provide an Annual Disclosure Statement containing financial information for the last two years. This information will be updated each year-end and be available by March 31. To obtain a copy of the Annual Disclosure Statement, please write to:

Corporate Secretary
Valley Community Bancshares Inc.
P.O. Box 578, Puyallup, WA 98371

[FDIC LOGO]

This annual report is furnished to shareholders and customers of the Company pursuant to the requirements of the Federal Deposit Insurance Corporation (FDIC) to provide an annual disclosure statement. This statement has not been reviewed or confirmed for accuracy or relevance by the FDIC.